UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 2, 2026

Peakstone Realty Trust
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-41686	46-4654479
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1520 E. Grand Avenue, El Segundo, California		90245
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 606-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
Common shares, $0.001 par value per share	PKST	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On February 2, 2026, Peakstone Realty Trust, a Maryland real estate investment trust (the “Company”), PKST OP, L.P., a Delaware limited partnership and a majority owned subsidiary of the Company (the “Operating Partnership” and, together with the Company, the “Company Parties”), BSREP V Neon Pooling REIT L.P., BSREP V Neon Pooling Non-REIT L.P. and BSREP V Brookfield Neon Sub L.P., each a Delaware limited partnership (collectively, “Parent”), Neon REIT Merger Sub LLC, a Delaware limited liability company and a subsidiary of Parent (“REIT Merger Sub”), and Neon OP Merger Sub LLC, a Delaware limited liability company and a subsidiary of Parent (“Operating Merger Sub” and, collectively with REIT Merger Sub and Parent, the “Parent Parties”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, (i) Operating Merger Sub will be merged with and into the Operating Partnership, with the Operating Partnership surviving the merger (the “Surviving Partnership” and such merger, the “Partnership Merger”) and (ii) immediately following the consummation of the Partnership Merger, REIT Merger Sub will be merged with and into the Company, with the Company surviving the merger (the “Surviving Entity” and such merger, the “Company Merger” and, together with the Partnership Merger, the “Mergers” and collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”). Upon completion of the Company Merger, Parent (or subsidiaries thereof) will be the sole common shareholders of the Surviving Entity, and the Surviving Partnership will be wholly owned by Parent and the Surviving Entity (or subsidiaries thereof). Each capitalized term used herein but not otherwise defined has the meaning given to it in the Merger Agreement.

The Mergers and the other Transactions were unanimously approved and declared advisable by the board of trustees of the Company (the “Company Board”).

Treatment of Common Stock

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Company Merger (the “Company Merger Effective Time”), each common share, par value $0.001 per share, of the Company (the “Company Common Shares”) that is issued and outstanding immediately prior to the Company Merger Effective Time will be automatically cancelled and converted into the right to receive an amount in cash equal to $21.00 per share, without interest (the “Company Merger Consideration”).

Notwithstanding the foregoing, each issued and outstanding Company Common Share held by the Parent Parties or any of their respective subsidiaries or any of the Acquired Companies (as defined below) as of the Company Merger Effective Time will be automatically cancelled and will cease to exist, and no consideration will be paid, nor will any right inure or be made with respect to such Company Common Shares in connection with or as a consequence of the Mergers.

Treatment of Operating Partnership Common Units

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Partnership Merger (the “Partnership Merger Effective Time”), each common unit of the Operating Partnership (each, an “Operating Partnership Common Unit”) that is issued and outstanding immediately prior to the Partnership Merger Effective Time will be automatically cancelled and converted into the right to receive an amount in cash equal to the product of (i) the REIT Shares Amount (as defined in the Eighth Amended and Restated Limited Partnership Agreement of the Operating Partnership, dated as of April 13, 2023, by and between the Company and the limited partners party thereto, as amended, in effect on such date with respect to such Operating Partnership Common Units) multiplied by (ii) $21.00, without interest (the “Partnership Merger Consideration”).

Notwithstanding the foregoing, no consideration will be paid in respect of any issued and outstanding Operating Partnership Common Units held by (i) the Parent Parties or any of their respective subsidiaries or (ii) the Company or any of its subsidiaries (the “Acquired Companies”), nor will any right inure or be made with respect to such Operating Partnership Common Units in connection with or as a consequence of the Mergers.

Treatment of Company RSU Awards

At the Company Merger Effective Time, each award of restricted share units granted under the Company’s Second Amended and Restated Employee and Trustee Long-Term Incentive Plan, as amended (each, a “Company RSU Award”), whether vested or unvested, that is outstanding as of immediately prior to the Company Merger Effective Time will be automatically cancelled and converted into the right to receive an amount in cash equal to the sum of (i) the product obtained by multiplying (A) the aggregate number of Company Common Shares underlying such Company RSU Award immediately prior to the Company Merger Effective Time by (B) the Company Merger Consideration plus (ii) the amount, if any, payable with respect to Distribution Equivalent Rights corresponding to such Company RSU Award that remains unpaid as of the Company Merger Effective Time, in each case, without interest and less any applicable withholding taxes.

Go-Shop; Prohibition on Solicitations of Transactions

During the period beginning on the date of the Merger Agreement and continuing until 11:59 p.m. (New York City time) on March 4, 2026 (the “No Shop Period Start Date”), the Company has the right to (i) solicit, initiate or knowingly facilitate any inquiry or the making of any proposal which constitutes, or may reasonably be expected to result in, any Competing Proposal, (ii) engage in, continue and otherwise participate in any discussions or negotiations regarding a Competing Proposal, (iii) furnish information (including non-public information) relating to the Company, the Operating Partnership and the Company’s subsidiaries and afford access to the business, properties, personnel, assets, books, records and other non-public information of the Company, the Operating Partnership and the Company’s subsidiaries to a third party pursuant to an Acceptable Confidentiality Agreement, and (iv) otherwise cooperate with or assist any Competing Proposal or inquiry. If any third party submits a written Competing Proposal that the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel based on the information then-available) constitutes or could be reasonably expected to lead to a Superior Proposal prior to 11:59 p.m. (New York City time) on the No Shop Period Start Date, such party will be deemed an “Excluded Party” for purposes of the Merger Agreement. If the Merger Agreement is terminated by the Company prior to 11:59 p.m. (New York City time) on March 9, 2026, subject to extension in certain circumstances (the “Cut-Off Time”) in order to enter into a definitive agreement with respect to a Superior Proposal with an Excluded Party in accordance with the terms of the Merger Agreement, the termination fee payable by the Company to Parent will be $16,000,000.

From and after 11:59 p.m. (New York City time) on the No Shop Period Start Date, other than as permitted with respect to certain circumstances as described in the Merger Agreement, including in connection with continued negotiations with any Excluded Party, the Company has agreed to promptly cease any solicitations, discussions or negotiations with any third party that may be ongoing with respect to any Competing Proposal and not directly or indirectly solicit, initiate, provide any non-public information in response to, or knowingly encourage or knowingly facilitate any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Proposal. Notwithstanding the above, on or after the No Shop Period Start Date and prior to obtaining the Company Shareholder Approval, the Company may participate or engage in discussions or negotiations and provide non-public information to a third party who has made a bona fide Acquisition Proposal if the Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Competing Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal (as defined in the Merger Agreement).

Closing Conditions

The consummation of the Mergers is subject to certain customary closing conditions, including, among others, the approval of the Company Merger by the affirmative vote of the holders of Company Common Shares entitled to cast a majority of all the votes entitled to be cast at a shareholders meeting on the Company Merger (the “Shareholder Approval”), and a Company Material Adverse Effect not having occurred. The obligations of the parties to consummate the Mergers are not subject to any financing condition or the receipt of any financing by the Parent Parties.

Termination of the Merger Agreement; Termination Payment

The Merger Agreement contains customary termination rights, including the right of either party to terminate the Merger Agreement if the Mergers have not been completed by 11:59 p.m. (New York City time) on August 2, 2026, or the Shareholder Approval has not been obtained upon a vote taken at the shareholders meeting or any adjournment or postponement thereof.

The Merger Agreement also may be terminated under certain circumstances, including by Parent if, subject to certain limitations, the Company Board effects an Adverse Recommendation Change or by the Company if, subject to certain limitations, the Company determines to enter into a definitive agreement with respect to Superior Proposal. In addition, either party may terminate in the event of certain uncured breaches by the other party.

If the Merger Agreement is terminated by the Company prior to the Cut-Off Time in order to enter into a definitive agreement with respect to a Superior Proposal with an Excluded Party the termination fee payable by the Company to Parent will be $16,000,000. Upon termination of the Merger Agreement (i) with respect to the Company’s entry into an agreement with respect to a Superior Proposal other than as described in the preceding sentence, (ii) the  Company Board effecting an Adverse Recommendation Change,  or (iii) in certain other enumerated circumstances, the Company will be required to pay Parent a termination fee of $34,000,000 (the “Company Termination Payment”).

A termination fee in the amount of $122,000,000 (the “Parent Termination Payment”) will become payable by Parent in the event (i) Parent fails to consummate the Mergers within four Business Days following the satisfaction or waiver of all  conditions (other than those conditions that, by their nature, are to be satisfied as of the closing, but subject to the ability for such conditions to be satisfied), or if Parent breaches the Merger Agreement in a manner that would cause the related closing conditions to not be met. The Company is not entitled to specifically enforce Parent’s obligation to consummate the Mergers.

Dividends

Pursuant to the terms of the Merger Agreement, the Company is not permitted to issue its regular quarterly dividends during the pendency of the Mergers.  The Company may declare and pay dividends to its shareholders solely in order for the Company and its subsidiaries to maintain its qualification as a real estate investment trust (“REIT”). Any such dividend would result in an offsetting decrease to the Company Merger Consideration and the Partnership Merger Consideration. No such dividend is currently anticipated.

Representations, Warranties and Covenants

The Merger Agreement contains customary representations, warranties and covenants, including, among others, covenants by the Company to conduct its business in all material respects in the ordinary course consistent with past practice, subject to certain exceptions, during the period between the execution of the Merger Agreement and the consummation of the Mergers. The Merger Agreement also requires the Company to convene and hold a shareholders meeting for the purpose of obtaining the Shareholder Approval.

***

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference. The Merger Agreement has been attached as an exhibit to provide shareholders with information regarding its terms. It is not intended to provide any other factual or financial information about the Company Parties, the Parent Parties or any of their respective affiliates or businesses. The representations, warranties, covenants and agreements contained in the Merger Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties have been qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Shareholders should not rely on the representations, warranties, covenants and agreements contained in the Merger Agreement or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Parent Parties or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, the Parent Parties and their respective affiliates or businesses and the Transactions, each of which will be contained in or attached as an annex to the proxy statement that the Company will file in connection with the Transactions, as well as in the other filings that the Company will make with the Securities and Exchange Commission (“SEC”).

Commitments and Guarantee

The Parent Parties have secured committed financing, consisting of a combination of (i) equity financing to be provided by investment funds affiliated with Parent on the terms and subject to the conditions set forth in an equity commitment letter provided by such funds (the “Equity Commitment Letter”), and (ii) debt financing to be provided by certain lenders (collectively, the “Lenders”) on the terms and subject to the conditions set forth in a debt commitment letter (the “Debt Commitment Letter”), the aggregate proceeds of which will be sufficient for the Parent Parties to pay all amounts the Parent Parties may be obligated to pay pursuant to the Merger Agreement or the Mergers, including the aggregate Company Merger Consideration and the aggregate Partnership Merger Consideration and all related fees and expenses. The equity commitments pursuant to the Equity Commitment Letter are subject to increase, if applicable, in the event of (x) a decrease in the debt financing actually funded at the closing or (y) failure to assume certain existing indebtedness of the Company.

The Debt Commitment Letter includes a number of customary conditions, which upon their occurrence could result in lenders unilaterally terminating their commitment to provide debt financing. Such conditions include: (i) the contemplated borrower fails to provide customary “know your customer” information to the lenders within the debt commitment period; (ii) the guarantors have made certain untrue or false customary limited conditionality representations and warranties to lenders that remain untrue at closing and could reasonably be expected to materially and adversely affect the debt financing; (iii) the filing of any petition of bankruptcy, insolvency or reorganization by or against the guarantors, Company, the contemplated borrower or any of their respective subsidiaries that own interest in the property or the contemplated borrower; (iv) the occurrence of a Company Material Adverse Effect and (v) the Merger Agreement is terminated in whole for any reason prior to closing.

In addition, certain affiliates of Parent have entered into a guarantee for certain other payment obligations of the Parent Parties under the Merger Agreement in favor of the Company (the “Limited Guarantee”), up to an aggregate amount equal to the Parent Termination Payment, plus certain reimbursement and recovery costs, subject to the terms and conditions of the Limited Guarantee.

Item 7.01	Regulation FD Disclosure.

On February 2, 2026, the Company issued a press release announcing the execution of the Merger Agreement. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information contained in Item 7.01 of this report, including the information in Exhibit 99.1 attached to this report, is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Furthermore, the information in Item 7.01 of this report, including the information in Exhibit 99.1 attached to this report, shall not be deemed to be incorporated by reference in the filings of the registrant under the Securities Act of 1933, as amended.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file with the SEC a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement, the preliminary proxy statement and any other documents filed by the Company with the SEC (when available) may be obtained free of charge at the SEC’s website at www.sec.gov or by accessing the Investor Relations section of the Company’s website at https://pkst.com or by contacting the Company’s Investor Relations by email at ir@pkst.com.

Participants in the Solicitation

The Company and its trustees and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed transaction. Information about the Company’s trustees and executive officers and their ownership of the Company’s securities is set forth in the Company’s proxy statement on Schedule 14A for its 2025 annual meeting of shareholders, filed with the SEC on April 11, 2025, and subsequent documents filed with the SEC.

Additional information regarding the identity of participants in the solicitation of proxies, and a description of their direct or indirect interests in the proposed transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction when they become available.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this Current Report on Form 8-K regarding the proposed transaction, including any statements regarding the expected timetable for completing the proposed transaction, benefits of the proposed transaction, future opportunities for the Company, and any other statements regarding the Company’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of, and subject to the safe harbor created by, the U.S. Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “seek,” “would,” “could”, “potential,” “continue,” “ongoing,” “upside,” and “increases,” and similar expressions.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) risks associated with the Company’s ability to obtain the Shareholder Approval required to consummate the proposed Mergers and the timing of the closing of the proposed Mergers, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed Mergers would not occur, (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the Merger Agreement, (iii) the risk that shareholder litigation in connection with the proposed Mergers may affect the timing or occurrence of the proposed Mergers or result in significant costs of defense, indemnification and liability, (iv) unanticipated difficulties or expenditures relating to the proposed Mergers, the response of business partners and competitors to the announcement of the proposed Mergers, potential difficulties with the Company’s ability to retain and hire key personnel and maintain relationships with tenants and other third parties as a result of the proposed Mergers, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed Mergers, (v) changes affecting the real estate industry and changes in market and economic conditions, including tariffs, geopolitical tensions and elevated inflation and interest rates that may adversely impact the Company or its tenants, (vi) increased or unanticipated competition in the real estate market, (vii) the uncertainties of real estate development, acquisition and disposition activity, (viii) maintenance of real estate investment trust (“REIT”) status, (ix) fluctuations in interest rates and the costs and availability of financing, (x) the ability to enter into new leases or renew leases on favorable terms, (xi) dependence on tenants’ financial condition, and (xii) those additional risks and factors discussed in reports filed with the SEC by the Company from time to time, including those discussed under the heading “Risk Factors” in its most recently filed report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 20, 2025 (as amended on March 27, 2025), as updated by the Company’s subsequent periodic reports filed with the SEC, including the Company’s report on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025, and September 30, 2025, filed with the SEC on May 8, 2025, August 7, 2025 and November 5, 2025, respectively. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Investors should not place undue reliance upon forward-looking statements.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

2.1*§
Agreement and Plan of Merger, dated as of February 2, 2026, by and among BSREP V Neon Pooling REIT L.P., BSREP V Neon Pooling Non-REIT L.P., BSREP V Brookfield Neon Sub L.P., Neon REIT Merger Sub LLC, Neon OP Merger Sub LLC, Peakstone Realty Trust and PKST OP, L.P.

99.1	Press Release, dated February 2, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

 * Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the Securities and Exchange Commission upon request.

 § Certain portions of this exhibit (indicated by “[***]”) have been redacted pursuant to Regulation S-K, Item 601(a)(6).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEAKSTONE REALTY TRUST

Date: February 2, 2026	By:	/s/ Javier F. Bitar
	Name:	Javier F. Bitar
	Title:	Chief Financial Officer and Treasurer

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

BSREP V NEON POOLING REIT L.P.,

BSREP V NEON POOLING NON-REIT L.P.,

BSREP V BROOKFIELD NEON SUB L.P.

NEON REIT MERGER SUB LLC,

NEON OP MERGER SUB LLC,

PEAKSTONE REALTY TRUST

and

PKST OP, L.P.

Dated as of February 2, 2026

i

Annexes

Annex A	New Declaration of Trust
Annex B	New Bylaws

Exhibits

Exhibit A	REIT Opinion
Exhibit B	REIT Officers Certificate

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of February 2, 2026 (this “Agreement”), is made and entered into by and among BSREP V Neon Pooling REIT L.P., BSREP V Neon Pooling Non-REIT L.P. and BSREP V Brookfield Neon Sub L.P., each a Delaware limited partnership (collectively, “Parent”), Neon REIT Merger Sub LLC, a Delaware limited liability company and a subsidiary of Parent (“REIT Merger Sub”), Neon OP Merger Sub LLC, a Delaware limited liability company and a subsidiary of Parent (“Operating Merger Sub” and, collectively with REIT Merger Sub and Parent, the “Parent Parties”), Peakstone Realty Trust, a Maryland real estate investment trust (the “Company”), and PKST OP, L.P., a Delaware limited partnership and a majority owned subsidiary of the Company (the “Operating Partnership” and, together with the Company, the “Company Parties”).  Each of Parent, REIT Merger Sub, Operating Merger Sub, the Company and the Operating Partnership are sometimes referred to herein as a “Party” and collectively as the “Parties.”  Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article I.

WHEREAS, the Parties wish to effect a business combination in which (i) Operating Merger Sub will be merged with and into the Operating Partnership (the “Partnership Merger”), with the Operating Partnership surviving the Partnership Merger, and each Operating Partnership Common Unit (as defined herein) other than Excluded Units (as defined herein) issued and outstanding immediately prior to the Partnership Merger Effective Time (as defined herein) will be converted into the right to receive the Partnership Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and the Delaware Limited Liability Company Act (the “DLLCA”), and (ii) immediately following the consummation of the Partnership Merger, REIT Merger Sub will be merged with and into the Company (the “Company Merger” and, together with the Partnership Merger, the “Mergers”), with the Company surviving the Company Merger, and each Company Common Share (as defined herein) other than Excluded Shares (as defined herein) issued and outstanding immediately prior to the Company Merger Effective Time (as defined herein) will be converted into the right to receive the Company Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland REIT Law (the “MRL”) and the DLLCA.

WHEREAS, the board of trustees of the Company (the “Company Board”) has (i) determined and declared that this Agreement, the Company Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its shareholders, (ii) duly authorized, approved and declared advisable the execution, delivery and performance of this Agreement, and the consummation of the Company Merger and the other transactions contemplated by this Agreement, (iii) directed that the approval of the Company Merger and the other transactions contemplated by this Agreement be submitted for consideration by the holders of Company Common Shares at the Shareholders Meeting (as defined herein), and (iv) resolved to recommend the approval of the Company Merger by the shareholders of the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, as general partner of the Operating Partnership, has duly adopted resolutions authorizing, approving and declaring advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Partnership Merger (the “GP Approval”);

WHEREAS, the applicable general partner of Parent has duly and validly authorized, approved and declared advisable, the execution, delivery and performance of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement;

WHEREAS, the applicable manager of REIT Merger Sub and Operating Merger Sub has approved this Agreement, the consummation of the Mergers and the other transactions contemplated by this Agreement and deemed it advisable and in the best interests of REIT Merger Sub and Operating Merger Sub, respectively, to enter into this Agreement and to perform their respective obligations hereunder on the terms and conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and a material inducement to the Company Parties’ willingness to enter into this Agreement, Brookfield Strategic Real Estate Partners V-A, L.P., Brookfield Strategic Real Estate Partners V-B L.P., Brookfield Strategic Real Estate Partners V-C AIV L.P., Brookfield Strategic Real Estate Partners V-C (ER) II AIV SCSp, and BSREP V Brookfield ACI L.P. (collectively, the “Guarantors”), are entering into a limited guarantee in favor of the Company Parties (the “Guarantee”), guaranteeing certain obligations of the Parent Parties under this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and a material inducement to each Party’s willingness to enter into this Agreement, the Guarantors are entering into an equity financing commitment letter in favor of Parent (the “Equity Commitment Letter”), pursuant to which the Guarantors have committed, subject to the terms and conditions therein, to invest in Parent the amounts set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and a material inducement to each Party’s willingness to enter into this Agreement, Parent has delivered to the Company a true, correct and complete copy of a duly executed debt commitment letter, dated as of February 2, 2026, together with any fee letters (subject to redactions of fee amounts or other economic terms, so long as such redaction does not cover terms that could adversely affect the conditionality, amount, or availability of the Financing on the Closing Date) in connection therewith (together with the term sheet and any other annexes, exhibits, schedules or other attachments thereto, collectively, the “Debt Commitment Letters” and, together with the Equity Commitment Letter, the “Financing Commitment Letters”) by and among Parent and the Debt Financing Sources party thereto, pursuant to which the financial institutions will provide, on the terms and subject only to the conditions expressly stated therein, debt financing to Parent or its affiliates in the amounts set forth therein; and

WHEREAS, each of the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and to prescribe various conditions to the Mergers.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1          Definitions.

(a)          For purposes of this Agreement:

“Acceptable Confidentiality Agreement” shall mean any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to the Company that (i) contains provisions that are not, in the aggregate, less favorable in any material respect to the Company than the terms of the Confidentiality Agreement, except for such changes specifically necessary in order for the Company to be able to comply with its obligations under Section 7.3 of this Agreement, and such immaterial changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements, and except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Competing Proposals; provided, that such agreement does not contain any exclusivity or other provisions that would restrict in any manner any Company Party’s ability to consummate the Mergers or comply with its obligations to the Parent Parties hereunder, or (ii) was entered into prior to the date of this Agreement.

“Acquired Companies” means the Company Parties and each Subsidiary of the Company Parties, collectively.

“Action” means any claim, charge, counterclaim, action, cause of action, suit, litigation, arbitration, mediation, audit, hearing, subpoena, petition, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.  For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (i) prior to the Closing, (A) the Parent Parties and their respective subsidiaries shall not be deemed to be Affiliates of the Company Parties and (B) the Company Parties shall not be deemed to be Affiliates of the Parent Parties and (ii) except for purposes of Section 7.6(d), Section 10.10(c) and Section 10.11(a), in no event shall the Guarantors or their Affiliates (including for the avoidance of doubt any portfolio company or investment fund, in either case, affiliated with any of the Guarantors) be considered to be an Affiliate of Parent or Merger Sub.

“Ancillary Documents” means the Guarantee, the Equity Commitment Letter, the Debt Commitment Letter, the Confidentiality Agreement, the Access Agreement and any other agreements, documents, certificates or instruments that are required for the consummation of the transactions contemplated herein or therein.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, and (ii) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.

“Assumption” means any assumption, Consent or other approval required in connection with this Agreement or the transactions contemplated thereby related to the existing Indebtedness set forth on Section 1.1(a) of the Company Disclosure Letter.

“Book-Entry Share” means, with respect to any Party, a book-entry share registered in the transfer books of such Party.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

“Certificated Share” means a Company Common Share represented by a physical share certificate and recorded in the books and records of the Company.

“Code” means the Internal Revenue Code of 1986.

“Company Benefit Plan” means each (i) employee benefit plan (as defined in Section 3(3) of ERISA (whether or not subject to ERISA)) and (ii) employment, consulting or individual independent contractor, severance, termination, change-in-control, bonus, retention, incentive, deferred compensation, equity or equity-based compensation, profits interests, stock or other equity option, stock appreciation right, restricted stock, restricted stock unit, deferred compensation, medical, prescription, dental, vision, health, life insurance, hospitalization, accident, short- or long-term disability or other welfare, retiree medical or life, vacation, paid time off, fringe benefit, retirement and any other compensatory or employee benefit plan, program, Contract or arrangement of any kind (whether or not subject to ERISA, written or oral), in each case, that is either (A) sponsored, maintained, contributed to, or required to be contributed to, by any of the Acquired Companies for the benefit of any of the current or former employees, individual independent contractors, or directors of the Acquired Companies, or (B) under which any Acquired Company has any obligation or liability, contingent or otherwise, and in each case other than any plan, program, Contract or arrangement that is sponsored by a Governmental Authority.

“Company Bylaws” means the Second Amended and Restated Bylaws of the Company, as amended, modified or supplemented from time to time.

“Company Common Shares” means the common shares of beneficial interest, par value $0.001 per share, of the Company.

“Company Declaration” means the Declaration of Trust of the Company, dated January 19, 2023, as amended, corrected, modified or supplemented from time to time.

“Company Governing Documents” means the Company Bylaws and the Company Declaration.

“Company Material Adverse Effect” shall mean any change, occurrence, effect, event, circumstance or development (each an “Effect”, and collectively, “Effects”), that individually or in the aggregate with any other Effects, (x) would, or would reasonably be expected to, prevent or materially impair or materially delay the ability of the Acquired Companies to consummate the transactions contemplated hereby or (y) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, properties, liabilities, financial condition or results of operations of the Acquired Companies, taken as a whole; provided, however, solely with respect to clause (y), that no Effect directly or indirectly resulting from, attributable to or arising out of any of the following shall (either alone or in combination) be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred, or would reasonably be expected to occur except (solely with respect to subclause (i) through (vi) below) to the extent such Effects disproportionately affect the Acquired Companies in a manner relative to other similarly situated companies operating in the industry in which the Acquired Companies operate (in which case, the incremental disproportionate effects may be taken into account (and only to the extent thereof) in determining whether there has occurred a “Company Material Adverse Effect”):

(i)          general business or economic conditions (or general changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii)         conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes after the date hereof in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally after the date hereof on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii)        conditions (or changes in such conditions) generally affecting any of the industries in which the Acquired Companies operate;

(iv)        political conditions (including the imposition or removal of tariffs or similar Taxes) (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage, terrorism or cyberterrorism (including any outbreak, escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v)         earthquakes, hurricanes, tropical storms, tsunamis, tornadoes, floods, epidemics, pandemics, other significant disease outbreaks, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi)        actual changes in Law or other legal or regulatory conditions (or the interpretation thereof) or actual changes in GAAP or other accounting standards (or the interpretation thereof) in each case after the date hereof, or the Effects thereof;

(vii)      (A) the entry into or the announcement of, or the compliance with, this Agreement, or the pendency or consummation of the transactions contemplated hereby, (B) the identity of the Guarantors, Parent, REIT Merger Sub, Operating Merger Sub or their Affiliates, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with tenants, customers, suppliers or other business partners as a result of the matters described in clauses (A) and (B), and (D) any other negative development in the Acquired Companies’ relationships with any of its tenants, customers, suppliers or other business partners as a result of the matters described in clauses (A) and (B), except in each case that this clause shall not apply to the representations and warranties set forth in Section 4.3;

(viii)      litigation arising in connection with this Agreement and the transactions contemplated hereby;

(ix)       any actions taken or failure to take action, in each case, by Parent or any of its controlled Affiliates, or to which Parent has expressly consented in writing, or which Parent has expressly requested in writing (or, in the case of any action where the consent of Parent was expressly requested in writing in accordance with Section 6.1(b), where Parent’s consent was unreasonably withheld, conditioned or delayed) or the taking of any action expressly required by this Agreement, other than the obligations of the Company set forth in Section 6.1, or the failure to take any action prohibited by this Agreement;

(x)         any departure or termination for cause of any trustees, officers, directors, employees or independent contractors of any of the Acquired Companies; or

(xi)       changes in the Company’s share price or the trading volume of the Company’s shares of beneficial interest, or changes in the rating or ratings outlook of the Company, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans, forecasts or projections of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be expressly excepted from this definition). “Company Properties” means each real property owned or leased by the Acquired Companies as of the date of this Agreement (including an Acquired Company’s right, title and interest in and to all buildings, structures and other improvements and fixtures located on such real property owned by the Company and all easements, rights and other appurtenances to such real property).

“Company RSU Award” means an award of restricted share units granted under the Incentive Plan.

“Company Termination Payment” means an amount in cash equal to $34,000,000; provided, that if the Company terminates this Agreement pursuant to Section 9.1(c)(ii) prior to the Cut-Off Time in order to enter into a definitive agreement with an Excluded Party with respect to a Superior Proposal, then the “Company Termination Payment” shall mean an amount in cash equal to $16,000,000.

“Confidentiality Agreement” means the non-disclosure agreement, dated as of December 24, 2025, between the Company and BPG Acquisitions LLC, a Delaware limited liability company, as amended, modified or supplemented from time to time.

“Continuing Employee” means each employee of the Acquired Companies who is employed by the Acquired Companies as of immediately prior to the Company Merger Effective Time and who continues to be actively employed by the Surviving Entity or the Surviving Partnership (or any of the other Acquired Companies) on or following the Company Merger Effective Time.

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other agreement.

“Cut-Off Time” means 11:59 p.m. (New York City time) on March 9, 2026; provided that, if the foregoing time would be during a Notice Period (including any new Notice Period pursuant to the last sentence of Section 7.3(g)(ii)) with respect to the Company’s intention to terminate this Agreement pursuant to Section 9.1(c)(ii) (Superior Proposal) to enter into a definitive agreement with respect to a Competing Proposal that the Company Board has determined (in accordance with Section 7.3(g)) constitutes a Superior Proposal, then the Cut-Off Time shall be extended, solely with respect to the Excluded Party making such Competing Proposal (and solely with respect to such Competing Proposal) to the later of (x) 11:59 p.m. (New York City time) on the date that is the next Business Day after the conclusion of such Notice Period (the “Excluded Party Response Period”) and (y) in the event such Excluded Party makes any amendment to the financial terms or any other material amendment of such Competing Proposal prior to the expiration of the Excluded Party Response Period, 11:59 p.m. (New York City time) on the date that is three (3) Business Days following the expiration of the Excluded Party Response Period (an “Extended Excluded Party Response Period”); provided that a new Notice Period as provided in the last sentence of Section 7.3(g)(ii) has not commenced at or before the expiration of the Extended Excluded Party Response Period.  For the avoidance of doubt, (A) if no new Notice Period commences at or before the expiration of the Extended Excluded Party Response Period, then there shall be no further Extended Excluded Party Response Periods with respect to such Excluded Party, but (B) if a new Notice Period commences at or before the expiration of the Extended Excluded Party Response Period, then there shall be successive Extended Excluded Party Response Periods until no new Notice Period commences prior to the conclusion of the last Extended Excluded Party Response Period, at which time the “Cut-Off Time” shall be 11:59 p.m. (New York City time) on the date that is the last day of the last Extended Excluded Party Response Period.

“Debt Facilities” means, with respect to the Company, any Contract set forth in Section 4.12(b)(iv) of the Company Disclosure Letter.

“Debt Financing Sources” means, collectively, the Persons that have committed to provide and have otherwise entered into agreements in connection with the Debt Financing, and any other lender, arranger, bookrunner or agent under the Debt Financing, including the parties to any joinder agreements, credit agreements or other definitive financing documents entered into pursuant to or in connection with the Debt Financing, their respective Affiliates and their and their Affiliates’ respective officers, directors, incorporators, managers, members, employees, agents, advisors, partners, controlling parties, representatives, successors and permitted assigns.

“Distribution Equivalent Right”, with respect to a Company RSU Award, means a “Distribution Equivalent Right” as defined in the Incentive Plan.

“Environmental Law” means any state, federal, local or municipal Law relating to the pollution, remediation, or protection of the environment, or human health or safety (as such matters relate solely to exposure to Hazardous Substances).

“Environmental Permit” means any permit, approval, license, exemption, action, consent or other authorization issued, granted, or required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Acquired Company, each trade or business, whether or not incorporated, under common control with such Acquired Company pursuant to Section 4001(a)(14) of ERISA and that, together with such Acquired Company, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Party” means any Person or group of Persons (i) from whom the Company receives a bona fide written Competing Proposal during the Go-Shop Period; and (ii) whose Competing Proposal the Company Board determines, during the Go-Shop Period, in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or would reasonably be expected to lead to a Superior Proposal; provided that a Person or Persons shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall immediately cease to apply with respect to such Person or Persons) upon the earliest to occur of: (A) such time as the Competing Proposal made by such third party prior to the No-Shop Period Start Date expires or is withdrawn, cancelled or terminated (provided that, for the avoidance of doubt, any amended or revised Competing Proposal submitted by such Excluded Party shall not in and of itself be deemed to constitute a withdrawal, cancellation or termination of such previously submitted Competing Proposal); (B) the time the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Competing Proposal would no longer reasonably be expected to result in a Superior Proposal; (C) in the case of a group, if the Persons in such group as of the time such group submitted such Competing Proposal that most recently rendered such group an Excluded Party cease to constitute in the aggregate at least seventy-five percent (75%) of the equity financing (measured by voting power or value) of such group, unless the remainder of such equity financing is to be provided by Persons who were themselves in a group of Persons that constituted an Excluded Party prior to the No-Shop Period Start Date; and (D) the Cut-Off Time.

“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, filing and mailing of the Proxy Statement (with respect to the Company), and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of Shareholder Approval, engaging the services of the Paying Agent, obtaining any third-party consents, making any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“Fraud” means, with respect to any Person, an actual, intentional, and knowing common law fraud (and not a constructive fraud, negligent misrepresentation, or omission, or any form of fraud premised on recklessness or negligence), by such Person in the making of the representations and warranties in this Agreement or any certificate executed and delivered by such Person pursuant to the terms of this Agreement.

“GAAP” means the U.S. generally accepted accounting principles.

“Governmental Authority” means any U.S. federal, state or local government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial, regulatory, supervisory or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.

“Hazardous Substances” means (i) those materials, substances, chemicals, wastes, products, compounds, solid, liquid, gas, and minerals, in each case, whether naturally occurred or man-made, that are listed in, defined or identified as a “contaminant”, “pollutant”, “toxic substance”, “toxic material”, “hazardous waste” or “hazardous substance” or words of similar meaning under any Environmental Law, including the following federal statutes and their state and local counterparts, as each may be amended from time to time, and all regulations thereunder, including: the Comprehensive, Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq., (ii) petroleum and petroleum-derived products, including crude oil and any fractions thereof and (iii) polychlorinated biphenyls, per and poly fluoroalkyl substances, urea formaldehyde foam insulation, methane, asbestos in any form, radioactive materials or wastes, and radon.

“Incentive Plan” means the Company’s Second Amended and Restated Employee and Trustee Long-Term Incentive Plan, as amended.

“Indebtedness” means, with respect to the Acquired Companies, without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets or any deferred revenue (including earn-outs or seller financing and other similar payments (whether contingent or otherwise)), (iv) all obligations under capital leases, (v) all obligations in respect of performance or surety bonds, bankers acceptances and guarantees, or letters of credit, (vi) net obligations of the Acquired Companies under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) obligations to guarantee any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument, on behalf of any Person, other than the Acquired Companies, (viii) interest, premium, fees, expenses, penalties (including early termination premiums, fees, penalties and similar costs and expenses associated with repayment) and other amounts owed with respect to the foregoing clauses (i), (v) and (vi), and (ix) any agreement to provide any of the foregoing; provided, that, for clarification, Indebtedness shall not include “trade debt” or “trade payables.” Notwithstanding the foregoing, Indebtedness does not include any intercompany obligations between or among the Acquired Companies.

“Information Privacy and Security Laws” means applicable Laws or guidelines from Governmental Authorities concerning data privacy, data or cybersecurity, data protection, data breach notification, data localization, artificial intelligence or automated decision-making technology, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the Processing of Personal Information, including (to the extent applicable)  the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) or any implementing or equivalent national Laws, the UK Data Protection Act 2018 (the “DPA 2018”) and the UK GDPR as defined in the DPA 2018, Directive 2002/58/EC concerning the Processing of personal data and the protection of privacy in the electronic communications sector, the Privacy and Electronic Communications (EC Directive) Regulations 2003, Section 5 of the Federal Trade Commission Act, the U.S. Department of Justice’s Data Security Program (28 C.F.R. § 202), the Fair Credit Reporting Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, the Telephone Consumer Protection Act, the California Online Privacy Protection Act of 2003 (CalOPPA), the New York SHIELD Act, the Illinois Biometric Information Privacy Act, Texas’s Capture or Use of Biometric Identifier Act, the Washington Biometric Privacy Protection Act, Nevada’s Consumer Health Data Privacy Law, Washington’s My Health My Data Act, wiretapping Laws (including the California Invasion of Privacy Act), U.S. state comprehensive privacy Laws (including the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, and its implementing regulations), U.S. state consumer protection Laws and U.S. state data breach notification Laws.

“Information Privacy and Security Requirements” means, as they relate to data privacy, data or cybersecurity, data protection, data breach notification, data localization, artificial intelligence or automated decision-making technology, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the Processing of Personal Information:  (i) all Information Privacy and Security Laws; (ii) reputable industry practice, standards, self-governing rules and policies, including the Payment Card Industry Data Security Standard; (iii) all contractual obligations binding upon any of the Acquired Companies; and (iv) each of the Acquired Companies’ own policies and procedures, and any written statements or representations made by the Company or its Subsidiaries.

“Intellectual Property” means all intellectual property rights of every kind and description throughout the world, including all U.S. and non-U.S.:  (i) patents, patent applications and invention disclosures, including amendments, certificates of correction, counterparts, continuations, continuations-in-part, divisionals, extensions, non-provisionals, provisionals, reexaminations, reissues, renewals, reviews and substitutions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, brand names, certification marks, collective marks, d/b/a’s, symbols, design rights, assumed names, fictitious names and other indicia of origin or source, all registrations and applications for all of the foregoing, including all extensions, modifications and renewals thereof, and all goodwill associated with all of the foregoing, (iii) published and unpublished works of authorship, copyrights therein and thereto, software (including source code, object code, development documentation, programming tools, drawings, specifications and data), and all registrations and applications for all of the foregoing, including all renewals, extensions, restorations and reversions thereof, (iv) trade secrets, know-how, proprietary information, inventions, discoveries and ideas, including financial, business, scientific, technical, economic and engineering information, patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, codes, schematics, databases, drawings, models, methodologies, and customer lists, whether tangible or intangible and whether stored, compiled or memorialized physically, electronically, graphically, photographically or in writing (collectively, “Trade Secrets”), (v) internet domain names, web addresses, accounts with social media companies (e.g., LinkedIn, Facebook) and the handles and identifiers and designations found thereon and related thereto, and URLs, (vi) data, whether in printed or electronic form and whether contained in a database or otherwise, (vii) rights of publicity, moral rights and rights of attribution and integrity and (viii) all other intellectual property or proprietary rights, remedies and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the Internal Revenue Service or any successor agency.

“IT Asset” means the computer systems, hardware, networks, servers, workstations, routers, hubs, switches, data communication lines, platforms, firmware, applications, databases and other information technology equipment, infrastructure and related systems, including any outsourced systems and processes and internet websites and related content, in each case that is owned by or leased or licensed to the Acquired Companies and used by them in the conduct of their business.

“Knowledge” means, whether or not capitalized, the actual knowledge of the persons named in Section 1.1 to the Company Disclosure Letter.

“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, rules, and regulations promulgated by any Governmental Authority.

“Lien” means any mortgage, deed of trust, hypothecation, claim, condition, covenant, license, lien, pledge, charge, security interest, preferential arrangement, option or other third-party right (including right of first refusal or first offer), restriction, right of way, encroachment, easement, servitude, or title or survey defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, excluding any restrictions on transfer of equity securities arising under applicable securities Laws.

“Lookback Date” means January 1, 2023.

“Multiemployer Plan” means a “multiemployer plan” (as defined in or within the meaning of Section 4001(a)(3) of ERISA or Section 3(37) of ERISA).

“Officer” means the officers of the Company set forth on Schedule I hereto.

“Operating Partnership Agreement” means the Eighth Amended and Restated Limited Partnership Agreement of the Operating Partnership, dated as of April 13, 2023, as amended, modified or supplemented from time to time.

“Operating Partnership Certificate” means the certificate of limited partnership of the Operating Partnership, as amended and in effect on the date hereof.

“Operating Partnership Common Unit” shall have the meaning assigned to the term “Common Unit” in the Operating Partnership Agreement.

“Operating Partnership Governing Documents” means the Operating Partnership Agreement and the Operating Partnership Certificate.

“Operating Partnership LTIP Unit” shall have the meaning assigned to the term “LTIP Unit” in the Operating Partnership Agreement.

“Operating Partnership Preferred Unit” shall have the meaning assigned to the term “Preferred Unit” in the Operating Partnership Agreement.

“Operating Partnership Unit” shall have the meaning assigned to the term “Partnership Unit” or “Unit” in the Operating Partnership Agreement.

“Order” means a judgment, injunction, order or decree of any Governmental Authority.

“Owned IP” means Intellectual Property owned or purported to be owned, in whole or in part, by any Acquired Company.

“Parent Material Adverse Effect” means, with respect to Parent, any Effect that, individually or in the aggregate, would prevent or materially impair or materially delay the ability of the Parent Parties to timely perform any of their respective obligations under this Agreement or to consummate the Mergers.

“Parent Termination Payment” means an amount equal to $122,000,000.

“Permitted Encumbrances” means any of the following: (i) Liens for Taxes or governmental or public or private association assessments, charges or claims of payment not yet delinquent or the amount or validity of which is being contested timely, diligently and in good faith in accordance with Laws by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (ii) Liens created by tenants, including from work contracted for by a tenant, and inchoate mechanics’ and materialmen’s Liens for amounts incurred in the ordinary course of business and which are not yet due and payable or are being contested timely, diligently and in good faith by appropriate proceedings and for which adequate reserves or accruals have been established in accordance with GAAP; (iii) with respect to any former or current real property of the Acquired Companies now or ever owned (directly or indirectly), post-Closing escrow agreements, listing agreements, leasing brokerage agreements, leases, ground leases, license agreements and similar occupancy agreements, contribution and tax protection agreements, bottom dollar guarantees, terms and provisions of any joint venture agreements, arising hereafter in accordance herewith or existing as of the date of this Agreement, Liens that are on title, arising out of actions taken or omitted to be taken by any Acquired Company or anything related to work contracted for by or through tenants or their Affiliates, zoning regulations, building codes, entitlements (including associated security instruments encumbering any land for which the Acquired Companies have an option to purchase) or other land use or environmental regulations by any Governmental Authority or agreements implementing the same; (iv) with respect to the Acquired Companies, Liens that are disclosed on Section 4.10(a) of the Company Disclosure Letter (as defined herein) (together with associated documentation which evidences or secures such Liens, including notes, mortgages, deeds of trust, assignments of leases and rents, guarantees, pledge agreements and similar documentation); (v) with respect to the Acquired Companies, Liens that are disclosed on the most recent (as of the date hereof) consolidated balance sheet of the Company filed with the SEC pursuant to the Exchange Act, or notes thereto; (vi) Liens arising pursuant to any Contract which are not yet due and payable and created in the ordinary course of business as the result of, or specifically disclosed in or permitted under, any purchase or sale contracts, listing agreements, leasing brokerage agreements, contribution agreements, post-Closing escrow agreements, bottom dollar guarantees, joint venture agreements, leases, ground leases, license agreements and similar occupancy agreements relating to any Company Property, in each case, in existence as of the date hereof or entered into in accordance with the terms of this Agreement, and for which true and complete copies have been made available to Parent; (vii) with respect to any Company Property, Liens that are or would be disclosed on accurate current title searches or surveys or otherwise filed or recorded in the applicable public records; (viii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (ix) with respect to any real property of the Acquired Companies, easements, covenants, conditions, restrictions, agreements, servitudes, encroachments and other similar matters affecting title to such real property and other title and survey matters which would not reasonably be expected to have a Company Material Adverse Effect; or (x) Liens that were incurred in the ordinary course of business since the Lookback Date, and that do not, individually or in the aggregate, materially interfere with the use, operation or transfer of, or any of the benefits of ownership or market value of, the property of the Acquired Companies, taken as a whole.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Personal Information” means data or other information that identifies, relates to, describes, is linked to, is reasonably capable of being associated with, or could reasonably be linked to, directly or indirectly, an identified or identifiable natural person or household, and any information covered by definitions of “personal data,” “personally identifiable information,” “personal information,” or any substantial equivalent of these terms under any Laws.

“Process”, “Processed”, or “Processing” means any operation or set of operations performed, whether by manual or automated means, on data (including Personal Information) or on sets of data (including Personal Information), including the collection, use, sale, storage, transfer, disclosure, analysis, deletion, or modification thereof.

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“REIT Shares Amount” shall have the meaning assigned to the term “REIT Shares Amount” in the Operating Partnership Agreement.

“Representative” means, with respect to any Person, such Person’s trustees, directors, managers, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers and financial advisors), agents and other representatives.

“Sanctioned Jurisdiction” means, at any time, a country or territory that is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, the Crimea, so-called Luhansk People’s Republic, and so-called Donetsk People’s Republic regions of Ukraine, and the non-government controlled areas of the Kherson and Zaporizhzhia oblasts of Ukraine).

“Sanctioned Person” means any Person that is target of any Sanctions, including (i) any Person listed on any Sanctions-related list of designated Persons, including those maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union Member State, or His Majesty’s Treasury of the United Kingdom; (ii) the Government of Venezuela or any Person that is located, organized, or resident in a Sanctioned Jurisdiction; (iii) any Person otherwise subject to Sanctions; or (iv) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (i)-(iii).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by relevant Governmental Authorities, including, but not limited to, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, any EU Member State, or His Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the Securities Act of 1933.

“Shareholder Approval” means the affirmative vote of the holders of Company Common Shares entitled to cast a majority of all the votes entitled to be cast at the Shareholders Meeting on the Company Merger.

“Shareholders Meeting” means the meeting of the holders of Company Common Shares for the purpose of seeking the Shareholder Approval, including any postponement or adjournment thereof.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (i) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (ii) such Person is the controlling general partner, co-general partner, managing member or otherwise manages or controls such other Person (disregarding major decision and veto rights of other investors), or (iii) such Person holds a majority of the equity economic interest.

“Tax” or “Taxes” means any U.S. federal, state, local and foreign income, gross receipts, capital gains, withholding, property, stock, ad valorem, transaction, profits, gains, registration, license, wages, lease, service, service use, social security, unemployment, welfare, disability, severance, occupation, workers’ compensation, premium, windfall profits, net worth, value-added, alternative or add-on minimum, customs duties, recording, stamp, transfer, sales, use, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments, charges or levies, or similar governmental charges (whether imposed directly or through withholding), together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority or additional amounts with respect thereto.

“Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, or information return or statement or other written information and any other document relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule, attachment, or supplement thereto, and including any amendment thereof.

“Wholly Owned Company Subsidiary” means any directly or indirectly wholly owned Subsidiary of the Company.

“Willful Breach” means a material breach of any covenant set forth in this Agreement that is a consequence of a deliberate act or omission undertaken by the breaching Party with the actual knowledge or intent that the taking of such act or failure to take such action would cause or constitute a material breach of this Agreement, whether or not breaching this Agreement is the conscious object of such act or omission.

(b)          In addition to the terms defined in Section 1.1(a), the following terms shall have the respective meanings set forth in the sections set forth below opposite such term:

Acquisition Agreement	Section 7.3(f)(ii)
Adverse Recommendation Change	Section 7.3(f)(i)
Affiliate Transaction	Section 4.19
Agreement	Preamble
Alternative Financing	Section 7.12(b)
Alternative Financing Commitment Letter	Section 7.12(b)
Articles of Company Merger	Section 2.4(b)
Articles of Partnership Merger	Section 2.4(a)
Board Recommendation	Section 4.2(d)
Brookfield	Section 7.6(d)
Capitalization Date	Section 4.4(a)
Certificates	Section 3.2(c)
Closing	Section 2.3
Closing Date	Section 2.3
COBRA	Section 4.17(c)
Company	Preamble
Company Board	Recitals
Company Disclosure Letter	Article IV
Company IP	Section 4.14(b)
Company Merger	Recitals
Company Merger Consideration	Section 3.1(b)(i)
Company Merger Effective Time	Section 2.4(b)
Company Parties	Preamble
Company Preferred Shares	Section 4.4(a)
Company SEC Documents	Section 4.5(a)
Company Subsidiary Partnership	Section 4.13(k)
Company Terminating Breach	Section 9.1(d)(i)
Competing Proposal	Section 7.3(j)(i)
Consents	Section 7.6(a)
Contracting Party	Section 10.11(a)
DE SOS	Section 2.4(a)
Debt Commitment Letters	Recitals
Debt Financing	Section 5.4(a)
Definitive Financing Agreements	Section 7.12(a)
DLLCA	Recitals
DRULPA	Recitals
Equity Commitment Letter	Recitals
Equity Financing	Section 5.4(a)
Exchange Fund	Section 3.2(a)
Excluded Shares	Section 3.1(b)(ii)
Excluded Units	Section 3.1(a)(ii)
Financing	Section 5.4(a)
Financing Commitment Letters	Recitals
Financing Indemnified Parties	Section 7.11(f)

Go-Shop Period	Section 7.3(a)
Governing Document Restrictions	Section 7.13
GP Approval	Recitals
Guarantee	Recitals
Guarantors	Recitals
Indemnified Parties	Section 7.9(c)
Insurance Policies	Section 4.16
Interim Period	Section 6.1(a)
Intervening Event	Section 7.3(j)(iii)
Letter of Transmittal	Section 3.2(c)
Management Agreements	Section 4.12(e)
Material Company Leases	Section 4.10(b)
Material Contract	Section 4.12(c)
Mergers	Recitals
MGCL	Section 4.22
New Bylaws	Section 2.5(b)
New Declaration of Trust	Section 2.5(b)
New Operating Partnership Agreement	Section 2.5(a)
Non-Governmental Consents	Section 7.6(a)
Non-Recourse Party	Section 10.11(a)
Notice Period	Section 7.3(g)(ii)
Old Plans	Section 7.8(b)
Operating Merger Sub	Preamble
Operating Partnership	Preamble
Outside Date	Section 9.1(b)(i)
Parent	Preamble
Parent Parties	Preamble
Parent Terminating Breach	Section 9.1(c)(i)
Parties	Preamble
Partnership Merger	Recitals
Partnership Merger Consideration	Section 3.1(a)(i)
Partnership Merger Effective Time	Section 2.4(a)
Party	Preamble
Paying Agent	Section 3.2(a)
Payoff Letters	Section 7.11(c)
Permits	Section 4.8(a)
Proxy Statement	Section 4.23
Qualifying Income	Section 9.4(a)
Recovery Costs	Section 9.3(c)(ii)
REIT Counsel	Section 7.15(b), Section 7.15(b)
REIT Merger Sub	Preamble
Required Amount	Section 5.4(b)
Sarbanes-Oxley Act	Section 4.5(a)
SDAT	Section 2.4(b)
Solvent	Section 5.5
Superior Proposal	Section 7.3(j)(ii)

Surviving Entity	Section 2.2
Surviving Partnership	Section 2.1
Takeover Statutes	Section 4.22
Tax Protection Agreements	Section 4.13(k)
Transfer Taxes	Section 7.15(a)
Voting Debt	Section 4.4(e)

Section 1.2          Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)         when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)        the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)        whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;

(d)          “or” shall be construed in the inclusive sense of “and/or”;

(e)         the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(f)          all references herein to “$” or dollars shall refer to U.S. dollars;

(g)          no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;

(h)          it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(i)         the phrases “delivered” or “made available” means that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives, including, in the case of “made available” to Parent, REIT Merger Sub, Operating Merger Sub or their Representatives or Affiliates, material that has been posted in the “data room” (virtual or otherwise) established by the Company prior to the execution of this Agreement;

(j)         the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” and, as used in Section 6.1, similar in nature and magnitude to actions customarily taken in the course of normal day-to-day operations, whether or not such words actually follow such phrase;

(k)          references to a Person are also to its successors and permitted assigns;

(l)          any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, unless otherwise specified;

(m)         whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified;

(n)         whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day;

(o)        all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(p)         words of any gender include each other gender, and words using the singular or plural number also include the plural or singular number, respectively;

(q)          any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented and (in the case of statutes) to any rules or regulations promulgated thereunder, including (in the case of statutes) by succession of comparable successor Laws; and

(r)          an accounting term used herein and not otherwise defined has the meaning assigned to it in accordance with GAAP.

ARTICLE II

THE MERGERS

Section 2.1          The Partnership Merger.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DRULPA and the DLLCA, at the Partnership Merger Effective Time, Operating Merger Sub shall be merged with and into the Operating Partnership, whereupon the separate existence of Operating Merger Sub will cease, with the Operating Partnership surviving the Partnership Merger (the Operating Partnership, as the surviving entity in the Partnership Merger, sometimes being referred to herein as the “Surviving Partnership”).  The Partnership Merger shall have the effects provided in this Agreement and the Articles of Partnership Merger (as defined below), and as specified in the applicable provisions of the DRULPA and the DLLCA.

Section 2.2         The Company Merger.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MRL and the DLLCA, at the Company Merger Effective Time, REIT Merger Sub shall be merged with and into the Company, whereupon the separate existence of REIT Merger Sub will cease, with the Company surviving the Company Merger (the Company, as the surviving entity in the Company Merger, sometimes being referred to herein as the “Surviving Entity”), such that following and as a result of the Company Merger, Parent (or Subsidiaries thereof) will be the sole common shareholders of the Surviving Entity, and the Surviving Partnership will be wholly owned by Parent and the Surviving Entity (or Subsidiaries thereof).  The Company Merger shall have the effects provided in this Agreement and the Articles of Company Merger (as defined below), and as specified in the applicable provisions of the MRL and the DLLCA.

Section 2.3         Closing.  The closing of the Mergers (the “Closing”) will take place (a) by electronic exchange of documents and signatures five (5) Business Days following the satisfaction (or waiver, if permitted by applicable law) of the last to be satisfied of the conditions set forth in Article VIII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), or (b) such other place or date as may be agreed in writing by Parent and the Company.  The date on which the Closing actually takes place is referred to herein as the “Closing Date.”

Section 2.4          Effective Times.

(a)         On the Closing Date, Operating Merger Sub, the Operating Partnership, the Company and Parent shall (i) cause the certificate of merger with respect to the Partnership Merger to be duly executed and filed with the Delaware Secretary of State (the “DE SOS”) in accordance with the DRULPA and the DLLCA (the “Articles of Partnership Merger”), and (ii) make any other filings, recordings or publications required to be made by the Operating Partnership or Operating Merger Sub under the DRULPA or the DLLCA in connection with the Partnership Merger.  The Partnership Merger shall become effective at such time as the Articles of Partnership Merger are duly filed with the DE SOS or on such other date and time as specified in the Articles of Partnership Merger (such date and time, the “Partnership Merger Effective Time”), it being understood and agreed that the Parties shall cause the Partnership Merger Effective Time to occur immediately prior to the Company Merger Effective Time.

(b)         On the Closing Date, and immediately after the filing of the Articles of Partnership Merger, REIT Merger Sub, the Company and Parent shall (i) cause articles of merger with respect to the Company Merger to be duly executed and filed for record with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MRL and a certificate of merger to be duly executed and filed with the DE SOS in accordance with the DLLCA (collectively, the “Articles of Company Merger”), and (ii) make any other filings, recordings or publications required to be made by the Company or REIT Merger Sub under the MRL or the DLLCA in connection with the Company Merger.  The Company Merger shall become effective at such time as the Articles of Company Merger are accepted for record by the SDAT or on such other date and time (not to exceed thirty (30) days after the Articles of Company Merger are accepted for record by the SDAT) as specified in the Articles of Company Merger (such date and time, the “Company Merger Effective Time”), it being understood and agreed that the Parties shall cause the Company Merger Effective Time to occur immediately after the Partnership Merger Effective Time.

Section 2.5          Organizational Documents of the Surviving Entities.

(a)        At the Partnership Merger Effective Time, unless otherwise jointly determined by Parent and the Company prior to the Partnership Merger Effective Time: (i) the name of the Surviving Partnership shall be “PKST OP, L.P.”; (ii) by virtue of the Partnership Merger and without the necessity of further action by the Operating Partnership or any other Person, the Operating Partnership Certificate shall be the certificate of limited partnership of the Surviving Partnership until, subject to Section 7.9, thereafter amended in accordance with applicable Law; and (iii) by virtue of the Partnership Merger and without the necessity of further action by the Operating Partnership or any other Person, the Operating Partnership Agreement shall be amended and restated in its entirety to be in such form as reasonably agreed by the Parties (the “New Operating Partnership Agreement”), which shall in all events comply with Section 7.9, and as so amended and restated shall be the limited partnership agreement of the Surviving Partnership until, subject to Section 7.9, thereafter amended in accordance with the provisions thereof and in accordance with applicable Law.

(b)         At the Company Merger Effective Time, unless otherwise jointly determined by Parent and the Company prior to the Company Merger Effective Time: (i) the name of the Surviving Entity shall be “Peakstone Realty Trust”; (ii) by virtue of the Company Merger and without the necessity of further action by the Company or any other Person, the Company Declaration shall be amended and restated in its entirety to read in its entirety as set forth on Annex A hereto (the “New Declaration of Trust”) (with such changes or modifications as may be deemed reasonably necessary or appropriate by Parent; provided, that in all events such New Declaration of Trust shall comply with Section 7.9), and as so amended and restated shall be the declaration of trust of the Surviving Entity until, subject to Section 7.9, thereafter amended in accordance with applicable Law; and (iii) by virtue of the Company Merger and without the necessity of further action by the Company or any other Person, the Company Bylaws shall be amended and restated in their entirety to read in the form of Annex B hereto (the “New Bylaws”) (with such changes or modifications as may be deemed reasonably necessary or appropriate by Parent; provided, that in all events such New Bylaws shall comply with Section 7.9), and as so amended and restated, shall be the bylaws of the Surviving Entity until, subject to Section 7.9, thereafter amended in accordance with the provisions thereof and in accordance with applicable Law.

Section 2.6          Directors, Officers, General Partners and Limited Partners of the Surviving Entities.

(a)        At the Partnership Merger Effective Time and prior to the Company Merger Effective Time, the Company shall be the sole general partner, and the Company and Parent (or Subsidiaries thereof) shall be the sole limited partners, of the Surviving Partnership, entitling the Company and Parent (or their respective Subsidiaries) to such rights, duties and obligations as are more fully set forth in the New Operating Partnership Agreement.

(b)          At the Company Merger Effective Time:

(i)          Parent shall be the sole holder of common equity interests of the Surviving Entity, entitling Parent to such rights, duties and obligations as are more fully set forth in the New Declaration of Trust and the New Bylaws.

(ii)       The Surviving Entity shall be the sole general partner, and Parent and the Surviving Entity (or Subsidiaries thereof) shall be the sole holders, of Operating Partnership Common Units, entitling Parent and the Surviving Entity (or their respective Subsidiaries) to such rights, duties and obligations as are more fully set forth in the New Operating Partnership Agreement (as it may further be amended, including the right to reflect the Surviving Entity as the sole general partner of the Surviving Partnership following the Company Merger Effective Time).

(iii)        The Company and the Surviving Entity shall take all necessary action such that the directors and officers of REIT Merger Sub immediately prior to the Company Merger Effective Time (or such other Persons as may be designated by Parent) shall become the trustees and officers of the Surviving Entity, each to hold office, from and after the Company Merger Effective Time, in accordance with the declaration of trust and bylaws of the Surviving Entity until their respective successors shall have been duly elected, designated or qualified or until their earlier death, resignation or removal in accordance with the declaration of trust and bylaws of the Surviving Entity.

Section 2.7       Subsequent Actions.  As of the Company Merger Effective Time, the Surviving Entity as the general partner of the Surviving Partnership, the officers and trustees of the Surviving Entity and Parent shall be authorized to execute and deliver, in the name and on behalf of the Company, REIT Merger Sub, the Operating Partnership or Operating Merger Sub, as applicable, any deeds, bills of sale, assignments, assumptions and assurances and to take and do, in the name and on behalf of the Company, REIT Merger Sub, the Operating Partnership or Operating Merger Sub, as applicable, or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under, or duty or obligation with respect to, such property, rights, privileges, powers or franchises, or any such debts or liabilities, in the Surviving Entity or the Surviving Partnership, or otherwise to carry out the intent of this Agreement.

Section 2.8          Tax Consequences.  As a result of the Company Merger, the Company shall continue as a REIT for U.S. federal income tax purposes and each holder of Company Common Shares that exchange their Company Common Shares for cash in accordance with Section 3.1(b) shall be treated as exchanging their Company Common Shares for cash for all Tax purposes.  As a result of the Partnership Merger, the Operating Partnership shall continue as a partnership for U.S. federal income tax purposes and each holder of Operating Partnership Common Units that exchange their Operating Partnership Common Units for cash in accordance with Section 3.1(a) shall be treated as exchanging their Operating Partnership Common Units for cash for all Tax purposes.

ARTICLE III

EFFECTS OF THE MERGERS

Section 3.1          Effects of the Mergers.

(a)         At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of the Parent Parties, the Company Parties or the holders of any securities of the Operating Partnership or Operating Merger Sub:

(i)         Except as noted below, each Operating Partnership Common Unit, or fraction thereof, issued and outstanding immediately prior to the Partnership Merger Effective Time (other than Excluded Units in accordance with Section 3.1(a)(ii)), shall be automatically cancelled and converted into the right to receive, in accordance with the terms of this Agreement, an amount in cash equal to the product of (x) the REIT Shares Amount multiplied by (y) the Company Merger Consideration, without interest (such amount per unit, the “Partnership Merger Consideration”), subject to Section 3.1(a)(ii), Section 3.1(a)(iii), Section 3.1(c), Section 3.4 and the next sentence of this Section 3.1(a)(i).  From and after the Partnership Merger Effective Time, all Operating Partnership Common Units (other than the Excluded Units) shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and each holder of Operating Partnership Common Units (other than the Excluded Units) shall cease to have any rights with respect thereto, except for the right to receive the Partnership Merger Consideration therefor in accordance with Section 3.2.

(ii)        No consideration shall be paid to each Operating Partnership Unit that is issued and outstanding as of immediately prior to the Partnership Merger Effective Time and then held by the Parent Parties or any of their respective Subsidiaries or any of the Acquired Companies (including the Company) (the “Excluded Units”), nor shall any right inure or be made with respect thereto in connection with or as a consequence of the Partnership Merger.

(iii)        Each unit of Operating Merger Sub that is issued and outstanding immediately prior to the Partnership Merger Effective Time shall be automatically cancelled and shall cease to exist, and each holder of Operating Merger Sub units shall cease to have any rights with respect thereto.

(b)        At the Company Merger Effective Time, by virtue of the Company Merger and without any further action on the part of the Parent Parties, the Company Parties or the holders of any securities of the Company or REIT Merger Sub:

(i)          Except as noted below, each Company Common Share, or fraction thereof, issued and outstanding as of immediately prior to the Company Merger Effective Time (other than Excluded Shares in accordance with Section 3.1(b)(ii)), shall be automatically cancelled and converted into the right to receive, in accordance with the terms of this Agreement, an amount in cash equal to $21.00 per share, without interest (such amount per share, the “Company Merger Consideration”), upon the proper surrender of Book-Entry Shares and Certificated Shares representing validly issued, fully paid and nonassessable Company Common Shares in accordance with Section 3.2 and subject to Section 3.1(b)(ii), Section 3.1(c), Section 3.4 and the next sentence of this Section 3.1(b)(i).  From and after the Company Merger Effective Time, all Company Common Shares shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and each holder of a Company Common Share shall cease to have any rights with respect thereto, except for the right to receive the Company Merger Consideration therefor in accordance with Section 3.2.

(ii)        Each Company Common Share issued and outstanding as of immediately prior to the Company Merger Effective Time and then held by the Parent Parties or any of their respective Subsidiaries or any of the Acquired Companies (the “Excluded Shares”) shall be automatically cancelled and shall cease to exist, and no consideration shall be paid, nor shall any right inure or be made with respect thereto in connection with or as a consequence of the Mergers.

(iii)       The equity interests of REIT Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall automatically be converted into and become the equity interests of the Surviving Entity, and shall constitute the only issued and outstanding equity interests of the Surviving Entity.

(c)         Adjustment to Merger Consideration.  The Company Merger Consideration, the Partnership Merger Consideration and other similarly dependent items shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Shares or Operating Partnership Units, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Company Common Shares or Operating Partnership Units outstanding after the date hereof and prior to the Company Merger Effective Time and the Partnership Merger Effective Time, as applicable, so as to provide the holders of Company Common Shares or Operating Partnership Units with the same economic effect as contemplated by this Agreement prior to such event and so adjusted shall, from and after the date of such event, be the Company Merger Consideration, the Partnership Merger Consideration and other similarly dependent items.

Section 3.2          Payment Procedures.

(a)          Prior to the Partnership Merger Effective Time, Parent shall appoint a nationally recognized, reputable U.S. bank or trust company (the identity and terms of designation and appointment of which shall be subject to the reasonable prior approval of the Company) to act as paying agent with respect to the Mergers (the “Paying Agent”).  Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent.  At or prior to the Partnership Merger Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent a cash amount in U.S. dollars that is sufficient in the aggregate to enable the Paying Agent to make the payments of the Company Merger Consideration and the Partnership Merger Consideration (the “Exchange Fund”).  In the event the Exchange Fund is insufficient to make the payments contemplated pursuant to Section 3.2, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments.  The Paying Agent shall make payments, in accordance with the Paying Agent’s customary procedures, of the Company Merger Consideration and the Partnership Merger Consideration out of the Exchange Fund in accordance with this Agreement.  Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity.

(b)        Partnership Units.  As soon as practicable after the Partnership Merger Effective Time (and in no event later than three (3) Business Days after the Partnership Merger Effective Time), Parent or the Surviving Partnership shall cause the Paying Agent to issue and deliver to each holder of Operating Partnership Common Units (other than Excluded Units) as of immediately prior to the Partnership Merger Effective Time a check or wire transfer representing the applicable Partnership Merger Consideration out of the Exchange Fund that such holder has the right to receive pursuant to the provisions of Section 3.1(a), without such holder being required to deliver an executed Letter of Transmittal (as defined below) to the Paying Agent but subject to and in accordance with the Paying Agent’s customary procedures and such other procedures as agreed by the Company, Parent and the Paying Agent, and such Operating Partnership Common Units shall be automatically cancelled in accordance with Section 3.1(a).  No interest shall be paid or accrued for the benefit of holders of Operating Partnership Common Units on the Partnership Merger Consideration payable in respect of such Operating Partnership Common Units.

(c)          Certificates.  As soon as practicable after the Company Merger Effective Time (and in no event later than three (3) Business Days after the Company Merger Effective Time), Parent or the Surviving Entity shall cause the Paying Agent to mail to each Person that was, immediately prior to the Company Merger Effective Time, a holder of record of Company Common Shares represented by certificates (the “Certificates”), which Company Common Shares were converted into the right to receive the Company Merger Consideration at the Company Merger Effective Time pursuant to Section 3.1(b)(i) of this Agreement: (A) a letter of transmittal, which shall be in a customary form reasonably acceptable to the Company and Parent prior to the Company Merger Effective Time and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, shall have a customary release of all claims against Parent, REIT Merger Sub and the Company arising out of or related to such holder’s ownership of Company Common Shares (a “Letter of Transmittal”) and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for payment of the Company Merger Consideration, the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Company Merger Effective Time.  Upon surrender of a Certificate (or affidavit of loss in lieu thereof) to the Paying Agent or to such other agent or agents as may be appointed in writing by REIT Merger Sub, and upon delivery of a Letter of Transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Company Merger Consideration for each Company Common Share formerly represented by such Certificates (after giving effect to any required Tax withholdings as provided in Section 3.4), and any Certificate so surrendered shall forthwith be cancelled.  If payment of the Company Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any Transfer Taxes required by reason of the payment of the Company Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Entity that such Taxes either have been paid or are not required to be paid.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.  Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Company Merger Effective Time to represent only the right to receive the Company Merger Consideration as contemplated by this Agreement, except for Excluded Shares.

(d)        Book-Entry Shares.  Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Shares shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed Letter of Transmittal to the Paying Agent, to receive the Company Merger Consideration that such holder is entitled to receive pursuant to the terms hereof.  In lieu thereof, each holder of record of one (1) or more Book-Entry Shares held through The Depository Trust Company whose Company Common Shares were converted into the right to receive the Company Merger Consideration shall upon the Company Merger Effective Time, in accordance with The Depository Trust Company’s customary procedures (including receipt by the Paying Agent of an “agent’s message” (or such other evidence of transfer or surrender as the Paying Agent may reasonably request)) and such other procedures as agreed by the Company, Parent, the Paying Agent and The Depository Trust Company, be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee, for the benefit of the holder of such Book-Entry Shares held through it, as promptly as practicable after the Company Merger Effective Time, in respect of each such Book-Entry Share, the Company Merger Consideration out of the Exchange Fund for each such Book-Entry Share (after giving effect to any required Tax withholdings as provided in Section 3.4) and such Book-Entry Shares of such holder shall forthwith be cancelled.  As soon as practicable after the Company Merger Effective Time (and in no event later than five (5) Business Days after the Company Merger Effective Time), the Surviving Entity shall cause the Paying Agent to mail to each Person that was, immediately prior to the Company Merger Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company (A) a Letter of Transmittal and (B) instructions for returning such Letter of Transmittal in exchange for the Company Merger Consideration, the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Company Merger Effective Time.  Upon delivery of such Letter of Transmittal, in accordance with the terms of such Letter of Transmittal, duly executed and in proper form, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor the Company Merger Consideration, for each such Book-Entry Share (after giving effect to any required Tax withholdings as provided in Section 3.4), and such Book-Entry Shares so surrendered shall forthwith be cancelled.  Payment of the Company Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.  No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares.  Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Company Merger Effective Time to represent only the right to receive the Company Merger Consideration as contemplated by this Agreement, except for Excluded Shares.

(e)         If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Exchange Fund, Parent) shall issue, in exchange for such lost, stolen or destroyed Certificate, the Company Merger Consideration into which the Company Common Shares represented by such Certificate were converted pursuant to Article II.

(f)          On or after the first (1st) anniversary of the Company Merger Effective Time, the Surviving Entity shall be entitled to cause the Paying Agent to deliver to the Surviving Entity or the Surviving Partnership, as applicable, any funds made available by Parent to the Paying Agent which have not been disbursed to holders of Company Common Shares or Operating Partnership Common Units (in each case as of immediately prior to the Partnership Merger Effective Time), as applicable, and thereafter, such holders shall be entitled to look to Parent, the Surviving Entity or the Surviving Partnership, as applicable, with respect to the cash amounts payable upon surrender of their Company Common Shares or Operating Partnership Units, as applicable.  None of Parent, the Surviving Entity, the Surviving Partnership or the Paying Agent or any other Person shall be liable to any holder of Company Common Shares or Operating Partnership Units for any Company Merger Consideration or Partnership Merger Consideration, respectively, or other amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any amounts remaining unclaimed by such holders of Company Common Shares or Operating Partnership Common Units immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity or the Surviving Partnership, respectively, free and clear of any claims or interest of any such holders or their successors, assigns or personal Representatives previously entitled thereto.

(g)         Share Transfer Books.  As of the Company Merger Effective Time, the share transfer books of the Company shall be closed, and thereafter, there shall be no further registration of transfers of Company Common Shares on the records of the Company.  The Company Merger Consideration paid in accordance with the terms of this Article III automatically upon surrender of Book-Entry Shares representing Company Common Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Book-Entry Shares.  From and after the Company Merger Effective Time, the holders of Company Common Shares outstanding immediately prior to the Company Merger Effective Time shall cease to have any rights with respect to such Company Common Shares, except as otherwise provided for herein or by applicable Law.  If, after the Company Merger Effective Time, Book-Entry Shares representing Company Common Shares are presented to the Surviving Entity for transfer, they shall be cancelled and exchanged as provided in this Agreement.

(h)         Unit Transfer Books.  As of the Partnership Merger Effective Time, the unit transfer books of the Operating Partnership shall be closed, and thereafter, there shall be no further registration of transfers of Operating Partnership Common Units on the records of the Operating Partnership.  From and after the Partnership Merger Effective Time, the holders of Operating Partnership Common Units outstanding immediately prior to the Partnership Merger Effective Time shall cease to have any rights with respect to such Operating Partnership Units, except as otherwise provided for herein or by applicable Law.

(i)          After the Closing Date, the Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent and in accordance with the Paying Agent’s customary procedures.  Any interest and other income resulting from such investments shall be paid to Parent or its designee.  No investment or losses thereon of the Exchange Fund shall affect the consideration to which holders of Company Common Shares or Operating Partnership Common Units are entitled pursuant to Section 3.1(a)(i) and Section 3.1(b)(i), respectively.  Until the termination of the Exchange Fund, to the extent that there are losses with respect to such investments, or the cash portion of the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Company Merger Consideration or the Partnership Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the cash portion of the Exchange Fund lost through investments or other events so as to ensure that the cash portion of the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments.

Section 3.3        Treatment of Company RSU Awards.  At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the Company, Parent or the holder thereof, each Company RSU Award, whether vested or unvested, that is outstanding as of immediately prior to the Company Merger Effective Time shall automatically be cancelled and terminated and converted into the right to receive, within two (2) Business Days after the Company Merger Effective Time, an amount in cash equal to the sum of (i) the product obtained by multiplying (x) the aggregate number of Company Common Shares underlying such Company RSU Award immediately prior to the Company Merger Effective Time by (y) the Company Merger Consideration, plus (ii) the amount, if any, payable with respect to Distribution Equivalent Rights corresponding to such Company RSU Award that remains unpaid as of the Company Merger Effective Time, in each case, without interest and less any applicable withholding Taxes.  Notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company RSU Award or Distribution Equivalent Right that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code shall be made in compliance with Section 409A of the Code.

Section 3.4        Withholding Rights.  Each Party hereto and the Paying Agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax Law.  To the extent that such amounts are so deducted and withheld, each such payor shall take all action as may be necessary to ensure any such amounts so withheld are timely and properly remitted to the appropriate Governmental Authority.  Any amounts deducted and withheld under this Agreement that are remitted to the appropriate Governmental Authority shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3.5          Dissenters Rights.  No dissenters’ rights, appraisal rights, or other similar rights (including rights of an objecting shareholder pursuant to Section 8-501.1(j) of the MRL) shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.

Section 3.6          General Effects of the Mergers.

(a)          At the Partnership Merger Effective Time, the effect of the Partnership Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the DRULPA and the DLLCA.  Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all of the assets, property, rights, privileges, powers and franchises of the Operating Partnership and Operating Merger Sub shall vest in the Surviving Partnership, and all debts, obligations, liabilities and duties of the Operating Partnership and Operating Merger Sub shall become the debts, obligations, liabilities and duties of the Surviving Partnership.

(b)         At the Company Merger Effective Time, the effect of the Company Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the MRL and the DLLCA.  Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all of the assets, property, rights, privileges, powers and franchises of the Company and REIT Merger Sub shall transfer to, vest in, and devolve on, the Surviving Entity, and all debts, obligations, liabilities and duties of the Company and REIT Merger Sub shall become the debts, obligations, liabilities and duties of the Surviving Entity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE OPERATING PARTNERSHIP

Except (a) as set forth in the disclosure letter prepared by the Company Parties and delivered to Parent at or prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent (notwithstanding the absence of a specific cross reference) the applicability of such disclosure to such other section or subsection of this Agreement is reasonably apparent on its face; provided, that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company or the Operating Partnership made herein), or (b) as disclosed in the Company SEC Documents (as defined below) and available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system at least two (2) Business Days prior to the date of this Agreement (excluding any information or documents incorporated by reference therein, or filed as exhibits thereto, and excluding any disclosures contained in such documents under the heading “Forward Looking Statements” or “Risk Factors” or any similarly titled captions and any other disclosures contained therein that are cautionary or forward looking in nature) but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements, the Company and the Operating Partnership hereby represent and warrant to the Parent Parties, jointly and severally, that:

Section 4.1          Organization and Qualification; Subsidiaries.

(a)        The Company is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland and has the requisite trust power and authority to own, lease and, to the extent applicable, operate its properties and assets and to carry on its business as it is now being conducted.  The Company is duly qualified or licensed to do business and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)         Each Subsidiary of the Company, including the Operating Partnership, is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and assets and to carry on its business as it is now being conducted.  Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing, in each jurisdiction where such qualification, licensing and good standing is legally required due to the character of the properties owned, operated or leased by it or the nature of its business, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would have, and would not reasonably be expected to have, a Company Material Adverse Effect.

(c)       Section 4.1(c) of the Company Disclosure Letter sets forth a true and complete list of the Subsidiaries of the Company and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which the Company and each Subsidiary of the Company are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by the Company in each Subsidiary of the Company.

(d)         Except as set forth in Section 4.1(d) of the Company Disclosure Letter, none of the Acquired Companies, directly or indirectly, owns any equity interest, membership interest, partnership interest, joint venture interest, or investment (whether equity or debt), or any interest convertible into, exercisable or exchangeable for any of the foregoing in, nor is it under any current or prospective obligation to make any loan, capital contribution, or other investment in any Person (other than in the Subsidiaries of the Company and investments in short-term investment securities).

(e)         The Company has made available to Parent true, complete and correct copies of the Company Governing Documents and the Operating Partnership Governing Documents.  The Company is in compliance with the terms of its Company Governing Documents in all material respects.  The Operating Partnership and the Company are each in compliance with the terms of the Operating Partnership Governing Documents in all material respects.  The Company Governing Documents and Operating Partnership Governing Documents were duly adopted and are in full force and effect.

Section 4.2          Authority; Approval Required.

(a)          The Company has the requisite trust power to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Shareholder Approval, to consummate the transactions contemplated by this Agreement, including the Company Merger.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary trust action, and no other trust proceedings on the part of the Company are necessary to authorize this Agreement or the Company Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Company Merger, to receipt of the Shareholder Approval and the filing of the Articles of Company Merger with, and acceptance for record of the Articles of Company Merger by, the SDAT.

(b)          The Operating Partnership has the requisite limited partnership power to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of approval of the Company as general partner of the Operating Partnership, to consummate the transactions contemplated by this Agreement, including the Partnership Merger.  The execution and delivery of this Agreement by the Operating Partnership and the consummation by the Operating Partnership of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited partnership action, and no other limited partnership proceedings on the part of the Operating Partnership are necessary to authorize this Agreement or the Partnership Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Partnership Merger, to the filing of the Articles of Partnership Merger with, and acceptance for record of the Articles of Partnership Merger by, the DE SOS.

(c)        This Agreement has been duly and validly executed and delivered by the Company Parties and, assuming due authorization, execution and delivery by the Parent Parties, constitutes a legally valid and binding obligation of each of the Company and the Operating Partnership, enforceable against the Company and the Operating Partnership on and in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(d)        The Company Board has duly adopted resolutions unanimously (i) declaring that the terms of this Agreement, the Company Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its shareholders, (ii) authorizing, approving and declaring advisable the execution, delivery and performance of this Agreement and, subject to obtaining the Shareholder Approval, the consummation of the transactions contemplated by this Agreement, including the Company Merger, (iii) directed that the approval of the Company Merger and the transactions contemplated by this Agreement be submitted to a vote of the holders of Company Common Shares at the Shareholders Meeting, and (iv) except as may be permitted pursuant to Section 7.3, resolved to include in the Proxy Statement the recommendation of the Company Board to holders of Company Common Shares to vote in favor of approval of the Company Merger (such recommendation, the “Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(e)          The Company, as general partner of the Operating Partnership, has duly executed the GP Approval.

(f)          The Shareholder Approval is the only vote or consent of the holders of any class of securities of the Company necessary to approve the Company Merger and the other transactions contemplated by this Agreement.

Section 4.3          No Conflict; Required Filings and Consents.

(a)       The execution and delivery of this Agreement by the Company Parties do not, and the performance of this Agreement and their obligations hereunder will not, (i) assuming receipt of the Shareholder Approval in the case of the Company and the GP Approval, in the case of the Operating Partnership, conflict with or violate any provision of (A) the Company Governing Documents, in the case of the Company, or the Operating Partnership Governing Documents, in the case of the Operating Partnership, or (B) any equivalent organizational or governing documents of any other Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained, all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Acquired Companies or by which any property or asset of the Acquired Companies is bound, or (iii) except as set forth in Section 4.3(a)(iii) of the Company Disclosure Letter, require any consent or approval (except as contemplated by Section 4.3(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of any of the Acquired Companies under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien (other than a Permitted Encumbrance) on any property or asset of the Acquired Companies pursuant to, any Material Contract or Permit (as defined herein) to which any of the Acquired Companies is a party, except, as to clauses (i)(B), (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)         The execution and delivery of this Agreement by the Company Parties do not, and the performance of this Agreement by the Company Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by the Company Parties, except (i) the filing with the SEC of the Proxy Statement and such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Company Merger with, and the acceptance for record of the Articles of Company Merger by, the SDAT pursuant to the MRL, (iii) the filing of the Articles of Partnership Merger with, and the acceptance for record of the Articles of Partnership Merger by, the DE SOS pursuant to the DRULPA, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (v) the consents, authorizations, orders or approvals of each Governmental Authority or Agency listed in Section 8.1(a) of the Company Disclosure Letter, and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.4          Capital Structure.

(a)          The authorized shares of beneficial interest of the Company consist of 1,000,000,000 shares, of which (i) 800,000,000 are designated as Company Common Shares, and all 800,000,000 Company Common Shares are further designated as Class E Common Shares, and (ii) 200,000,000 are designated as preferred shares of beneficial interest, par value $0.001 per share (“Company Preferred Shares” and, together with the Company Common Shares, the “Company Capital Shares”).  As of the close of business on January 29, 2026 (the “Capitalization Date”), (i) 37,176,167 Company Common Shares were issued and outstanding, (ii) no Company Preferred Shares were issued and outstanding and (iii) Company RSU Awards covering 930,527 Company Common Shares were outstanding.  All of the outstanding Company Capital Shares are duly authorized, validly issued, fully paid and nonassessable.  From the close of business on the Capitalization Date until the date of this Agreement, no Company Common Shares, Company Preferred Shares or Company RSU Awards have been issued, awarded or granted other than (A) such Company Common Shares issued in connection with the vesting of Company RSU Awards or (B) the redemption or conversion of any Operating Partnership Common Units pursuant to the terms of the Operating Partnership Governing Documents.  Except as set forth in this Section 4.4(a), there are no other outstanding Company Capital Shares as of the close of business on the Capitalization Date.

(b)        Section 4.4(b) of the Company Disclosure Letter sets forth the following information with respect to outstanding Company RSU Awards as of the close of business on the Capitalization Date: (i) the name (or employee identification number) of the holder thereof; (ii) the number of Company Common Shares underlying such Company RSU Award; (iii) the grant date, (iv) whether such RSU Award includes Distribution Equivalent Rights, and (v) the expiration date (if any).

(c)         The Company is the sole general partner of the Operating Partnership and, as of the close of business on the Capitalization Date, is the legal and beneficial owner of, and has good and valid title to, all of the general partnership interests in the Operating Partnership.  As of the close of business on the Capitalization Date, (i) 39,909,904 Operating Partnership Common Units were issued and outstanding (rounded up to the nearest whole unit), (ii) no Operating Partnership Preferred Units were issued and outstanding, and (iii) no Operating Partnership LTIP Units were issued and outstanding.  As of the close of business on the Capitalization Date, the Company and its wholly owned Subsidiaries owned 37,176,167 Operating Partnership Common Units, corresponding to 93.15% of the total issued and outstanding Operating Partnership Common Units.  As of the close of business on the Capitalization Date, the limited partners of the Operating Partnership other than the Company and its wholly owned Subsidiaries owned 2,733,737 Operating Partnership Common Units (rounded up to the nearest whole unit), corresponding to 6.85% of the total issued and outstanding Operating Partnership Common Units.  Except as set forth in this Section 4.4(c), there are no other outstanding Operating Partnership Units as of the close of business on the Capitalization Date. From the close of business on the Capitalization Date until the date of this Agreement, no Operating Partnership Common Units, Operating Partnership Preferred Units or Operating Partnership LTIP Units have been issued, awarded or granted.

(d)       All of the outstanding shares of capital stock of each Subsidiary of the Company (other than the Operating Partnership) that is a corporation are duly authorized, validly issued, fully paid and nonassessable.  All of the outstanding equity interests in each Subsidiary of the Company that is a partnership or limited liability company are duly authorized and validly issued.  All outstanding shares of capital stock of, or equity interests in, each Subsidiary of the Company that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable, as applicable.  Except with respect to the Operating Partnership and as set forth on Section 4.4(d) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding capital stock of, or equity interests in, each Subsidiary of the Company (other than the Operating Partnership), free and clear of all Liens, other than Permitted Encumbrances.

(e)         As of the close of business on the Capitalization Date, there are no bonds, debentures, notes or other Indebtedness having general voting rights (or that are convertible into securities having such rights) of the Acquired Companies (“Voting Debt”) issued and outstanding.  Except for Company RSU Awards (and any related Distribution Equivalent Rights) set forth in Section 4.4(b) of the Company Disclosure Letter, as of the close of business on the Capitalization Date (and Company Common Shares issuable on the vesting or settlement thereof, as applicable), there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, share appreciation rights, phantom shares, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Acquired Companies is a party or by which any of them is bound obligating any of the Acquired Companies to (A) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares or other equity interests or phantom shares or other contractual rights the value of which is determined in whole or in part by the value of any equity security of any of the Acquired Companies or securities convertible into or exchangeable for such shares or equity interests, (B) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, share appreciation rights, phantom shares, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments, or (C) redeem, repurchase or otherwise acquire any such shares, Voting Debt or other equity interests.

(f)          None of the Company Parties are party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any Company Common Shares or Company Preferred Shares of any of the Company Parties.  Except as set forth in Section 4.4(f) of the Company Disclosure Letter, none of the Acquired Companies has granted any registration rights on Company Capital Shares or Operating Partnership Units.  No Company Common Shares are owned by any Subsidiary of the Company.

(g)          The Company does not have a “poison pill” or similar shareholder rights plan.

(h)         All dividends or other distributions on Company Common Shares and any material dividends or other distributions on any securities of any Subsidiary of the Company, which have been authorized or declared prior to the date hereof, have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).  There has been no repurchase of Company Capital Shares between the close of business on the Capitalization Date and the date of this Agreement.

Section 4.5          SEC Documents; Financial Statements; Internal Controls; Off-Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a)        The Company has timely filed with, or furnished (on a publicly available basis) to, the SEC, or, with respect to any late disclosure, timely responded to the SEC or subsequently filed, all forms, documents, statements, schedules and reports required to be filed or furnished by the Company under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) since the Lookback Date (the forms, documents, statements and reports filed or furnished with the SEC on or after the Lookback Date and those filed or furnished with the SEC since the date of this Agreement, if any, including any amendments or supplements thereto, the “Company SEC Documents”).  As of their respective filing or furnishing dates (or the date of their most recent amendment, supplement or modification), the Company SEC Documents (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review.  As of the date hereof, no Subsidiary of the Company is separately required to file any form or report with the SEC pursuant to the periodic and current disclosure requirements under Section 13(a) or Section 15(d) of the Exchange Act.

(b)       The consolidated audited and unaudited financial statements of the Company and the consolidated Subsidiaries of the Company included, or incorporated by reference, in the Company SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later Company SEC Documents), (i) complied as to form, as of their respective dates, in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8‑K, Regulation S‑X or any successor or like form under the Exchange Act), and (iii) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material, individually or in the aggregate), the consolidated financial position of the Company and the consolidated Subsidiaries of the Company, taken as a whole, as of their respective dates and the consolidated results of operations of the Company and the consolidated Subsidiaries of the Company for the periods presented therein.

(c)        The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to provide reasonable assurance that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.  The Company has designed and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for the Company and the consolidated Subsidiaries of the Company.

(d)        None of the Acquired Companies is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any securitization transaction or “off‑balance sheet arrangements” (as defined in Item 303(b) of Regulation S‑K of the SEC), where the result, purpose or intended effect of such transaction or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Acquired Companies in the Company’s audited financial statements or other Company SEC Documents.

(e)          Neither the Company nor any Subsidiary of the Company is required to be registered as an investment company under the Investment Company Act.

(f)        Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the Lookback Date, none of the Acquired Companies has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or trustee of the Company.

(g)        Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Lookback Date, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any trustee, director, Officer, employee, auditor, accountant or Representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of duty or similar violation by the Company or any of its Subsidiaries or any of their respective trustees, Officers, directors, employees or agents to the Company Board or any committee thereof or to any trustee or Officer of the Company or any of its Subsidiaries.

Section 4.6          Absence of Certain Changes or Events.  Except as set forth in Section 4.6 of the Company Disclosure Letter, since September 30, 2025 through the date of this Agreement, (a) the Acquired Companies have conducted their respective business in all material respects in the ordinary course of business, (b) there has not been any Company Material Adverse Effect and (c) none of the Acquired Companies has taken any action that, if taken or proposed to be taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in clauses (i), (ii), (xiii), (xiv), (xviii) or (xx) of Section 6.1(b).

Section 4.7         No Undisclosed Liabilities.  Except (a) as specifically disclosed or reflected and, if required, reserved against in the financial statements or in the notes thereto contained in the Company SEC Documents, (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2025, or (d) liabilities that would not, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect, none of the Acquired Companies has any liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP or obligations or Indebtedness (whether accrued, absolute, contingent or otherwise).

Section 4.8          Permits; Compliance with Law.

(a)         Each of the Acquired Companies is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, Orders, franchises, certifications and clearances of any Governmental Authority, including building permits and certificates of occupancy, necessary for such Acquired Company to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted (the “Permits”), and all such Permits are valid and in full force and effect, and are sufficient for the operation of the business as presently conducted by the Acquired Companies except where the failure to be in possession of, or the failure to be valid or in full force and effect of or the sufficiency of, any of the Permits, individually or in the aggregate, would not have, and would not reasonably be expected to have a Company Material Adverse Effect.  Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no event has occurred with respect to any of the Permits which permits, or after notice or lapse of time or both would permit, revocation, suspension or termination thereof or would result in any other material impairment of the rights of the holder of any such Permits.  To the Knowledge of the Company, there is not pending any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of the Acquired Companies that impairs the validity of any Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any Permit, except where the impairment or revocation of any such Permit, individually, or in the aggregate, would not have, and would not reasonably be expected to have, a Company Material Adverse Effect.  None of the Acquired Companies has, since the Lookback Date: (i) received any written notice from any Governmental Authority regarding any material violation by any Acquired Company of any Law or (ii) provided any written notice required by applicable Law to any Governmental Authority regarding any material violation by an Acquired Company of any Law, which notice in either case remains outstanding or unresolved as of the date hereof, except for such notices that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)        None of the Acquired Companies is, nor since the Lookback Date has received written notice of default or violation of (i) any Law applicable to any of the Acquired Companies or by which any property or asset of any of the Acquired Companies is bound or (ii) any Permits, except, in each case, for any such conflicts, defaults, violations or investigations that have been cured, or that, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company has not received written notice from any Governmental Authority of any investigations the outcomes of which, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

(c)         Except as, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Company Material Adverse Effect, in the last five (5) years, none of the Acquired Companies, nor, to the Knowledge of the Company, any of their respective Officers, trustees or directors, (in their capacity as such), has (i) violated any Anti-Corruption Laws applicable to such person, (ii) been in violation of Sanctions or knowingly conducted any business or transaction with or involving any Sanctioned Jurisdiction or Sanctioned Person or (iii) been a Sanctioned Person. To the Knowledge of the Company, in the last five (5) years, neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority of any pending formal investigation, enforcement proceeding or other regulatory action by any Governmental Authority regarding any violation or alleged violation of Anti-Corruption Laws or Sanctions.

Section 4.9          Litigation.  As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened in writing seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other transactions contemplated by this Agreement. There is no other Action (excluding the Actions of the nature described in the prior sentence) pending or, to the Knowledge of the Company, threatened in writing against any of the Acquired Companies that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.  None of the Acquired Companies, nor any of their respective properties or assets, is named in or subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 4.10        Properties.

(a)         Subject to the immediately succeeding sentence, Section 4.10(a) of the Company Disclosure Letter lists the Company Properties, and sets forth the applicable Acquired Company that owns (or leases, as applicable, and as indicated) each such property.  Subject to (i) debt and other matters set forth in Section 4.10(a) of the Company Disclosure Letter and (ii) Permitted Encumbrances, the Acquired Companies own marketable fee simple title to, or a valid leasehold interest in, the Company Properties, in each case free and clear of Liens.  Except as, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) to the Knowledge of the Company as of the date hereof, none of the Acquired Companies has received written notice of any violation of any Law affecting any portion of any of the Company Properties issued by any Governmental Authority and (ii) to the Knowledge of the Company as of the date hereof, none of the Acquired Companies has received written notice to the effect that there are (A) condemnation, rezoning or other public land use proceedings from any Governmental Authority that are pending or threatened with respect to any of the Company Properties or (B) zoning, building or similar Laws, codes, ordinances, Orders or regulations that are violated by the operation or use of any buildings or other improvements on any of the Company Properties as currently conducted.

(b)       To the Knowledge of the Company, as of the date hereof, the Company has delivered to or made available to Parent correct and complete, in all material respects, copies of each lease pursuant to which an Acquired Company is a lessor, together with all material amendments and modifications thereto and all guarantees thereof (if any)  (collectively, the “Material Company Leases”).  Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, each Material Company Lease is in full force and effect and no Acquired Company nor, to the Knowledge of the Company, any other party to a Material Company Lease, is in default beyond any applicable notice and cure period under any Material Company Lease and, to the Knowledge of the Company, there exists no event which, with notice or lapse of time or both, would constitute a material default thereunder by any Acquired Company or that could reasonably be expected to result in termination thereof by the tenant or, to the Knowledge of the Company, any other party thereto, and no Acquired Company has received any written notice from the tenant of any such default or potential default.  Except as set forth on Section 4.10(b) of the Company Disclosure Letter or except as has been resolved prior to the date hereof, as of the date of this Agreement, no Acquired Company has received notice of any insolvency or bankruptcy proceeding (or threatened proceedings) involving any tenant under any Material Company Lease where such proceeding remains pending, except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(c)         The Acquired Companies have marketable title to, or a valid and enforceable leasehold interest in, all material personal property owned, used or held for use by them, except in each case, as would not reasonably be expected, individually or in the aggregate to have a Company Material Adverse Effect.  The Acquired Companies’ ownership of any such personal property is not subject to any Liens, other than Permitted Encumbrances, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(d)          A rent roll for each Company Property as of January 1, 2026 is set forth in Section 4.10(d) of the Company Disclosure Letter, which sets forth the identity of the tenant, the lease start date and expiration date, approximate square feet of rentable area, usable acres or leasable area, and monthly rent, which is true and correct as to the information thereon as of the date stated thereon, except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(e)         With respect to each Company Property except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, no written claim has been made against an owner’s or leasehold policy of title insurance by any Acquired Company, that to the Knowledge of the Company, remains outstanding.

(f)         Except as set forth on Section 4.10(f) of the Company Disclosure Letter or as set forth in the Material Company Leases, as of the date of this Agreement, neither the Company nor any Acquired Company has entered into any written agreement pursuant to which the Company or any such Acquired Company is obligated to purchase or sell any interest in real property on or after the date of this Agreement. Except as set forth on Section 4.10(f) of the Company Disclosure Letter or as set forth in the Material Company Leases, and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any Acquired Company has granted any unexpired options, rights of first offer or rights of first refusal to purchase or otherwise convey any real property interest in the Company Property or any portion thereof.  To the Knowledge of the Company, there are no brokerage commissions or brokerage fees which are now due or which may be due in the future relating to the purchase or sale of any interest(s) in real property or to any of the Material Company Leases, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g)        To the Knowledge of the Company, Section 4.10(g) of the Company Disclosure Letter lists in all material respects each Company Property which is under development, the contract amount for which exceeds $5,000,000 and is ongoing as of the date hereof, and describes the general status of such development and/or capital improvement work, as of the date hereof.

Section 4.11        Environmental Matters. Except as set forth on Section 4.11 of the Company Disclosure Letter or as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, since the Lookback Date or such shorter period of its ownership of a Company Property: (a) the Acquired Companies have not received written notice from any Governmental Authority that their respective Company Properties are not in compliance with all Environmental Laws and all applicable Environmental Permits; (b) to the Knowledge of the Company, each of the Acquired Companies is in possession of all Environmental Permits necessary for the Acquired Companies to own, lease and, to the extent applicable, operate its Company Properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect with all necessary applications for renewal thereof having been timely filed; (c) the Acquired Companies as to their respective Company Properties have not received written notice from any Governmental Authority that any and all Hazardous Substances disposed of by any of the Acquired Companies were not done so in accordance with all applicable Environmental Laws and Environmental Permits; (d) the Acquired Companies as to their respective Company Properties have not received any written notice, demand, letter, claim or request from any Governmental Authority for information alleging any violation of, or liability under, applicable Environmental Law; and (e) to the Knowledge of the Company, the Acquired Companies and their respective Company Properties are not subject to any Order, writ, judgment, injunction, decree, stipulation, determination, administrative action, or award by any Governmental Authority pursuant to any Environmental Laws or any Environmental Permit.

Section 4.12         Material Contracts.

(a)          All Contracts, including amendments thereto, required to be filed with the SEC as an exhibit to any Company SEC Documents filed on or after the Lookback Date pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed.  All such filed Contracts shall be deemed to have been made available to Parent.

(b)         Section 4.12(b) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of, and the Company has made available to Parent a true, correct and complete copy of each Contract (other than a Company Benefit Plan and a Material Company Lease) in effect as of the date hereof to which any of the Acquired Companies is a party that:

(i)          is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)         is required to be described pursuant to Item 404 of Regulation S-K promulgated under the Securities Act;

(iii)       contains any non-compete, non-solicit, “most favored nation” or exclusivity provisions in favor of an unaffiliated party with respect to any line of business or geographic area that (A) restricts the business of the Acquired Companies in any material respect, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by the Acquired Companies or the geographic area in which the Acquired Companies may conduct business in any material respect or (B) would restrict the business of Parent or its Affiliates (other than the Acquired Companies) or the geographic area in which Parent or its Affiliates (other than the Acquired Companies) may conduct business upon consummation of the transactions contemplated by this Agreement, except in each case for any Contracts that may be cancelled by the Acquired Companies without material liability to an Acquired Company upon notice of thirty (30) days or less;

(iv)        constitutes an Indebtedness obligation for borrowed money of the Acquired Companies that (A) has an outstanding principal amount as of the date hereof greater than $1,000,000, (B) is secured, by a Company Property or a pledge of the equity ownership interests therein, or (C) relates to any interest rate caps, interest rate collars, swaps or hedging (including interest rates, currency, commodities or derivatives);

(v)         requires the Acquired Companies to purchase or sell, as applicable, equity interests of any Person or assets, including through a pending purchase or sale of assets, merger, consolidation or similar business combination transaction, that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value or purchase price in excess of $500,000;

(vi)        sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of the Acquired Companies with a third party that is material to the Acquired Companies, taken as a whole;

(vii)       relates to the settlement (or proposed settlement) of any pending or threatened Action, in writing, other than any settlement that is covered by insurance or indemnification, or provides solely for the payment of less than $250,000 and does not contain, in each case, any ongoing obligations, restrictions on the Acquired Companies’ business operations, or admissions of fault;

(viii)      involves, by its terms, either (A) annual receipts by an Acquired Company of more than $100,000 or (B) annual payments by any Acquired Company of more than $100,000, in each case, received or incurred in the fiscal year ended December 31, 2025 and which is not terminable by an Acquired Company for convenience without penalty; provided, that the foregoing clause (A) shall not apply to any Contract relating to real property (including leases, subleases, licenses, or other occupancy agreements);

(ix)      relates to an acquisition, divestiture, merger or similar transaction that has continuing material indemnification, guarantee, “earn-out” or other contingent payment obligations on an Acquired Company;

(x)        other than Contracts for ordinary repair, replacement, and maintenance, any Contract relating to the development or construction of, or renovations, additions or expansions to, the Company Properties, under which any Acquired Company has obligations individually of $500,000 or more;

(xi)        any Contract with respect to an Affiliate Transaction;

(xii)       is a collective bargaining agreement with any trade union, works council or other labor organization; or

(xiii)      grants (A) to an Acquired Company any license or other right with respect to material Intellectual Property (other than (1) non-exclusive object code licenses of commercially available “off-the-shelf” software, (2) non-exclusive licenses of other Intellectual Property available at no cost or that are generally commercially available on standard terms, (3) non-exclusive licenses of Intellectual Property that are merely incidental to the transaction contemplated by the applicable Contract entered into in the ordinary course of business consistent with past practice, and (4) any other non-exclusive licenses for Intellectual Property with an annual cost of $100,000 or less) or (B) to any third party any license or other right with respect to material Intellectual Property (except for (1) non-exclusive licenses granted to customers, vendors and service providers of any Acquired Company entered into in the ordinary course of business consistent with past practice and (2) non-exclusive licenses of Intellectual Property that are merely incidental to the transaction contemplated by the applicable Contract entered into in the ordinary course of business consistent with past practice).

(c)          Each Contract in any of the categories set forth in Section 4.12(a) and (b) to which any of the Acquired Companies is a party or by which it is bound as of the date hereof is referred to herein as a “Material Contract”.

(d)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is legal, valid, binding and enforceable on the each Acquired Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) and (ii) each Acquired Company has performed all obligations required to be performed by it prior to the date hereof under each Material Contract and, to the Knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Material Contract prior to the date hereof.  None of the Acquired Companies nor, to the Knowledge of the Company, any other party thereto, is in breach or violation of, or default under, any Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  None of the Acquired Companies has received notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  Except as, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Company Material Adverse Effect, there are no disputes pending, or, to the Knowledge of the Company, threatened with respect to any Material Contract, and none of the Acquired Companies has received any written notice of the intention of any other party to a Material Contract to terminate for default, convenience or otherwise any Material Contract.

(e)        Section 4.12(e) of the Company Disclosure Letter lists each management agreement pursuant to which any third party manages or operates any of the Company Properties on behalf of any Acquired Company, and describes the property that is subject to such management agreement, the applicable Acquired Company that is a party and the date of such management agreement (collectively, the “Management Agreements”).  True, correct and complete copies of all Management Agreements as of the date hereof (together with all amendments, guaranties and other related agreements) have been made available to Parent.  As of the date hereof, each Management Agreement is valid, binding and in full force and effect as against the applicable Acquired Company and, to the Knowledge of the Company, as against the other party thereto.  None of the Acquired Companies have received notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages to any third-party manager or operator, except for fees or damages that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.13         Taxes.

(a)        Each Acquired Company has timely filed with the appropriate Governmental Authority all annual income and any other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects.  Each Acquired Company has duly paid (or there has been paid on its behalf) all material Taxes required to be paid by them (whether or not shown on a Tax Return) and adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing.  No written claim has been proposed, or to the Knowledge of the Company threatened, by any Governmental Authority in any jurisdiction where the Acquired Companies do not file Tax Returns that any Acquired Company is or may be subject to a material Tax by such jurisdiction.

(b)         The Company (i) for all taxable years beginning with the taxable year ended December 31, 2015 through the taxable year ended December 31, 2025, has been organized and operated in conformity with the requirements to qualify as a REIT under the Code and has been subject to U.S. federal taxation as a REIT within the meaning of Section 856 of the Code, (ii) for its taxable year beginning on January 1, 2026 has been organized and operated in conformity with the requirements to qualify as a REIT under the Code for the short taxable year of the Company that ends on the Company Merger Effective Time (or if such taxable year does not end, assuming for this purpose that its taxable year ended at the Company Merger Effective Time), and without regard to the distribution requirements described in Section 857(a) of the Code, and (iii) has not taken or omitted to take any action that would reasonably be expected to result in the Company’s failure to qualify as a REIT and to the Knowledge of the Company, no challenge to the Company’s status or qualification for taxation as a REIT is pending or threatened.

(c)         The classification of the Acquired Companies for U.S. federal income tax purposes as of the date of this Agreement is provided in Section 4.13(c) of the Company Disclosure Letter.  Each entity that is listed in Section 4.13(c) of the Company Disclosure Letter as a disregarded entity for U.S. federal income tax purposes has been treated as a disregarded entity from and after the date of its formation and each entity listed in Section 4.13(c) of the Company Disclosure Letter as a partnership for U.S. federal income tax purposes has been treated as a disregarded entity or partnership from and after the date of its formation.  Each entity that is listed in Section 4.13(c) of the Company Disclosure Letter as a corporation has, since the later of the date of its formation or the date on which the Company acquired an interest in such entity, been treated for U.S. federal income tax purposes as a REIT, a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code as set forth on such schedule.  No Subsidiary of the Company is treated for U.S. federal income tax purposes as a qualified REIT subsidiary.

(d)          (i) There are no audits, investigations by any Governmental Authority or other proceedings pending with regard to any income or other material Taxes or income or other material Tax Returns of any of the Acquired Companies; (ii) no deficiency for material Taxes of any of the Acquired Companies has been claimed, proposed or assessed in writing by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) none of the Acquired Companies has waived any statute of limitations with respect to the assessment of any income or other material Taxes or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency for any open tax year; (iv) none of the Acquired Companies is currently the beneficiary of any extension of time within which to file any income Tax Return, which income Tax Return has since not been filed; (v) none of the Acquired Companies are contesting any liability for material Taxes, and (vi) none of the Acquired Companies has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax Law).

(e)         The Acquired Companies have complied with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws and has in all material respects properly completed and timely filed all IRS Forms W-2 and 1099 required with respect to each employee and independent contractor of the Acquired Companies.

(f)         None of the Acquired Companies is a party to any Tax indemnity, allocation or sharing agreement or similar arrangement, other than (i) any agreement or arrangement between any of the Acquired Companies, and (ii) provisions in commercial contacts not primarily relating to Taxes.

(g)          None of the Acquired Companies (i) has been a member of an affiliated group filing a consolidated federal income Tax (other than an affiliated group the common parent of which is an Acquired Company), or (ii) has any liability for the Taxes of any Person (other than any Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract, or otherwise.

(h)          None of the Acquired Companies has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i)          For all taxable years commencing with its first taxable year, the Company has not incurred (i) any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A) (prohibited transactions), 857(b)(7) (redetermined rents, redetermined deductions and excess interest), 857(f), 860(c) or 4981 of the Code or Treasury Regulations Sections 1.337(d)-5, 1.337(d)-6, or 1.337(d)-7, or (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs). None of the Acquired Companies have incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, ad valorem and similar property Taxes), or (B) transfer or similar Taxes arising in connection with sales of property. To the Knowledge of the Company, no event has occurred, and no condition or circumstances exists, that presents a material risk that any material liability for Taxes described clause (i) of the first sentence of this paragraph or the preceding sentence or any liability for Taxes described in clause (ii) of the first sentence of this paragraph will be imposed upon any Acquired Company.

(j)        The Company does not have any earnings and profits attributable to a non-REIT year of any predecessor or any other corporation that would constitute “earnings and profits accumulated in any non-REIT year” (determined for purposes of Section 857(a)(2)(B) of the Code).

(k)         There are no Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of the Company threatened to raise, a material claim against any Acquired Company for any breach of any Tax Protection Agreements.  As used herein, “Tax Protection Agreements” means any written agreement to which any Acquired Company is a party pursuant to which: (i) any liability to holders of interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement, or (ii) in connection with the deferral of income Taxes of a holder of interests in a Company Subsidiary Partnership, an Acquired Company has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, (D) use or refrain from using a particular method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such Person or any of its subsidiaries, (E) use or refrain from using a particular method for allocating one or more liabilities of such Person or any of its subsidiaries under Section 752 of the Code, or (F) only dispose of assets in a particular manner.  As used herein, “Company Subsidiary Partnership” means each of the Operating Partnership and any other Subsidiary of the Company that is a partnership for United States federal income tax purposes.

(l)          None of the assets of any of the Acquired Companies are property held as stock in trade, inventory, or primarily for sale to customers in the ordinary course of a trade or business.

(m)        There are no Liens for Taxes upon any property or assets of the Acquired Companies except for Permitted Encumbrances.

(n)         The Company does not directly or indirectly hold any asset the disposition of which would subject it to U.S. federal, state or local tax on built-in gain pursuant to IRS Notice 88-19, Section 1.337(d)-7 of the Treasury Regulations, or any other temporary or final regulations issued under Section 337(d) of the Code, any elections made thereunder or any similar state or local law.

(o)          No power of attorney with respect to any Tax matter is currently in force for any of the Acquired Companies.

(p)        In the last two years, none of the Acquired Companies has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(q)          Thirty-five (35) or fewer persons do not directly own 90% or more of the Company.

Section 4.14         Intellectual Property.

(a)        Section 4.14(a) of the Company Disclosure Letter sets forth a true and complete list of all issued, registered or applied-for Owned IP (collectively, the “Registered IP”), including, for each item, the record owner, jurisdiction and issuance, registration and application number, as applicable.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Registered IP is valid, subsisting, and to the Knowledge of the Company, enforceable; (ii) an Acquired Company is the sole and exclusive record owner of each item of Registered IP; (iii) no Acquired Company has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like); and (iv) no Registered IP has been abandoned, cancelled or adjudicated invalid, or is subject to any outstanding order, writ, injunction, judgment, stipulation or decree restricting their use or adversely affecting an Acquired Company’s rights thereto.

(b)         Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Acquired Companies solely and exclusively own the Owned IP (free and clear of all Liens except for Permitted Encumbrances), and possess sufficient rights pursuant to a written Contract to use all other Intellectual Property that is used in or necessary for the conduct of the business of the Acquired Companies (such other Intellectual Property, together with the Owned IP, collectively, the “Company IP”).  The Company IP shall be available for use by the Acquired Companies immediately after the Closing Date on terms and conditions the same in all material respects to those under which the Acquired Companies owned or were permitted to use the Company IP immediately prior to the Closing Date.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the conduct of the business of the Acquired Companies does not misappropriate, infringe, dilute or otherwise violate any Intellectual Property of any third party, and has not done so since the Lookback Date. To the Knowledge of the Company, no Person is misappropriating, infringing, diluting or otherwise violating any Owned IP in any manner that would be material to the Acquired Companies.  Since the Lookback Date, no Acquired Company has sent or received any written (or, to the Knowledge of the Company, other) claim or notice alleging misappropriation, infringement, dilution or other violation of any Intellectual Property, including in the form of offers or invitations to obtain a license.

Section 4.15         Information Privacy and Security.

(a)         Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Acquired Companies and, to the Knowledge of the Company, all third Persons that Process or have Processed Personal Information on their behalf, are and have at all times been in compliance with all applicable Information Privacy and Security Requirements.  None of the Acquired Companies has received any notice, nor to the Knowledge of the Company are the Acquired Companies the subject of or have been subject to any audit or investigation, in each case regarding the Processing of Personal Information or alleging a violation of any Information Privacy and Security Requirements.

(b)         (i) The Acquired Companies have adopted and at all times maintained technical, physical, administrative and organizational policies and procedures with respect to privacy, data protection, security, confidentiality, integrity, availability and the Processing of Personal Information and Company data in the course of the operations of the Acquired Companies and designed to prevent any unlawful, accidental or unauthorized access thereto or use, disclosure, acquisition, exfiltration, theft, loss, alteration, modification, corruption, destruction, or unavailability thereof, (ii) those policies and procedures are commercially reasonable and comply with applicable Information Privacy and Security Requirements, and (iii) the Acquired Companies are in compliance in all material respects with such policies and procedures, except, for the purposes of subclause (iii) above, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)         Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, no Acquired Company has experienced an incident, including any data security breach, of any IT Assets or in which any Personal Information that is or was Processed by or on behalf of any Acquired Company that has resulted or may have resulted in any access, use, modification, deletion, disclosure, acquisition, exfiltration, theft, loss, alteration, destruction, unavailability or corruption unlawfully, accidentally or without authorization (a “Security Incident”), nor to the Knowledge of the Company are there any facts or circumstances which could reasonably suggest the likelihood of the foregoing.  No Acquired Company has notified or been required by any Information Privacy and Security Requirement to notify any Person (including any Governmental Authority) of a Security Incident.

Section 4.16        Insurance. Section 4.16 of the Company Disclosure Letter sets forth a true and complete list of all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for the Acquired Companies (the “Insurance Policies”), which Insurance Policies are of the type and in the amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Acquired Companies and sufficient to allow each to replace any of its assets that might be damaged or destroyed, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Except as, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Company Material Adverse Effect (a) each Insurance Policy is in full force and effect, (b) all premiums due and payable under all Insurance Policies have been paid, and (c) the Acquired Companies have otherwise complied in all material respects with the terms and conditions of all Insurance Policies and all claims, events and occurrences that may be covered under any Insurance Policy have been noticed pursuant to the conditions in such policy.  From the Lookback Date, (i) no written notice of premature cancellation or termination has been received by any Acquired Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation and (ii) no Acquired Company has had any material claim denied, except as, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 4.17         Company Benefit Plans.

(a)         Section 4.17(a) of the Company Disclosure Letter sets forth an accurate and complete list of each material Company Benefit Plan (other than employment offer letters or individual independent contractor or consultant agreements substantially similar to a form provided to Parent prior to the date hereof that are terminable upon no more than thirty (30) days’ notice without further liability (or such other period provided by applicable Law), and that do not contain any transaction, retention or similar incentives, in each case, provided, that such form is set forth on Section 4.17(a) of the Company Disclosure Letter).  To the extent applicable, the Acquired Companies have either delivered or made available to Parent prior to the execution of this Agreement with respect to each Company Benefit Plan scheduled on Section 4.17(a) of the Company Disclosure Letter true, correct and complete copies of: (i) all plan documents and all amendments thereto, and all related trust or other funding documents, and in the case of unwritten Company Benefit Plans, written descriptions thereof, (ii) the most recent determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS or the United States Department of Labor, (iii) the three most recently filed annual return/report (Form 5500) and accompanying schedules and attachments thereto, (iv) the most recently prepared actuarial report and financial statements, (v) the most recent prospectus or summary plan descriptions and any material modifications thereto, (vi) all nondiscrimination and compliance testing reports for the three most recently completed plan year, (vii) IRS Forms 1094-C and 1095-C for 2022, 2023 and 2024, and (viii) all material non-routine correspondence to and from any Governmental Authority since the Lookback Date.

(b)         None of the Acquired Companies or their respective ERISA Affiliates has, during the past six (6) years maintained, sponsored, contributed to, or participated in, has been required to contribute to or has or is reasonably expected to have any direct, indirect or contingent liability with respect to, (i) any plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “single employer” defined benefit plan within the meaning of Section 4001(a)(15) of ERISA for which any Acquired Company or any of their respective ERISA Affiliates has incurred or could incur liability under Section 4063 or 4064 of ERISA, (iii) a Multiemployer Plan, (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (v) any “multiple employer plan” subject to Section 413(c) of the Code, in the case of clauses (iv) and (v), other than any Company Benefit Plan maintained or provided by a professional employer organization.

(c)         No Company Benefit Plan provides for post-retirement health or welfare benefits, other than (i) health care continuation coverage required by Section 4980B of the Code (“COBRA”) or other applicable Law and for which the covered participant pays the full cost of coverage, (ii) coverage through the end of the calendar month in which a termination of employment occurs or (iii) pursuant to an applicable Company Benefit Plan requiring the Company or any Subsidiary to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination.

(d)         Each Company Benefit Plan has been established, administered and maintained in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  Each Company Benefit Plan is maintained in the United States and is subject only to the Laws of the United States or a political subdivision thereof.  Each Company Benefit Plan that is intended to be qualified under Code Section 401(a) has received a determination from the IRS that such Company Benefit Plan is so qualified (or if it is a prototype plan, it has a favorable opinion letter, or if it is a volume submitter plan, it has a favorable advisory letter), and, to the Knowledge of the Company, nothing has occurred that has or would reasonably be expected to adversely affect the qualification of such Company Benefit Plan.  To the Knowledge of the Company, no audits, investigations, Actions, suits, or claims (other than routine claims for benefits) are pending or threatened, anticipated or expected to be asserted with respect to any Company Benefit Plan.

(e)        Except as provided in Section 3.3 herein or as set forth in Section 4.17(e)(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (in each case, either alone or in conjunction with any other event): (A) entitle any current or former employee, individual independent contractor, Officer, trustee or director of the Acquired Companies to any severance pay, change in control, retention or similar payment under any Company Benefit Plan or any other arrangement, or (B) result in any increase in payment, or acceleration of the time of payment or vesting of any compensation, equity-based award or benefit due to any current or former employee, individual independent contractor, Officer, trustee or director of the Acquired Companies under any Company Benefit Plan or any other arrangement.  Except as set forth in Section 4.17(e)(ii) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (in each case, either alone or in conjunction with any other event) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(f)        Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, all required premiums of any Acquired Company for, or contributions required to be made by any Acquired Company to, any Company Benefit Plans have been timely made in accordance with the terms of the applicable Company Benefit Plan and applicable Law or, to the extent not yet due, accrued in accordance with GAAP.  No Acquired Company has incurred (whether or not assessed) any material penalty or Tax under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and, to the Knowledge of the Company, no circumstances exist or events have occurred that could result in the imposition of any such material penalties or Taxes.  There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA with respect to any Company Benefit Plan, except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(g)         Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in all material respects with all applicable requirements of Sections 409A of the Code and all applicable Department of Treasury guidance thereunder.  The Acquired Companies have no obligation to gross-up or indemnify any Person for any Tax incurred pursuant to Section 409A or 4999 of the Code.

Section 4.18         Labor Matters.

(a)         Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Acquired Companies are, and have been since the Lookback Date, in compliance with all applicable Laws with respect to employment and labor matters, including those relating to labor relations (including the National Labor Relations Act), collective bargaining, wages (including, but not limited to, minimum wage, meal and rest breaks and requirements of applicable wage orders), terms and conditions of employment, paid sick leave/time, vacation/paid time off, hours of work, holiday pay calculation, overtime, employee classification (including, but not limited to, exempt vs. non-exempt and the classification of independent contractors), equal opportunity, discrimination, harassment, sexual harassment, retaliation, whistle-blowing, child labor, pay equity, disability rights and benefits, employee privacy and right to know statutes, employee leave issues, leaves of absence, engaging in the interactive process, employee trainings and notices, work authorization, immigration (including timely and proper documentation evidenced on government issued I-9 forms for all employees and contract labor and the proper confirmation of employee visas), safety and health (including the Occupational Safety and Health Act and any applicable state or local Laws), background checks (including, but not limited to, the Fair Credit Reporting Act and any similar state and local laws), workers’ compensation, unemployment insurance, plant closures, furloughs, and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988 and any comparable state or local Law relating to plant closings and layoffs) and continuation coverage under group health plans.

(b)        None of the Acquired Companies is party to any collective bargaining agreement, works council agreement or other labor union contract applicable to employees of an Acquired Company.  Since the Lookback Date, no labor union has made a written pending demand for recognition or certification to the Acquired Companies, and there are no representation or certification proceedings or petitions seeking a representation proceeding against any Acquired Company presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other similar Governmental Authority, and, since the Lookback Date, to the Knowledge of the Company, there has been organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any employees of the any Acquired Company.  Since the Lookback Date, there has not been any labor-related strike or lockout, concerted work slowdown, concerted work stoppage, or picketing or, to the Knowledge of the Company, any threat thereof, by any employees of the Acquired Companies with respect to their employment with the Acquired Companies.

Section 4.19       Related-Party Transactions. Except as described in Company SEC Documents, no agreements, arrangements or understandings between any of the Acquired Companies (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among the Acquired Companies), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S‑K promulgated by the SEC (an “Affiliate Transaction”).

Section 4.20        Brokers. No broker, investment banker, finder, financial advisor or other Person (other than the Persons listed in Section 4.20 of the Company Disclosure Letter, each in a fee amount not to exceed the amount set forth in Section 4.20 of the Company Disclosure Letter, pursuant to the terms of the engagement letter between the Company and such Person, true, correct and complete copies of which have been provided to Parent prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company Parties.

Section 4.21      Opinion of Financial Advisor. The Company Board has received the oral opinion of BofA Securities, Inc., financial advisor to the Company, which was confirmed in writing as of the date of this Agreement, to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Company Merger Consideration to be paid by Parent to holders of Company Common Shares is fair, from a financial point of view, to the holders of Company Common Shares (other than Parent and its Affiliates).  The Company will deliver to Parent a complete and correct copy of such written opinion promptly after receipt thereof by the Company Board solely for informational purposes.

Section 4.22      Takeover Statutes. Assuming the accuracy of the representations contained in Section 5.12, (a) the Company Board (or a committee thereof) has taken all action necessary to render inapplicable to the Company Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “MGCL”) and all other applicable similar or relevant statutes, (b) the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Company Merger, and (c) to the Knowledge of the Company, no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover statutes or regulations enacted under state or federal Laws in the United States applicable to the Company (collectively, “Takeover Statutes”) are applicable to the Company Merger and the other transactions contemplated by this Agreement.  No dissenters’, appraisal or similar rights are available to the holders of Company Common Shares with respect to the Company Merger.

Section 4.23       Company Information. The information supplied or to be supplied by the Company for inclusion in the proxy statement (including any letter to shareholders, notice of meeting, or form of proxy) relating to the Shareholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) will not, at the time the Proxy Statement is first disseminated to the shareholders of the Company, at the time of any amendment or supplement thereof or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent, REIT Merger Sub or Operating Merger Sub for inclusion or incorporation by reference therein.  The Proxy Statement, at the time first sent or given to the shareholders of the Company, at the time of the Shareholders Meeting and at the time of any amendment or supplement thereof, will comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.24      No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article IV or any document, agreement, certificate or other instrument contemplated hereby, none of the Company Parties or any other Person on behalf of a Company Parties has made any representation or warranty, expressed or implied, with respect to the Acquired Companies, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Acquired Companies.  In particular, without limiting the foregoing disclaimer, none of the Company Parties or any other Person on behalf of a Company Parties makes or has made any representation or warranty to any Parent Party or any of their respective Affiliates or Representatives with respect to any oral or written information presented to the Parent Parties or any of their respective Affiliates or Representatives in the course of their due diligence of the Company Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement, except for the representations and warranties made by the Company Parties in this Article IV or any document, agreement, certificate or other instrument contemplated hereby.  Notwithstanding anything contained in this Agreement to the contrary, the Company Parties acknowledge and agree that none of the Parent Parties or any other Person on behalf of a Parent Party has made or is making any representations or warranties relating to the Parent Parties whatsoever, express or implied, beyond those expressly given by the Parent Parties in Article V or any document, agreement, certificate or other instrument contemplated hereby, including any implied representation or warranty as to the accuracy or completeness of any information regarding any Parent Party furnished or made available to the Company or its Representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

The Parent Parties hereby jointly and severally represent and warrant to the Company, as follows:

Section 5.1          Organization and Qualification.

(a)        Each of the Parent Parties is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdictions of its formation or organization, as the case may be, and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.  Each of the Parent Parties is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Parent Material Adverse Effect.  Parent was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and it has not conducted any business prior to the date hereof and, as of the date hereof, has no assets, liabilities, or obligations of any nature other than those incident to its formation and in connection with the transactions contemplated by this Agreement.

(b)         All of the issued and outstanding equity interests in Operating Merger Sub are, and at the Partnership Merger Effective Time will be, owned by REIT Merger Sub or Affiliates thereof, and all of the issued and outstanding common equity interests in REIT Merger Sub are, and at the Company Merger Effective Time will be, owned by Parent or Affiliates thereof.  REIT Merger Sub and Operating Merger Sub were each formed solely for the purpose of engaging in the transactions contemplated by this Agreement and they have not conducted any business prior to the date hereof and have no, and prior to the Partnership Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to their formation and pursuant to this Agreement.

Section 5.2          Authority.

(a)         Parent has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Mergers.  The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered on behalf of the Parent Parties, and assuming due authorization, execution and delivery by the Company Parties, constitutes a legally valid and binding obligation of the Parent Parties, enforceable against the Parent Parties on and in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)       REIT Merger Sub has the limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Company Merger.  The execution and delivery of this Agreement by REIT Merger Sub and the consummation by REIT Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of REIT Merger Sub, and no other proceedings on the part of REIT Merger Sub are necessary to authorize this Agreement or the Company Merger or to consummate the other transactions contemplated by this Agreement.

(c)        Operating Merger Sub has the limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Partnership Merger.  The execution and delivery of this Agreement by Operating Merger Sub and the consummation by Operating Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Operating Merger Sub, and no other proceedings on the part of Operating Merger Sub are necessary to authorize this Agreement or the Partnership Merger or to consummate the other transactions contemplated by this Agreement.

Section 5.3           No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by each of the Parent Parties do not, and the performance of this Agreement and its obligations hereunder will not, (a) conflict with or violate any provision of the governing documents of any Parent Party, or (b) conflict with or violate any Law applicable to any Parent Party.  Except as may be required by the Exchange Act, the MRL, the DRULPA, the DLLCA or any applicable antitrust Laws, none of the Parent Parties is required to make any filing with or to obtain any consent from any Person at or prior to the Company Merger Effective Time in connection with the execution and delivery of this Agreement by the Parent Parties or the consummation by the Parent Parties of the Mergers, except where the failure to make any such filing or obtain any such consent would not have a Parent Material Adverse Effect.  No vote of Parent’s equity holders is necessary to adopt this Agreement or to approve any of the transactions contemplated by this Agreement.

Section 5.4           Sufficiency of Funds

(a)          Parent has received and accepted, and has delivered to the Company true, correct and complete fully executed copies of (i) the Equity Commitment Letter, pursuant to which the Guarantors or one or more Affiliates thereof have committed to invest, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (being collectively referred to as the “Equity Financing”), and (ii) the Debt Commitment Letters pursuant to which the Debt Financing Sources have committed to provide, on the terms and subject only to the conditions expressly stated therein, debt financing to Parent or its affiliates in the amounts set forth therein (the debt financing committed pursuant to the Debt Commitment Letters being collectively referred to as the “Debt Financing” and, together with the Equity Financing, the “Financing”). As of the date hereof, none of the Financing Commitment Letters has been withdrawn, terminated, repudiated, rescinded, supplemented, amended or modified and no terms thereunder have been waived, in each case, except as permitted by Section 7.12(c) and no such withdrawal, termination, repudiation, rescission, supplement, amendment, modification or waiver is contemplated.

(b)         Parent, REIT Merger Sub or Operating Merger Sub has fully paid any and all commitment fees or other fees due as of or prior to the date hereof in connection with the Financing Commitment Letters.  The net proceeds contemplated by the Financing Commitment Letters (both before and after giving effect to any “flex” provisions contained in the Debt Commitment Letters) in the aggregate will be sufficient for the Parent Parties and the Surviving Entity to pay all amounts required to be paid by them on the Closing Date in connection with the Mergers and Financing Commitment Letters (including payment of the Company Merger Consideration, payment of the Partnership Merger Consideration, repayment or refinancing of debt of any Acquired Company contemplated by this Agreement or the Debt Commitment Letters, payment of all amounts contemplated by Section 3.3, in each case, on the Closing Date, and payment of all other fees and Expenses and obligations required to be paid or satisfied by Parent, REIT Merger Sub or Operating Merger Sub on the Closing Date in connection with the Mergers and the Financing) (the “Required Amount”).

(c)        As of the date of this Agreement, the Financing Commitment Letters are each in full force and effect and each Financing Commitment Letter is (i) a legal, valid and binding obligation of Parent, REIT Merger Sub, Operating Merger Sub and (to the Knowledge of Parent) each of the other parties thereto, and (ii) enforceable in accordance with its respective terms against Parent, REIT Merger Sub, Operating Merger Sub and (to the Knowledge of Parent) each of the other parties thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).  As of the date of this Agreement, assuming the conditions in Article VIII are satisfied as of the Closing, Parent is not aware of any fact, occurrence or condition (both before and after giving effect to any “flex” provisions contained in the Debt Commitment Letters) that any of the conditions to the funding of the full amount of the Financing will not be satisfied on a timely basis on or prior to the Closing Date or that the full amount of the Financing will not be available to Sponsor, Parent, REIT Merger Sub or Operating Merger Sub on the Closing Date. The Financing Commitment Letters contain all of the conditions precedent and other conditions and contingencies to the obligations of the parties thereunder to make the full amount of the Financing available to Parent or its affiliates on the terms therein.  There are no side letters or other agreements, arrangements or understandings (written or oral) to which Parent or any of its Affiliates is a party related (directly or indirectly) to the Financing, other than as expressly set forth in the Financing Commitment Letters.

(d)         The obligations of the Parent Parties under this Agreement are not subject to any conditions regarding Guarantors’, Parent’s, REIT Merger Sub’s, Operating Merger Sub’s, their respective Affiliates’ or any other Person’s (including, for the avoidance of doubt, the Acquired Companies’) ability to obtain the Financing.

Section 5.5         Solvency. Assuming (a) satisfaction or waiver of the conditions to Parent’s obligation to consummate the Mergers, and after giving effect to the Mergers, including the Financing and the payment of the Company Merger Consideration and the Partnership Merger Consideration, (b) any repayment or refinancing of debt contemplated in this Agreement or the Financing Commitment Letters, (c) the accuracy of the representations and warranties of the Company Parties set forth in Article IV hereof, (d) payment of all amounts required to be paid in connection with the consummation of the Mergers and the Financing, and (e) payment of all related fees and Expenses, and the payments of all amounts contemplated by Section 3.3, each of Parent and the Surviving Entity will be Solvent as of the Partnership Merger Effective Time, the Company Merger Effective Time and immediately after the consummation of the Mergers.  For purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.6          Guarantee. Parent has furnished the Company with a duly executed, accurate and complete copy of the Guarantee.  The Guarantee is in full force and effect as of the date hereof.  The Guarantee is (a) a legal, valid and binding obligation of the Guarantors and (b) enforceable in accordance with its respective terms against the Guarantors, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).  As of the date of this Agreement, there is no breach or default under the Guarantee by the Guarantors, and no event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a breach or default) thereunder by the Guarantors.  As of the date of this Agreement, assuming the conditions in Section 8.1 and Section 8.3 are satisfied as of the Closing, Parent does not have any reason to believe that any of the conditions to providing the Guarantee will not be satisfied on a timely basis on or prior to the Closing Date or that the full amount of the Guarantee will not be available to Parent on the Closing Date. As of the date of this Agreement, none of Parent, REIT Merger Sub or Operating Merger Sub is aware of any fact, event or other occurrence that makes any of the representations or warranties of Parent, REIT Merger Sub or Operating Merger Sub in the Guarantee misleading or inaccurate in any material respect.  The Guarantee contains all of the conditions precedent and other conditions and contingencies to the obligations of the parties thereunder to make the full amount of the Guarantee available to Parent on the terms therein.  There are no side letters or other agreements, arrangements or understandings (written or oral) to which Parent or any of its Affiliates is a party related (directly or indirectly) to terms that could adversely affect the conditionality, amount, timing, availability or termination of the Guarantee other than as expressly set forth in the Guarantee.

Section 5.7        Absence of Certain Agreements. As of the date hereof, none of the Parent Parties nor any of their respective Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (a) pursuant to which any shareholder of the Company would be entitled to receive, in respect of Company Common Shares, consideration of a different amount or nature than the Company Merger Consideration or pursuant to which any shareholder of the Company has agreed to vote to approve the Company Merger or has agreed to vote against any Superior Proposal, (b) pursuant to which any holder of Operating Partnership Common Units would be entitled to receive, in respect of Operating Partnership Common Units, consideration of a different amount or nature than the Partnership Merger Consideration or pursuant to which any holder of Operating Partnership Common Units or the Company, as general partner of the Operating Partnership, has agreed to vote to approve the Partnership Merger or has agreed to vote against any Superior Proposal, or (c) pursuant to which any shareholder of any Acquired Company has agreed to make an investment in, or contribution to, any of the Parent Parties in connection with the transactions contemplated by this Agreement, in each case that would not terminate and be void concurrently with any termination of this Agreement.  As of the date hereof, there are no agreements, arrangements or understandings (in each case, whether oral or written) between the Parent Parties, the Guarantors or any of their respective Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, that relate in any way to, or are in connection with, the transactions contemplated by this Agreement.

Section 5.8          Litigation.  There is no material Action or investigation against any of the Parent Parties pending or, to the knowledge of the Parent Parties, threatened before any Governmental Authority, and, to the knowledge of the Parent Parties, there is no basis for any such action, suit, proceeding or investigation that is expected to have a Parent Material Adverse Effect.  None of the Parent Parties has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of such Parent Party that is expected by Parent to have a Parent Material Adverse Effect.

Section 5.9           [Reserved].

Section 5.10       Compliance.  Each of the Parent Parties is in, and since the Lookback Date has been in, compliance with all Laws applicable to its businesses and operations, except where the failure to comply with such Laws has not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of the Parent Parties, and none of their operations or businesses, has, since the Lookback Date: (a) received any written notice from any Governmental Authority regarding any material violation by the Parent Parties of any Law; or (b) provided any written notice to any Governmental Authority regarding any material violation by any of the Parent Parties of any Law, which notice in either case remains outstanding or unresolved as of the date hereof, except for such notices that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11        Brokers. No broker, investment banker, finder, financial advisor or other Person that has been retained by or is authorized to act on behalf of the Parent Parties is entitled to any broker’s, finder’s or other similar fee or commission payable by the Company or any of its Affiliates or any of their respective shareholders in connection with the Mergers and the other transactions contemplated by this Agreement.

Section 5.12       Takeover Statutes. None of the Parent Parties or any of their respective Affiliates, within the past two (2) years, has beneficially owned (as defined in Rule 13d-3 under the Exchange Act) any Company Capital Shares or any securities that are convertible into or exchangeable or exercisable for Company Capital Shares, or holds any rights to acquire or vote any Company Capital Shares other than pursuant to this Agreement.

Section 5.13       Information Supplied. None of the information supplied or to be supplied in writing on or behalf of the Parent Parties or any of their respective Subsidiaries for inclusion or incorporation by reference in the Proxy Statement (including any letter to shareholders, notice of meeting, or form of proxy) will, at the time it is first mailed to the Company’s shareholders, and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to information supplied to Parent by the Company or its Representatives.

Section 5.14      No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article V or any document, agreement, certificate or other instrument contemplated hereby, none of the Parent Parties or any other Person on behalf of a Parent Party has made any representation or warranty, expressed or implied, with respect to the Parent Parties or any of their respective Subsidiaries, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Parent Parties or any of their respective Subsidiaries.  In particular, without limiting the foregoing disclaimer, none of the Parent Parties or any other Person on behalf of a Parent Party makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to, except for the representations and warranties made by the Parent Parties in this Article V or any document, agreement, certificate or other instrument contemplated hereby, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence of the Parent Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.  Notwithstanding anything contained in this Agreement to the contrary, the Parent Parties acknowledge and agree that none of the Company Parties or any other Person on behalf of the Company Parties have made or is making any representations or warranties relating to the Acquired Companies whatsoever, express or implied, beyond those expressly given by the Company Parties in Article IV or any document, agreement, certificate or other instrument contemplated hereby, including any implied representation or warranty as to the accuracy or completeness of any information regarding any Acquired Company furnished or made available to the Parent Parties or any of their respective Representatives.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS

Section 6.1           Conduct of Business by the Company.

(a)          The Company covenants and agrees that, between the date of this Agreement and the earlier to occur of the Company Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article IX (the “Interim Period”), except (i) to the extent required by Law, (ii) as expressly consented to in advance in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as is expressly contemplated, expressly required or expressly permitted by this Agreement, or (iv) as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company shall, and shall cause each Subsidiary of the Company to (A) conduct its business in all material respects in the ordinary course and in a manner consistent with past practices, (B) use its commercially reasonable efforts to (1) maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of Company or any Company Subsidiary’s control excepted), (2) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (3) operate the Company in a manner that maintains the status of the Company as a REIT (it being agreed that no action taken or omitted to be taken by the Company, its Subsidiaries, or any of their respective Affiliates or Representatives, in order to comply, or in compliance, with this Section 6.1(a) shall constitute a breach of Section 6.1(b)).

(b)         Without limiting the foregoing, the Company covenants and agrees that, during the Interim Period, except (i) to the extent required by Law, (ii) as is expressly consented to in advance in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as is expressly contemplated, expressly required or expressly permitted by this Agreement, any Material Company Lease and/or any other Contract or (iv) as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company shall not, and shall not cause or permit any other Subsidiary of the Company to, do any of the following:

(i)       amend or propose to amend the Company Governing Documents or the Operating Partnership Governing Documents, whether by merger, consolidation or otherwise;

(ii)       adjust, split, combine, reclassify or subdivide any shares of beneficial interest or other equity securities or ownership interests of any Acquired Company (other than any Wholly Owned Company Subsidiary);

(iii)       declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, shares of beneficial interest, property or otherwise) with respect to Company Capital Shares or other equity securities or ownership interests in any Acquired Company or otherwise make any payment to its or their shareholders or other equity holders in their capacity as such, except for (A) the declaration and payment of dividends or other distributions to the Company by any Wholly Owned Company Subsidiary, and (B) distributions resulting from the vesting or settlement of Company RSU Awards, including in connection with any dividend equivalents or distributions associated with such Company RSU Awards, as applicable; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b), the Company and any Subsidiary of the Company shall be permitted to make distributions as set forth in Section 7.16;

(iv)        purchase, redeem, repurchase or otherwise acquire, directly or indirectly, any Company Capital Shares or other equity interests of a Subsidiary of the Company, other than in connection with (i) the forfeiture of Company RSU Awards, (ii) the satisfaction of Tax withholding obligations in connection with the vesting or settlement of any Company RSU Awards, (iii) the redemption or exchange of Operating Partnership Common Units for Company Capital Shares in accordance with the terms of the Operating Partnership Agreement, and (iv) as otherwise permitted by Article VII of the Company Declaration;

(v)        issue, sell, pledge, dispose, encumber or grant any Company Capital Shares, any equity interests in the Subsidiaries of the Company or any options, warrants, convertible securities or other rights of any kind to acquire any Company Capital Shares or any equity interests in the Subsidiaries of the Company, except for (i) transactions among the Company and one or more Wholly Owned Company Subsidiaries or among one or more Wholly Owned Company Subsidiaries, or (ii) Company Common Shares issuable with respect to the vesting or settlement of Company RSU Awards outstanding as of the date hereof or granted in compliance with this Agreement;

(vi)       acquire or agree to acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any material interests in any Person, or any real property, material assets, material property (other than real property) or any business, except (A) acquisitions by the Company, the Operating Partnership or any Wholly Owned Company Subsidiary of or from an existing Wholly Owned Company Subsidiary, (B) acquisitions described in Section 6.1(b)(vi) of the Company Disclosure Letter, and (C) other acquisitions of assets (other than real property) in the ordinary course of business for a purchase price of less than $250,000 in the aggregate;

(vii)      except as described in Section 6.1(b)(vii) of the Company Disclosure Letter or as permitted by clause (viii) below, sell, mortgage, pledge, assign, transfer, dispose of or permit any Lien on, or otherwise encumber, or effect a deed in lieu of foreclosure with respect to, any material Company Property or material assets except pursuant to and required by existing Contracts, Material Company Leases or Permitted Encumbrances in the ordinary course of business; provided, that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (x) the satisfaction of any margin call or (y) the posting of collateral in connection with any existing Contract to which the Company or any Subsidiary of the Company is a party shall be considered to be done in the ordinary course of business;

(viii)     incur, create, issue, assume, guarantee, refinance, replace, terminate, agree to any waiver or forbearance or prepay any Indebtedness for borrowed money or issue or materially amend the terms of any Indebtedness of the Acquired Companies, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a Wholly Owned Company Subsidiary), except (A) Indebtedness incurred under the Company’s existing Debt Facilities in the ordinary course of business that does not exceed $5,000,000 in the aggregate (including to the extent necessary to pay dividends permitted by Section 6.1(b)(iii) and to fund obligations under existing Contracts or Material Company Leases, or Contracts or Material Company Leases entered into after the date hereof in compliance with this Section 6.1(b)), (B) funding any transactions permitted by this Section 6.1(b) (including as set forth in Section 6.1(b) of the Company Disclosure Letter) and (C) such Indebtedness as set forth on Section 6.1(b)(viii) of the Company Disclosure Letter, provided, that none of the Indebtedness described in clauses (A), (B) or (C) shall be secured by Company Property (if not already so secured);

(ix)       make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its trustees, Officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or other similar arrangement to maintain any financial statement condition of another Person, other than by the Company, the Operating Partnership or a Wholly Owned Company Subsidiary (A) to the Company, the Operating Partnership or a Wholly Owned Company Subsidiary, or (B) in accordance with existing obligations for advancement of expenses under existing indemnification obligations in any Contract as of the date hereof;

(x)         enter into, renew, materially or adversely modify, exercise any purchase, sale option or similar option, amend, extend or terminate, cancel, or waive, release, compromise or assign any rights or claims under, any Material Contract (or any Contract that, if existing as of the date hereof, would be a Material Contract), other than (A) (1) any termination or renewal in accordance with the terms of any existing Material Contract that occurs automatically without any action (other than notice) by any Acquired Company, (2) as may be reasonably necessary to comply with the terms of this Agreement, or (3) any renewal of a Material Contract in the ordinary course of business, or (B) except as described in Section 6.1(b)(x) of the Company Disclosure Letter, any lease, license or occupancy agreement relating to a Company Property;

(xi)      waive, release, assign, settle or compromise any pending or threatened Action, other than Actions, waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $250,000 individually or $750,000 in the aggregate and does not involve the imposition of material injunctive relief against any Acquired Company (which for the avoidance of doubt includes any limitations on the operations of any Acquired Company or Affiliate thereof beyond the obligation to comply with applicable Law) or provide for any admission of liability by any of the Acquired Companies, (B) relate to any Action involving any present, former or purported holder or group of holders of Company Common Shares or Operating Partnership Units that complies with Section 7.7(b), or (C) are set forth on Section 6.1(b)(xi) of the Company Disclosure Letter or (D) real property tax appeals and settlements in the ordinary course of business;

(xii)       except as required by applicable Law, the terms of this Agreement, or the terms of a Company Benefit Plan in existence as of the date hereof: (A) grant or increase, or announce any grant or increase, of any salaries, wages, benefits, bonuses, severance or termination pay, (B) establish, adopt or amend any Company Benefit Plan, (C) increase or announce an increase of compensation or employee benefits payable or provided to any (I) trustee of the Company or the Operating Partnership or (II) employee or individual independent contractor of the Company or the Operating Partnership whose annualized base compensation exceeds $150,000 prior to such increase, (D) grant or increase, or announce a grant or increase of, any incentive, change in control, sale, or transaction bonuses, or any other similar incentive compensation, or (E) hire (except on an at-will basis) or terminate (except where due to cause, death or disability) the employment or engagement of any employee or individual independent contractor of the Company or the Operating Partnership whose annualized base compensation exceeds $150,000;

(xiii)     make any material change to its methods of accounting, except as required by GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices, in each case, except for such changes that are required by GAAP, the SEC or applicable Law;

(xiv)      enter into any new line of business;

(xv)      make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any federal or state annual income or other material Tax Return; settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment for an amount in excess of amounts reserved therefore on the financial statements of the Company; enter into any closing agreement related to Taxes; or knowingly surrender any right to claim any material Tax refund or give or request any waiver of a statute of limitation with respect to any income or other material Tax except, in each case, (A) in the ordinary course of business consistent with past practice, (B) to the extent required by Law or (C) to the extent necessary (1) to preserve the Company’s qualification as a REIT under the Code, or (2) to qualify or preserve the status of any Subsidiary of the Company as a disregarded entity or partnership for U.S. federal income tax purposes, a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code, a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code, or a REIT under the applicable provisions of Section 856 of the Code, as the case may be, provided, however, that in the case of clause (C), the Company shall promptly notify Parent of its intent to take such action and shall reasonably cooperate with Parent to mitigate any adverse effect on Parent or its stockholders of the taking of such action which is made known to the Company in writing by Parent or its advisors;

(xvi)      take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause the Company to fail to qualify as a REIT;

(xvii)    make or commit to make any capital expenditures, other than as set forth in the Company’s budget for fiscal year 2026, on Section 6.1(b)(xvii) of the Company Disclosure Letter or in the ordinary course of business, to address obligations under Permitted Encumbrances, existing Contracts or Material Company Leases, or Contracts or Material Company Leases entered into after the date hereof in compliance with this Section 6.1(b), or for emergency repairs;

(xviii)   adopt a plan of merger, complete or partial liquidation, consolidation, dissolution, restructuring, recapitalization, or other reorganization or resolutions providing for or authorizing such merger, liquidation, or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.1(b)(vi) or Section 6.1(b)(vii) in a manner that would not reasonably be expected to be materially adverse to the Company Parties, taken as a whole, or to prevent or impair the ability of the Company Parties to consummate the Mergers;

(xix)      enter into any collective bargaining agreement;

(xx)       change its fiscal year;

(xxi)      sell, assign or transfer all or any portion of the Owned IP; grant any licenses of Intellectual Property except for non-exclusive licenses of Owned IP granted in the ordinary course of business consistent with past practice; abandon or cease to prosecute or maintain any of the Registered IP or any other Intellectual Property that is material to the conduct of the business of the Acquired Companies, or disclose any Trade Secret to any Person that is not subject to a confidentiality Contract with respect thereto;

(xxii)    fail to use commercially reasonable efforts to maintain the Insurance Policies or renew or extend any expiring Insurance Policies on substantially similar terms (and where possible on a month-to-month basis, paid ratably without prepayments, but in any event not for a term that exceeds twelve (12) months from the date of renewal);

(xxiii)   report or otherwise disclose any sales of properties from 2024 or 2025 as prohibited transactions within the meaning of Code Section 857(b)(6)(B)(iii) on the Tax Returns of the Company or its subsidiaries; or

(xxiv)    authorize or enter into any Contract to do any of the foregoing.

(c)        Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, or refraining from taking any action, at any time or from time to time, if in the reasonable judgment of the Company Board (or a committee thereof), upon written advice of counsel to the Company, prior notice to Parent, and (to the extent practicable) after consulting with Parent, such action or inaction is reasonably necessary (i) for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Company Merger Effective Time or avoid or to continue to avoid incurring entity level income or excise Taxes under the Code, or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that any of the Acquired Companies be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to shareholders of the Company in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii).

Section 6.2         No Control of Other Parties’ Business. Notwithstanding the foregoing, nothing contained in this Agreement shall give the Parent Parties, directly or indirectly, the right to control or direct any of the Acquired Companies’ operations prior to the Partnership Merger Effective Time or the Company Merger Effective Time, as applicable.  Prior to the Partnership Merger Effective Time or the Company Merger Effective Time, as applicable, the Company or the Operating Partnership, as applicable, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

ADDITIONAL COVENANTS

Section 7.1           Preparation of the Proxy Statement; Shareholder Approval.

(a)          As promptly as reasonably practicable following the date of this Agreement but in no event later than five (5) Business Days following the No-Shop Period Start Date (unless any filing is delayed due to a temporary closure of any Governmental Authority), the Company shall prepare and cause to be filed with the SEC the Proxy Statement in preliminary form, as required by the Exchange Act, with respect to the Shareholders Meeting.  The Company shall promptly notify the Parent Parties upon the receipt of any comments, written or oral, from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the Parent Parties with copies of (i) all correspondence between it or its Representatives, as applicable, on the one hand, and the SEC, on the other hand, and (ii) all written comments with respect to the Proxy Statement received from the SEC.  The Company shall use its reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement.  At the time the Proxy Statement is first disseminated to the Company’s shareholders, at the time of the amendment or supplement thereof and at the time of the Shareholders Meeting, the Company shall ensure that the Proxy Statement will comply as to form and substance in all material respects with the provisions of the Exchange Act (other than with respect to any disclosures contained in the Proxy Statement provided by Parent).  Notwithstanding the foregoing, prior to filing the Proxy Statement (or any amendment or supplement thereto) with the SEC or responding to any comments of the SEC with respect thereto, each of the Parent Parties shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to the Parent Parties and their respective Affiliates as may be required, or otherwise reasonably requested by the Company, to be set forth in the Proxy Statement under applicable Law, including providing to its and the Company’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith.  The Proxy Statement shall include all information reasonably requested by such other Party to be included therein.  The Proxy Statement shall contain the Board Recommendation, except to the extent that the Company Board (or any committee thereof) shall have effected an Adverse Recommendation Change, as permitted by and determined in accordance with Section 7.3. The Company shall use its reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof.

(b)       If, at any time prior to the receipt of the Shareholder Approval, any information relating to the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of the Company and Parent.  Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a).  For purposes of Section 4.23, Section 5.13 and this Section 7.1, any information concerning or related to the Company, its Affiliates or the Shareholders Meeting will be deemed to have been provided by the Company and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.  Prior to filing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent and its counsel a reasonable opportunity to review and to propose comments on such document or response and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Parent Parties and their counsel.

(c)          As promptly as practicable after the date of this Agreement, the Company shall commence a broker search pursuant to Section 14a-13 of the Exchange Act.  As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, the Company shall, in accordance with applicable Law and the Company Governing Documents and after consultation with Parent, establish a record date for, duly call, give notice of, convene and hold the Shareholders Meeting; provided, that the record date for the Shareholders Meeting shall not be more than ninety (90) days prior to the date of the Shareholders Meeting.  The Company shall use its reasonable efforts to cause the definitive Proxy Statement to be mailed to the Company’s shareholders entitled to vote at and to receive notice of the Shareholders Meeting and to hold the Shareholders Meeting as soon as reasonably practicable following the date of this Agreement (provided, that unless otherwise agreed to by the Parties, and subject to Section 7.3(d), the Company shall use reasonable efforts to cause the Shareholders Meeting to be no later than forty-five (45) days after (i) the tenth (10th) day after the preliminary Proxy Statement has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Proxy Statement or (ii) if the SEC has, by the tenth (10th) calendar day after the preliminary Proxy Statement has been filed with the SEC, informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement).

(d)        The Company shall, through the Company Board, recommend to its shareholders that they give the Shareholder Approval, include the Board Recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Shareholder Approval, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by and in accordance with the terms of Section 7.3(g) or Section 7.3(h); provided, however, that the Company’s obligation to duly call, give notice of, convene and hold the Shareholders Meeting shall be unconditional, and the Company shall not submit any Competing Proposal for approval by its shareholders, unless this Agreement is terminated in accordance with its terms.  Notwithstanding the foregoing provisions of this Section 7.1(c), the Company may, following consultation with Parent, postpone, recess or adjourn such meeting solely (A) to the extent required by Law or duty, (B) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Shareholder Approval, (C) if as of the time for which the Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Company Common Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Shareholders Meeting, (D) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is necessary under applicable Law or duty and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders Meeting or (E) with the consent of Parent; provided, that no such adjournment or postponement pursuant to subclauses (B) or (C) shall delay the Shareholders Meeting by more than twenty (20) days, in the aggregate, from the prior-scheduled date.  Notwithstanding the foregoing, the Company shall, at the request of Parent, to the extent permitted by Law, adjourn the Shareholders Meeting to a date mutually agreed to by the Company and Parent for the absence of a quorum or if the Company has not received proxies representing a sufficient number of Company Common Shares for the Shareholder Approval; provided, that no such adjournment pursuant to this sentence shall be required to be for a period exceeding ten (10) days, in the aggregate.  Except in the case of an Adverse Recommendation Change specifically permitted by Section 7.3(g) or Section 7.3(h), the Company, through the Company Board, shall (I) recommend to its shareholders that they approve the Company Merger and (II) include such recommendation in the Proxy Statement.

Section 7.2          Access to Information; Confidentiality. During the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement and the Company Merger Effective Time, and solely for purposes of furthering the Mergers, the Financing (including the marketing, negotiation and consummation thereof) and for purposes of Section 7.19 (and nothing set forth in this Section 7.2 shall limit the Company’s obligations set forth in Section 7.19), the Company shall (and shall cause its Subsidiaries to) (A) afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, offices, books and records and personnel of the Company and its Subsidiaries, (B) furnish to Parent and its Representatives such information (financial or otherwise) concerning its business, properties and offices as Parent may reasonably request and (C) instruct its Representatives to cooperate with Parent in the matters described in clauses (A) and (B); provided, however, that the Company may restrict or otherwise prohibit access to any documents or information pursuant to this Section 7.2 or Section 7.19 to the extent that (i) any applicable Law requires the Acquired Companies to restrict or otherwise prohibit access to such documents or information, (ii) granting such access would violate any obligations of any Acquired Company with respect to confidentiality to any third party or otherwise breach, contravene or violate, constitute a default under, or give a third party the right to terminate or accelerate an obligation under, any then effective Contract (including a Material Company Lease) to which such Acquired Company is a party, in each case, as of the date hereof, (iii) access to such documents or information would reasonably be expected to result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (iv) such documents or information relate to the evaluation or negotiation of this Agreement, the transactions contemplated hereby or, subject to Section 7.3, a Competing Proposal or Superior Proposal (each as defined herein) or any other transactions that the Company Board has considered as potentially competing with, or as an alternative to, the Mergers,  or relating to any deliberation of the Company Board or any duly authorized committee thereof regarding any Competing Proposal or Adverse Recommendation Change.  In the event that the Company does not provide access or information in reliance on clauses (i), (ii), or (iii) of the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law, Contract or obligation or waive such privilege.  Notwithstanding anything to the contrary in this Section 7.2, any access to properties of the Company shall be governed solely by, and subject to, the terms and conditions of that certain Access Agreement, by and between the Company and BPG Acquisitions LLC, a Delaware limited liability company, dated as of January 6, 2026 (as amended, modified or supplemented from time to time, the “Access Agreement”).  The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.2.  Nothing in this Section 7.2 or elsewhere in this Agreement (other than to the extent required under Section 7.19) shall be construed to require any Acquired Company or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information.

Section 7.3           Go-Shop; No Solicitation of Transactions; Change in Recommendation.

(a)         Go-Shop.  Notwithstanding anything to the contrary contained in this Agreement, during the period commencing on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on March 4, 2026 (the “No-Shop Period Start Date”) and such period of time, the “Go-Shop Period”, the Company, its Subsidiaries and its Representatives shall have the right to, directly or indirectly:

(i)         solicit, initiate, or knowingly facilitate any inquiry or the making of any proposal which constitutes, or may reasonably be expected to result in, any Competing Proposal;

(ii)        engage in, continue or otherwise participate in any discussions or negotiations regarding, or, subject to clause (iii) below, to furnish to any other Person information in connection with or for the purpose of facilitating, a Competing Proposal subject to the terms hereof;

(iii)       enter into an Acceptable Confidentiality Agreement with, and only following such entry into an Acceptable Confidentiality Agreement, (i) furnish information (including non-public information) relating to any of the Acquired Companies to, or (ii) afford access to the business, properties, assets, books, records or other non-public information, or to any personnel of any of the Acquired Companies pursuant to an Acceptable Confidentiality Agreement to, any Person or group of Persons or to such Person’s Representatives (including potential financing sources of such Person); provided that the Company directly or indirectly provide the Parent Parties with any information or data provided to such Person and grants the Parent Parties equivalent access prior to or substantially concurrently with such Person; and

(iv)       otherwise cooperate with or assist any Competing Proposal or inquiry, including by granting a waiver, amendment or release under any “standstill provision” or similar obligation of any third party with respect to the Company, the Operating Partnership or any of their respective Subsidiaries solely to allow for a Competing Proposal or amendment to a Competing Proposal to be made to the Company Board on a non-public basis (except as required by Law).

(b)         Commencing on the No-Shop Period Start Date, the Company shall promptly (and in any event within twenty-four (24) hours) (i) notify Parent in writing of the identity of each Person from whom the Company or any of its Subsidiaries received a bona fide written Competing Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, (ii) provide Parent a list identifying each Excluded Party as of the No-Shop Period Start Date and (iii) provide Parent a copy of each such Competing Proposal and a written summary of any modifications to the financial and other material terms thereof.  Promptly after the No-Shop Period Start Date (and, in any event, within twenty-four (24) hours thereafter), the Company shall, (A) except if the Company has already done so in respect of the applicable confidentiality agreement, request each Person (other than Parent, its Affiliates and their respective Representatives) that has executed (within one (1) year prior to the date hereof) a confidentiality agreement in connection with any Competing Proposal or its consideration of any Competing Proposal to promptly return or destroy all nonpublic information furnished to such Person by or on behalf of the Company, the Operating Partnership or any of the Acquired Companies prior to the No-Shop Period Start Date and (B) terminate any data room or other diligence access to each such Person (and its Representatives) described in clause (A); provided that the Company shall not be required to take any such action in respect of any third party who is an Excluded Party unless and until such third party ceases to be an Excluded Party (in which case all references in this sentence to the No-Shop Period Start Date shall be read as the date on which such third party ceases to be an Excluded Party).

(c)         No Solicitation.  Except as expressly permitted by this Section 7.3, during the period commencing on (i) (A) with respect to any third party who is an Excluded Party as of the No-Shop Period Start Date, the date on which such third party is no longer an Excluded Party, or (B) with respect to any other Person, the No-Shop Period Start Date, and (ii) continuing until the earlier of the Company Merger Effective Time or the valid termination of this Agreement pursuant to Article IX, other than with respect to a third party who is an Excluded Party on the No-Shop Period Start Date (and only until such time as such Excluded Party is no longer an Excluded Party, at which time the provisions of this Section 7.3(c) shall become applicable), the Company and its Subsidiaries shall, and shall use its reasonable best efforts to cause their respective Representatives to, (i) promptly cease any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal and promptly terminate all physical and electronic dataroom access granted to any such Person or its Representatives and (ii) not, directly or indirectly, (A) solicit, initiate, provide any non-public information in response to, or knowingly encourage or knowingly facilitate any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Proposal, (B) engage in, continue, knowingly encourage or facilitate or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of facilitating, a Competing Proposal, (C) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other Contract (other than an Acceptable Confidentiality Agreement) with respect to a Competing Proposal or that would reasonably be expected to lead to a Competing Proposal or (D) take any action to make any Takeover Statute or any Governing Document Restrictions of the governing documents of the Acquired Companies inapplicable to any transaction contemplated by a Competing Proposal.

(d)         Superior Proposals and Other Exceptions.  Notwithstanding anything to the contrary contained in this Section 7.3, from and following the No-Shop Period Start Date and prior to obtaining the Shareholder Approval, the Company may, directly or indirectly through one or more of its Representatives, participate or engage in discussions or negotiations with, enter into an Acceptable Confidentiality Agreement with, and subject to such Acceptable Confidentiality Agreement, (i) furnish information (including non-public information) relating to any of the Acquired Companies to, or (ii) afford access to the business, properties, assets, books, records or other non-public information, or to any personnel of any of the Acquired Companies to, any Person or group of Persons that has made, renewed or delivered to the Company a bona fide Competing Proposal after the date of this Agreement (that did not result from a breach of Section 7.3(c) in any material respect) and to such Person’s Representatives (including potential financing sources of such Person), and otherwise facilitate such Competing Proposal or assist such Person (and its Representatives and financing sources) with such Competing Proposal; provided, that the Company Board (or, if appropriate, any committee thereof) has determined in good faith, (i) after consultation with the Company’s financial advisors and outside legal counsel, based upon the information then-available, that such Competing Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and (ii) after consultation with its outside legal counsel that failure to do so would be inconsistent with the duties of the trustees of the Company Board under applicable Law; provided, further, that, subject to applicable Law, any material non-public information or access concerning any of the Acquired Companies that is provided to such Person or its Representatives pursuant to this Section 7.3(d) that was not previously provided to Parent or its Representatives shall be provided or made available to Parent promptly, but in any event within twenty-four (24) hours, following such time as it is provided or made available to such third party.  In addition, notwithstanding Section 7.3(c), the Acquired Companies and their Representatives may (A) contact and engage in any communications, negotiations or discussions in order to seek to clarify and understand the terms and conditions of any inquiry or proposal made by any Person solely to determine whether such inquiry or proposal constitutes or is reasonably likely to result in a Superior Proposal, and (B) inform a Person that has made or is considering making a Competing Proposal of the provisions of this Section 7.3.

(e)         Notices.  During the period commencing on the No-Shop Period Start Date and continuing until the earlier of the Company Merger Effective Time or the valid termination of this Agreement pursuant to Article IX, the Company shall promptly (but no later than 24 hours) after receipt of any Competing Proposal (other than with respect to an Excluded Party, until such time as such Person is no longer an Excluded Party), (i) advise Parent in writing of the entry into any Acceptable Confidentiality Agreement, the receipt of such Competing Proposal or request for confidential information and (ii) keep Parent reasonably informed on a reasonably prompt basis of all material developments, discussions or negotiations regarding any Competing Proposal and the status of such Competing Proposal.  During the period commencing on the No-Shop Period Start Date and continuing until the earlier of the Company Merger Effective Time or the valid termination of this Agreement pursuant to Article IX, the Company agrees that none of the Acquired Companies will enter into any confidentiality agreement with any Person which prohibits any Acquired Company from providing any information required to be provided to Parent in accordance with Section 7.3 within the time periods contemplated hereby.  During the period commencing on the No-Shop Period Start Date and continuing until the earlier of the Company Merger Effective Time or the valid termination of this Agreement pursuant to Article IX, the Company shall not grant any waiver or release under any standstill, confidentiality or similar agreement or provision to which the Company or any of its Subsidiaries is a party; provided, however, prior to receipt of the Shareholder Approval, the Company may grant a waiver or release under any such standstill, confidentiality or similar agreement or provision, solely to allow for a Competing Proposal or amendment to a Competing Proposal to be made to the Company Board (provided, that such waiver contains an express acknowledgment that such person cannot, directly or indirectly, acquire any securities of the Company or its Subsidiaries prior to the valid termination of this Agreement pursuant to Article IX), if the Company Board determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that the failure to take such action would be inconsistent with the duties of the trustees of the Company Board under applicable Law.

(f)          No Change in Board Recommendation or Entry into an Alternative Acquisition Agreement.  Except as expressly permitted by Section 7.3(g), Section 7.3(h), and Section 7.3(i), during the period commencing on the date of this Agreement and continuing until the earlier of the Company Merger Effective Time or the valid termination of this Agreement pursuant to Article IX, the Company Board shall not:

(i)         (A) fail to recommend to its shareholders that the Shareholder Approval be given or fail to include the Board Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw, rescind or modify, or publicly propose to change, qualify, withhold, withdraw or modify, the Board Recommendation, (C) fail to publicly reaffirm its recommendation and publicly recommend against any Competing Proposal that is a tender offer or exchange offer within ten (10) Business Days after the commencement thereof (it being understood that a communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act shall not, in and of itself, be deemed an Adverse Recommendation Change), (D) fail to publicly reaffirm its recommendation within ten (10) Business Days after Parent so requests in writing (provided, that other than any reaffirmation following the public announcement of a Competing Proposal, or the public announcement of a modification thereto, Parent may only request such a reaffirmation on one occasion), or (E) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the shareholders of the Company a Competing Proposal (any of the actions described in this clause (i) being referred to as an “Adverse Recommendation Change”); or

(ii)         authorize, cause or permit any Acquired Company to enter into definitive agreement to effectuate a Competing Proposal (each, an “Acquisition Agreement”).

(g)          Adverse Recommendation Change; Entry into Alternative Acquisition Agreement.  Notwithstanding anything to the contrary in this Agreement, at any time prior to the time the Shareholder Approval is obtained, if the Company has received a written Competing Proposal (that did not result from a breach of Section 7.3(c) in any material respect) that the Company Board (or, if appropriate, any committee thereof) has determined in good faith based upon the information then available (after consultation with the Company’s financial advisors and outside legal counsel) constitutes a Superior Proposal, then the Company Board (or, if appropriate, any committee thereof) may make an Adverse Recommendation Change with respect to such Competing Proposal or terminate this Agreement pursuant to Section 9.1(c)(ii) (Superior Proposal) to enter into an alternative Acquisition Agreement with respect to such Competing Proposal substantially concurrently with such termination (and provided, that prior to or concurrently with, and as a condition to the effectiveness of, such termination the Company pays the Company Termination Payment in full to Parent in accordance with and as required by Section 9.3(b)); provided, however, that the Company Board (or any committee thereof) shall not take any action described in this Section 7.3(g) unless:

(i)        the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that failure to take such action would be inconsistent with duties of the trustees of the Company Board under applicable Law;

(ii)        (A) the Company has given Parent four (4) Business Days (the “Notice Period”) prior written notice of its intention to take such actions (which notice shall include the information with respect to such Superior Proposal that is specified in Section 7.3(e) as well as a copy of any proposal, agreement and all material documentation providing for such Superior Proposal), (B) Parent and the Company have negotiated, and have caused their respective Representatives to negotiate, in good faith during such Notice Period (to the extent Parent desires to so negotiate) to allow Parent to propose in writing revisions to the terms of this Agreement prior to 11:59 p.m. (New York City time) on the final day of the Notice Period so that such Superior Proposal ceases to constitute a Superior Proposal, and (C) following the end of the Notice Period, the Company Board (or any committee thereof) shall have determined in good faith (after consultation with the Company’s financial advisor and outside legal counsel), taking into account any revisions to this Agreement proposed in writing by Parent during the Notice Period or otherwise, that the Superior Proposal giving rise to the Notice Period continues to constitute a Superior Proposal and that the failure to make an Adverse Recommendation Change or enter into an alternative Acquisition Agreement in respect of such Superior Proposal would be inconsistent with the trustees’ duties under applicable Law; provided, that, in the event of any subsequent change to the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, be required to deliver to Parent an additional written notice consistent with that described in subclause (A) above and the Notice Period shall recommence and the Company shall be required to comply with subclauses (B) and (C) above anew; provided, however, that the Notice Period shall be reduced to two (2) Business Days.

(h)        Intervening Event.  Notwithstanding anything to the contrary in this Agreement, at any time prior to receipt of the Shareholder Approval, the Company Board (or, if appropriate, any committee thereof) may effect an Adverse Recommendation Change in response to an Intervening Event if the Company Board (or, if appropriate, any committee thereof) determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel), that the failure to do so would be inconsistent with the duties of the trustees of the Company Board under applicable Law; provided, however, that the Company Board (or any committee thereof) shall not make such an Adverse Recommendation Change unless:

(i)          the Company has given Parent prior written notice equal to the Notice Period of its intention to take such actions, which notice will specify and describe the facts and circumstances relating to the applicable Intervening Event in reasonable detail and the factual bases for the Company Board’s determination that such events or circumstances constitute an Intervening Event; and

(ii)        prior to effecting such an Adverse Recommendation Change, (A) Parent and the Company have negotiated, and have caused their respective Representatives to negotiate, in good faith during such Notice Period (to the extent Parent desires to so negotiate) to allow Parent to propose in writing revisions to the terms of this Agreement prior to 11:59 p.m. (New York City time) on the final day of the Notice Period so that the Company Board (or any committee thereof) would no longer determine that the failure to make an Adverse Recommendation Change would be inconsistent with the duties of the trustees of the Company Board (or any committee thereof) under applicable Law, and (B) following the end of the Notice Period, the Company Board shall have determined in good faith (after consultation with the Company’s financial advisor and outside legal counsel), taking into account Parent’s proposed written revisions to this Agreement, that the failure to make an Adverse Recommendation Change in response to such Intervening Event would be inconsistent with the duties of the trustees of the Company Board under applicable Law.

(i)         Certain Disclosures.  Nothing in this Section 7.3 or elsewhere in this Agreement shall prohibit the Company, the Company Board or their Representatives from: (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or making any “stop, look and listen” communication to the shareholders of the Company pending disclosure of its position thereunder; or (ii) disclosing to the Company’s shareholders any factual information regarding the business, financial condition or results of operations of the Acquired Companies or the fact that a Competing Proposal has been made, the identity of the party making such Competing Proposal or the material terms of such Competing Proposal, in each case, that the Company Board (or, if appropriate, any committee thereof) determines in good faith (after consultation with its outside legal counsel) that such disclosure is required under applicable Law (it being understood that disclosure under this clause (ii) shall not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) under this Agreement and no such disclosure shall, taken by itself, be deemed to be an Adverse Recommendation Change); provided, however, that the Company Board (or any committee thereof) shall not make an Adverse Recommendation Change, except in accordance with Section 7.3(g) or Section 7.3(h).

(j)           For purposes of this Agreement:

(i)          “Competing Proposal” means, any proposal or offer (other than from the Parent Parties or their Affiliates), whether in one transaction or a series of related transactions, resulting in: (A) any acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of beneficial ownership of more than twenty-five percent (25%) of the outstanding voting securities, beneficial ownership or voting power of the Company or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act) beneficially owning more than twenty-five percent (25%) of the outstanding voting securities of the Company; (B) any merger, consolidation, business combination, recapitalization, reorganization, liquidation or other similar transaction involving the Company or its Subsidiaries pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the shareholders of the Company (as a group) immediately prior to the consummation of such transaction, would hold, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing more than twenty-five percent (25%) of the voting power of the surviving or resulting entity; or (C) any sale or disposition of more than twenty-five percent (25%) of the assets, revenues or net income of the Company or its Subsidiaries, in each case on a consolidated basis; provided, however, that the term “Competing Proposal” shall not include (I) the Mergers or any of the other transactions contemplated by this Agreement or (II) any merger, consolidation, business combination, reorganization, recapitalization, liquidation or similar transaction solely among the Company and one or more of the Subsidiaries of the Company or solely among the Subsidiaries of the Company.

(ii)         “Superior Proposal” means a bona fide written Competing Proposal (except for purposes of this definition, the references in the definition of “Competing Proposal” to 25% shall be replaced with 50%), which (A) did not result from a breach of Section 7.3 in any material respect, and (B) the Company Board (or, if appropriate, any committee thereof) determines in good faith (after consultation with its outside legal counsel and financial advisors) to be more favorable from a financial point of view to the holders of Company Common Shares (solely in their capacities as shareholders) than the Mergers and the other transactions contemplated by this Agreement, taking into account the timing, financial, regulatory and other aspects of the Competing Proposal that the Company Board determines are relevant and that is reasonably likely to be consummated (if accepted) on the terms proposed, and taking into account any changes or modifications to the terms of this Agreement irrevocably offered by Parent in accordance with the terms of this Agreement.

(iii)        “Intervening Event” means a change in circumstances or development occurring or arising after the date of this Agreement that (A) materially affects the business, assets or operations of the Acquired Companies, taken as a whole, and that was not known or reasonably foreseeable to the Company Board prior to the execution of this Agreement (or, if known, the material consequences of which were not reasonably foreseeable to the Company Board), and (B) does not relate to the Parent Parties or their Affiliates, which change in circumstances or development becomes known to the Company Board prior to receipt of the Shareholder Approval; provided, however, that none of the following will constitute, or be considered when determining when there has been an Intervening Event: (I) existence or terms of a Competing Proposal or (II) changes in the market price or trading volume of the Company Common Shares or the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (II) in determining whether an Intervening Event has occurred).

Section 7.4          Interim Operations of Parent, REIT Merger Sub and Operating Merger Sub. During the period from the date hereof through the earlier of the Company Merger Effective Time or the date of termination of this Agreement, Parent will cause each of REIT Merger Sub and Operating Merger Sub to not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 7.5        Public Announcements. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned), except (a) as may be required by applicable Law or Order or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case, to the extent permitted by applicable Law or Order and practicable under the circumstances, the party proposing to issue such press release or make such public announcement shall consult in good faith with the other party before making any such public announcement, (b) with respect to any press release or other public statement by the Company permitted by Section 7.3 (including to announce an Adverse Recommendation Change in accordance with Section 7.3), (c) statements consistent in all material respects with any release, disclosure or other public statements previously made in accordance with this Section 7.5, (d) to the extent that such public statement relates to any dispute between the Parties relating to this Agreement or the transactions contemplated by this Agreement, (e) confidential communications or statements by Brookfield or any of its Affiliates or their respective Representatives to any existing or potential investor or limited partner in any current or future investment funds or investment vehicles affiliated with, or managed or advised by, Brookfield or its Affiliates, in each case who are subject to customary confidentiality obligations, to the extent such communications are consistent in all material respects with descriptions of the Company’s business contained in the Parties’ prior joint disclosures, or (f) public statements regarding the transactions contemplated hereby in response to questions from the press, analysts, investors or those attending industry conferences, and make internal announcements to employees, in each case, to the extent that such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 7.5, and provided, that such public statements do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby.  The press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent (which approval shall not be unreasonably withheld, conditioned or delayed).

Section 7.6           Appropriate Action; Consents; Filings.

(a)          Upon the terms and subject to the conditions set forth in this Agreement (and subject to Section 7.6(b) in respect of Non-Governmental Consents), the Company Parties and each of the Parent Parties shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective, as promptly as practicable and in any event prior to the Outside Date, the Mergers and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to the Closing set forth in Article VIII to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) executing and delivering any additional instruments necessary to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement, and (iv) obtaining all necessary actions or nonactions, authorizations, permits, waivers, consents, clearances, approvals and expirations or terminations of waiting periods (collectively, “Consents”) (other than Non-Governmental Consents, which shall be solely governed by Section 7.6(b)) from Governmental Authorities necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, including (1) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, conduct of business restrictions, a sale or disposition of such assets or businesses as are required to be divested or a license or grant of commercialization rights to businesses, product lines, fields of use, divisions, business arrangements, Contracts, assets or interests therein of Parent or its Affiliates (including, after the Closing, the Surviving Entity, the Surviving Partnership and their respective Affiliates), (2) amending any venture or other arrangement of Parent or its Affiliates (including the Surviving Entity, the Surviving Partnership and their respective Affiliates), (3) cooperating with each other and using their respective reasonable best efforts to contest and resist any Action and to have vacated, lifted, reversed or overturned any Order that may result from such Action, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and (4) otherwise taking or committing to take actions that after the Closing would limit Parent’s or its Subsidiaries’ (including the Surviving Entity’s and Surviving Partnership’s) freedom of action with respect to, or their ability to retain, one or more of their assets (whether tangible or intangible), products, or businesses, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would otherwise have the effect of preventing or delaying the Closing; provided, that neither the Company nor any of its Subsidiaries shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, divest, license, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets, operations or business of the Company or any of its Subsidiaries, unless such requirement, condition, understanding, agreement or order has been approved by Parent (not to be unreasonably withheld) and is binding on or otherwise applicable to the Company or its Subsidiaries only from and after the Closing in the event that the Closing occurs; provided, further, that in no event shall the Company or any of its Subsidiaries be required to pay (and the Company Parties will not, without the consent of Parent (not to be unreasonably withheld), commit to pay), directly or indirectly, prior to the Closing any fee, penalty or other consideration, or incur any liability, to any third party for any Consent required for or triggered by the consummation of the transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Authority with respect to this Agreement.  To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges.  To the extent reasonably practicable, neither Party shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

(b)         Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use, and cause each of their respective Affiliates to use, its and their respective commercially reasonable efforts in obtaining all necessary Consents from any Persons (other than Governmental Authorities) required for or triggered by the Mergers and the other transactions contemplated by this Agreement (excluding any Assumption) (the “Non-Governmental Consents”) that are requested by Parent in writing; provided, that neither the Company nor any of the Acquired Companies shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, divest, license, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets, operations or business of the Company or any of its Subsidiaries, unless (x) such requirement, condition, understanding, agreement or order is binding on or otherwise applicable to the Company or its Subsidiaries only from and after the Closing in the event that the Closing occurs and (y) Parent has consented to such requirement, condition, understanding, agreement or order; provided, further, that in no event shall the Company or any of its Subsidiaries be required to pay (and the Company Parties will not, without the consent of Parent, commit to pay), directly or indirectly, prior to the Closing any fee, penalty or other consideration, or incur any liability, to any third party for any Non-Governmental Consent.  The Company shall have satisfied its obligations set forth in this Section 7.6(b) if the Company shall have used its commercially reasonable efforts to comply with such obligations whether or not any Non-Governmental Consents are successful or obtained.

(c)          Parent agrees, on behalf of itself and its Affiliates, that, between the date of this Agreement and the Closing, Parent shall not, and shall cause its Affiliates not to, directly or indirectly, acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, or take any other action or refrain from taking any action, if doing so could (i) result in any material delay in obtaining, or increase the risk of not obtaining, any Consent of any Governmental Authority or any Non-Governmental Consent in connection with the Mergers and the other transactions contemplated by this Agreement or (ii) restrict, prevent, prohibit, impede or materially delay the consummation of the Mergers and the other transactions contemplated by this Agreement.  Nothing contained in this Agreement shall permit any Parent Party, directly or indirectly, the right to control or direct the operations of either Company Party prior to the consummation of the Mergers.  Prior to the Closing, the Company Parties shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over their respective business operations.

(d)         Notwithstanding anything to the contrary herein, nothing in this Section 7.6 or any other provision of this Agreement, shall require Brookfield Corporation (“Brookfield”) or any of its Affiliates (in each case other than Parent and its Subsidiaries, the Company and its Subsidiaries, and, following the Closing, the Surviving Entity, the Surviving Partnership and their respective Subsidiaries) to agree to any action or otherwise be required to take any action, including selling, divesting, disposing of, licensing, holding separate, giving any undertaking or any other action that limits in any respect its freedom of action with respect to, or ability to retain, develop or acquire, any properties, assets, business, products, rights, services or licenses, or any portion of, or interest in, any properties, assets, business, products, rights, services or licenses, of Brookfield or its Affiliates (in each case other than Parent and its Subsidiaries, the Company and its Subsidiaries, and, following the Closing, the Surviving Entity, the Surviving Partnership and their respective Subsidiaries).

Section 7.7           Notification of Certain Matters; Transaction Litigation.

(a)       The Company Parties and their Representatives shall give prompt notice to the Parent Parties, and the Parent Parties and their Representatives shall give prompt notice to the Company Parties, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b)       The Company Parties and their Representatives shall give prompt notice to the Parent Parties, and the Parent Parties and their Representatives shall give prompt notice to the Company Parties, of any Action commenced or, to such Party’s knowledge, threatened against, relating to or involving such Party or any of its Subsidiaries, respectively, or any of their respective trustees, directors, officers or partners that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement, and shall keep the other Parties, as applicable, reasonably informed with respect to the status thereof.  The Company Parties and their Representatives shall give Parent the opportunity to reasonably participate in the defense and settlement of any shareholder or unitholder litigation against the Company Parties or any of their respective trustees, directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement.  The Parent Parties and their respective Representatives shall give the Company Parties the opportunity to reasonably participate in the defense.  Neither the Company nor any Parent Party shall enter into any settlement in respect of any litigation against the Parent Parties or the Company Parties, as applicable, or any of their respective trustees, directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, without the other Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed). For purposes of this Section 7.7(b), “participate” means that the applicable Parties shall be reasonably kept apprised of the proposed strategy and other significant decisions with respect to any shareholder or unitholder litigation by the Party that is the subject of the shareholder or unitholder litigation (to the extent that the attorney-client privilege between the Party that is the subject of the shareholder or unitholder litigation and its counsel is not undermined or otherwise affected), and the non-subject Party may offer comments or suggestions with respect to such shareholder or unitholder litigation, which the Party that is the subject of the shareholder or unitholder litigation and its counsel shall reasonably consider in good faith.

Section 7.8          Employee Matters.

(a)         From and after the Company Merger Effective Time, the Surviving Partnership and the Surviving Entity shall (and Parent shall cause the Surviving Partnership and the Surviving Entity or any of their respective Subsidiaries or Affiliates to) assume and honor all Company Benefit Plans in accordance with their terms as in effect immediately prior to the Company Merger Effective Time or as such terms may be amended in accordance with the applicable Company Benefit Plan after the Company Merger Effective Time.  Notwithstanding the generality of the foregoing, for a period commencing on the Closing and continuing for a period of twelve (12) months after the Closing Date, Parent shall, or shall cause the Surviving Partnership and the Surviving Entity or one of their respective Subsidiaries or Affiliates (including, following the Company Merger Effective Time, each of the Acquired Companies) to, provide to each Continuing Employee during such Continuing Employee’s period of employment with (i) an annual base salary or hourly wage rate (as applicable) at least equal to the annual base salary or hourly wage rate (as applicable) provided to such Continuing Employee immediately prior to the Company Merger Effective Time, (ii) target annual cash bonus opportunities that are no less favorable than the target annual cash bonus provided to such Continuing Employee immediately prior to the Company Merger Effective Time, (iii) severance benefits and protections that are no less favorable than those provided to such Continuing Employee immediately prior to the Company Merger Effective Time and (iv) retirement, health, welfare and employee and fringe benefits (excluding change in control, retention, severance, post-employment welfare, and defined benefit pension benefits), that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Company Merger Effective Time.  In addition, without limiting the generality of the foregoing, Parent shall, or shall cause the Surviving Partnership and the Surviving Entity or one of their respective Subsidiaries or Affiliates (including, following the Company Merger Effective Time, each of the Acquired Companies), to continue to maintain the Peakstone Realty Trust 401(k) Plan during the period commencing on the Closing and continuing until at least December 31 of the plan year in which the Closing occurs on terms no less favorable to participants than those in effect immediately prior to the Merger Effective Time and to make safe harbor nonelective and discretionary nonelective contributions (“Employer Contributions”) thereunder with respect to the plan year in which the Closing occurs that are calculated on a basis and funded on a frequency that are no less favorable to participants than the basis and frequency used to calculate and fund such Employer Contributions with respect to the plan year immediately prior to the year in which the Closing Date occurs.

(b)       For purposes of vesting, eligibility to participate and for calculating severance and vacation entitlements and accruals under the employee benefit plans of Parent, the Surviving Partnership, the Surviving Entity or any of their respective Subsidiaries or Affiliates (including, following the Company Merger Effective Time, each of the Acquired Companies) (each, a “New Plan”), each Continuing Employee shall be credited such Continuing Employee’s year(s) of service with an Acquired Company, an Affiliate thereof or a respective predecessor thereof before the Company Merger Effective Time, to the same extent as such Continuing Employee was entitled before the Company Merger Effective Time, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Company Merger Effective Time; provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits.  In addition and without limiting the generality of the foregoing, (A) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plans replaces a Company Benefit Plan in which such Continuing Employee participated immediately prior to the Company Merger Effective Time (such plans, collectively, the “Old Plans”) and (B) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent shall (or shall cause the Surviving Entity to) cause all eligibility waiting periods, pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and such Continuing Employee’s spouse and covered dependent(s) if any, unless such conditions would not have been waived under the comparable Old Plans, and Parent shall (or shall cause the Surviving Entity to) cause any eligible expenses incurred by such Continuing Employee and such Continuing Employee’s spouse and covered dependent(s) if any during the portion of the plan year of the Old Plans ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to Continuing Employee and such Continuing Employee’s spouse and covered dependent(s) (if any) for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)          Nothing in this Section 7.8: (i) shall limit the ability of Parent, the Company Parties, the Surviving Partnership, the Surviving Entity or any of their respective Affiliates to amend, modify or terminate any Company Benefit Plan or any other benefit or compensation plan, policy, program, agreement, Contract, or arrangement at any time assumed, established, sponsored or maintained by any of them, in each case, in accordance with its terms, subject to the obligations set forth in Section 7.8(a) and (b) above, (ii) shall be deemed or construed to amend, establish, or modify any Company Benefit Plan or any other benefit or compensation plan, policy, program, agreement, Contract or arrangement, (iii) shall prevent Parent, the Company Parties, the Surviving Partnership, the Surviving Entity or any of their respective Affiliates from terminating the employment of any Continuing Employees or (iv) create any third party beneficiary rights in any person (including to enforce the provisions of this Agreement or any right to employment or continued employment, and including any rights in any Continuing Employee or any dependent or beneficiary thereof).  Nothing in this Section 7.8: (i) shall limit the ability of Parent, the Company Parties, the Surviving Partnership, the Surviving Entity or any of their respective Affiliates to amend, modify or terminate any Company Benefit Plan or any other benefit or compensation plan, policy, program, agreement, Contract, or arrangement at any time assumed, established, sponsored or maintained by any of them, in each case, in accordance with its terms, subject to the obligations set forth in Section 7.8(a) and (b) above, (ii) shall be deemed or construed to amend, establish, or modify any Company Benefit Plan or any other benefit or compensation plan, policy, program, agreement, Contract or arrangement, (iii) shall prevent Parent, the Company Parties, the Surviving Partnership, the Surviving Entity or any of their respective Affiliates from terminating the employment of any Continuing Employees or (iv) create any third party beneficiary rights in any person (including to enforce the provisions of this Agreement or any right to employment or continued employment, and including any rights in any Continuing Employee or any dependent or beneficiary thereof).

Section 7.9          Indemnification; Directors’ and Officers’ Insurance.

(a)        The Company shall be permitted to, prior to the Closing, and if the Company fails to do so, Parent shall, or Parent shall cause the Surviving Entity or the Surviving Partnership to, as of the Effective Time, obtain and fully pay the premium for a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy that provides coverage for a period of six (6) years from and after the Closing in respect of acts or omissions occurring prior to the Closing covering each such Person currently covered by the Company’s or its Subsidiaries’ officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof and Parent shall cause such policy to be maintained in full force and effect, for its full term, and shall cause all obligations thereunder to be honored by the Surviving Entity; provided, however, that in no event shall the premium of such policy be in excess of 300% of the amount per annum the Company and its Subsidiaries paid in its last full fiscal year prior to the date hereof (the “Current Premium”), but in such case, such policy shall be purchased and maintained to provide for the maximum coverage available for 300% of the Current Premium.  If the Company, Parent, Surviving Entity or the Surviving Partnership for any reason fail to obtain such policies prior to, as of or after the Closing, Parent shall, for a period of six (6) years from the Effective Time, cause the Surviving Entity to purchase and maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries as of immediately prior to the Closing in respect of acts or omissions occurring prior to the Closing covering each such Person currently covered by the Company’s or its Subsidiaries’ officers’ and directors’ liability insurance policy and provided that, after the Effective Time, in no event shall Parent, Surviving Entity or the Surviving Partnership be required to pay annual premiums in excess of 300% of the Current Premium in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase and maintain the maximum coverage available for 300% of the Current Premium.

(b)        Without limiting or being limited by the provisions of Section 7.7 and to the extent permitted by applicable Law and the governing documents of the Parent Parties, during the period commencing as of the Closing and ending on the sixth (6th) anniversary of the Closing, Parent shall (and shall cause the Surviving Entity and Surviving Partnership to): (i) indemnify, defend and hold harmless each Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action to the extent such Action arises out of or pertains to any action or omission or alleged action or omission in such Indemnified Party’s capacity as a manager, director, officer, partner, member or trustee of the Company or any Subsidiary of the Company, including such alleged acts or omissions with respect to this Agreement or any of the transactions contemplated by this Agreement, including the Mergers; and (ii) pay (as incurred) in advance of the final disposition of any such Action all reasonable expenses (including reasonable attorneys’ fees and any expenses incurred by any Indemnified Party in connection with enforcing any rights with respect to indemnification) of any Indemnified Party without the requirement of any bond or other security, in each case to the fullest extent permitted by Law and the governing documents of the Surviving Entity and the Surviving Partnership, as applicable, but subject to Parent’s, the Surviving Entity’s or the Surviving Partnership’s receipt of a written undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified.  Notwithstanding anything to the contrary set forth in this Agreement, Parent, the Surviving Entity, or the Surviving Partnership, as applicable, (A) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit or proceeding against or investigation of any Indemnified Party for which indemnification may be sought under this Section 7.9(b) without the Indemnified Party’s prior written consent unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation, (B) shall not be liable for any settlement effected without their prior written consent, and (C) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law.

(c)        To the extent permitted by applicable Law, the Surviving Entity and the Surviving Partnership shall, and Parent agrees to cause the Surviving Entity and the Surviving Partnership to, during the period commencing as of the Closing and ending on the sixth (6th) anniversary of the Closing, honor all rights to indemnification, advancement and exculpation from liabilities for acts or omissions occurring at or prior to the Closing now existing in favor of the current or former managers, directors, officers, partners, members and trustees of the Company or any Subsidiary of the Company (the “Indemnified Parties”) as currently provided in (i) the Company Governing Documents, (ii) the Operating Partnership Governing Documents, and (iii) indemnification agreements between the Company or any of its Subsidiaries, on the one hand, and any Indemnified Party, on the other hand, as scheduled on Section 7.9(c) of the Company Disclosure Letter.  For a period of six (6) years following the Closing, the governing documents of the Surviving Entity and the equivalent governing or organizational documents of any applicable Subsidiary of Parent or the Company shall not be amended, repealed or otherwise modified in any manner that would adversely modify these rights, unless such modification shall be required by applicable Law and then only to the minimum extent required by Law.

(d)         If Parent, the Surviving Entity, the Surviving Partnership or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, the Surviving Entity, or the Surviving Partnership, as applicable, assume the obligations set forth in this Section 7.9.

(e)         Parent shall cause the Surviving Entity or the Surviving Partnership to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the obligations provided in this Section 7.9.

(f)         The provisions of this Section 7.9 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended third-party beneficiaries of this Section 7.9), his or her heirs and his or her personal Representatives, shall be binding on all successors and assigns of the Company, the Operating Partnership, Parent, the Surviving Entity and the Surviving Partnership.

Section 7.10       Section 16 Matters. Prior to the Company Merger Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the transactions contemplated by this Agreement, including any dispositions of Company Common Shares by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act.

Section 7.11         Financing Cooperation.

(a)          Prior to the Closing Date, upon the request of the Company, Parent shall keep the Company reasonably informed in reasonable detail of the status of its efforts to arrange and consummate the Debt Financing.  Parent acknowledges and agrees that obtaining the Debt Financing is not a condition to Closing and that the consummation of the transactions contemplated by this Agreement shall not be conditioned on, or delayed or postponed as a result of the obtaining of (or the failure to obtain) the Debt Financing.

(b)         Prior to the Closing Date, the Company shall use its commercially reasonable efforts to provide, and each of them shall use their commercially reasonable efforts to cause their Representatives to provide, and shall cause each Subsidiary of the Company to use its commercially reasonable efforts to provide, to Parent, REIT Merger Sub and Operating Merger Sub, in each case at Parent’s sole expense, all cooperation reasonably necessary and customary in connection with the arrangement of the Debt Financing, which cooperation is reasonably requested in writing by Parent and will include using commercially reasonable efforts to:

(i)          upon reasonable notice, the Company shall direct employees of the Company or its Subsidiaries with appropriate seniority and expertise to participate in a reasonable number of meetings and presentations with prospective lenders at reasonable times and locations mutually agreed;

(ii)      assist with the preparation of customary materials for bank information memoranda and similar marketing documents reasonably necessary in connection with the Debt Financing and provide reasonable cooperation with the due diligence efforts of any source of any Debt Financing to the extent reasonable and customary; in each case in this clause: (A) subject to customary confidentiality provisions and disclaimers; (B) as reasonably requested by Parent; and (C) limited to information to be contained therein with respect to the Acquired Companies;

(iii)       (A) furnish Parent and the Debt Financing Sources reasonably promptly upon written request with such financial and other pertinent business information relating to the Acquired Companies as may be reasonably requested by Parent, as is usual and customary for Debt Financings and reasonably available and prepared by or for the Acquired Companies in the ordinary course of business, and (B) provide the Debt Financing Sources, or their Representatives, reasonable access during normal business hours, upon reasonable notice and subject to customary access agreements, to the Company Properties in connection with Parent’s efforts to arrange and consummate the Debt Financing;

(iv)      assist with the preparation of customary definitive loan documentation contemplated by the Debt Financing (including schedules), including any customary guarantee, pledge and security documents;

(v)         to the extent reasonably requested by Parent and necessary in connection with the Debt Financing, attempt to obtain estoppels and certificates from tenants, lenders, managers, franchisors, ground lessors, ground lessees and counterparties to reciprocal easement agreements, declarations and similar agreements under Permitted Encumbrances; and

(vi)       provide to Parent upon written request all documentation and other information with respect to the Acquired Companies reasonably requested by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act in connection with the Debt Financing, that has in each case been requested by Parent in writing at least eight (8) Business Days prior to the Closing Date.

(c)         The Company shall use commercially reasonable efforts to deliver to Parent at least two (2) Business Days prior to the Closing Date an appropriate and customary payoff letter with respect to the Indebtedness set forth on Section 7.11(c) of the Company Disclosure Letter (the “Payoff Letters”), specifying the aggregate payoff amount of the Company’s or the Operating Partnership’s obligations (including principal, interest, fees, Expenses, premium (if any) and other amounts payable in respect of such Indebtedness) that will be outstanding under such Indebtedness as of the Closing and providing for a release of all guarantees (subject to customary surviving obligations) and Liens, if any, thereunder upon the receipt of the payoff amounts specified in the Payoff Letters (it being understood and agreed that Parent, REIT Merger Sub and Operating Merger Sub shall be responsible for paying all amounts under the Payoff Letters, and which releases shall only be effective at or after the Closing).

(d)        Upon the terms and subject to the conditions set forth in this Agreement, the Company shall use, and cause each Subsidiary of the Company to use, its and their respective commercially reasonable efforts to take any actions that are reasonably requested by Parent in writing to obtain any Assumption; provided, no Acquired Company shall be required, directly or indirectly, to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, divest, license, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets, operations or business of any Acquired Company, unless such requirement, condition, understanding, agreement or order is binding on or otherwise applicable to such Acquired Company only from and after the Closing in the event that the Closing occurs; provided, further, that in no event shall any Acquired Company be required to (i) amend, modify, supplement or waive the terms and conditions of the outstanding Indebtedness or guarantees thereof, including changing any of the parties subject to the obligations of such Indebtedness or guarantees, of any Acquired Company, make any principal payments or financial covenant modifications, forfeit any rights, establish any reserves, cash sweep requirements or cash traps, or pay any other charges, including any “make-whole” premium or other prepayment penalty, or deposit any security, in connection with obtaining any Assumption, in each case that is effective prior to the Closing or (ii) pay, directly or indirectly, prior to the Closing any fee, penalty or other consideration, or incur any liability that is effective prior to the Closing, to any third party for any Assumption.  Parent acknowledges and agrees that obtaining any Assumption is not a condition to Closing and that the consummation of the transactions contemplated by this Agreement shall not be conditioned on, or delayed or postponed as a result of the obtaining of (or the failure to obtain) any Assumption.  For the avoidance of doubt, the Parties hereto acknowledge and agree that the provisions contained in this Section 7.11(d) represent the sole obligation of the Acquired Companies and their respective Affiliates with respect to cooperation in connection with the Assumptions.

(e)          The Company shall have satisfied its obligations set forth in Section 7.11(b), Section 7.11(c) and Section 7.11(d) if the Company shall have used its commercially reasonable efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided. Notwithstanding the foregoing, the Company shall not be required to provide, or cause its Subsidiaries or its or its Subsidiaries’ respective Representatives to provide, cooperation under Section 7.11 to the extent that it: (i) unreasonably interferes with the ongoing business of the Acquired Companies; (ii) requires the Acquired Companies to take any action that would reasonably be expected to cause the Acquired Companies to incur any liability (including any commitment fees and expense reimbursement) in connection with the Financing or any Assumption prior to the Closing; (iii) requires the Acquired Companies or their respective Representatives to execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the Financing (other than with respect to customary authorization letters with respect to bank information memoranda) or any Assumption or adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing or any Assumption is obtained that is not conditioned on the occurrence of Closing or that would be effective prior to Closing; (iv) requires the Acquired Companies or their counsel to give any legal opinion; (v) requires the Acquired Companies to provide any information that is prohibited or restricted by applicable Law; (vi) provide access to or disclose information that the Company or any of its Subsidiaries determines in good faith would reasonably be expected to result in a loss or waiver of or jeopardize any attorney-client privilege, attorney work product or other legal privilege (provided, that the Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in this clause (vi)); (vii) requires the Acquired Companies to take any action that is prohibited or restricted by, or would reasonably be expected to conflict with or violate, its organizational documents, or would reasonably be expected to result in a violation or breach of, or default under, any Contract, Material Company Lease or Permitted Encumbrance to which any of the Acquired Companies is a party, in each case, to the extent not created in contemplation hereof, or any applicable Laws;; (viii) would reasonably be expected to result in any Acquired Company or any Representative of the Acquired Companies incurring personal liability with respect to any matter relating to the Financing or any Assumption or requires any Representative of the Company or any of its Subsidiaries to deliver any certificate that such Representative reasonably believes, in good faith, contains any untrue certifications; (ix) requires the Acquired Companies or their Representatives, as applicable, to waive or amend any terms of this Agreement; or (x) such cooperation causes any representation, warranty, covenant or other term in this Agreement to be breached or causes any Closing condition set forth in Article VIII to fail to be satisfied.  In no event shall the Company be in breach of this Agreement because of the failure to deliver any financial or other information that is not currently readily available to the Acquired Companies (other than information which an Acquired Company is entitled to receive and actually receives following request pursuant to any Management Agreement) on the date hereof or is not otherwise prepared in the ordinary course of business of Acquired Companies at the time requested by Parent or for the failure to obtain review of any financial or other information by its accountants and in no event shall the Company or its Subsidiaries be required to provide or assist in the preparation of any projections or “pro forma” financial statements.  In no event shall the Acquired Companies be required to pay any commitment or other fee or give an indemnity or incur any liability (including due to any act or omission by the Company, its Subsidiaries or any of their respective Affiliates or Representatives) or expense (including legal and accounting expenses) in connection with assisting Parent, REIT Merger Sub and Operating Merger Sub in arranging the Financing or any Assumption or as a result of any information provided by the Company, its Subsidiaries or any of their respective Affiliates or Representatives in connection with the Financing or any Assumption.  None of the representations, warranties or covenants of the Company set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken by the Company, any of its Subsidiaries, or any of their respective Representatives at the request of Parent pursuant to Section 7.11.  For the avoidance of doubt, the Parties hereto acknowledge and agree that the provisions contained in this Section 7.11 represent the sole obligation of the Acquired Companies and their respective Affiliates with respect to cooperation in connection with the Debt Financing.  Notwithstanding anything to the contrary in this Agreement, the Company, its Subsidiaries and its Representatives shall be deemed to have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under Section 7.11, and any breach by the Company or its Subsidiaries or its Representatives of any of the covenants required to be performed by it under this Section 7.11 shall not be considered in determining the satisfaction of any condition to Closing set forth in this Agreement, including the condition to Closing set forth in Section 8.3(b), or in determining the entitlement of any party to terminate this Agreement, including any entitlement to termination arising from Section 9.1, other than, for purposes of (x) determining the satisfaction of the condition to Closing set forth in Section 8.3(b), or (y) the entitlement of Parent or Merger Sub to terminate this Agreement, in each case, as a result of a Willful Breach of this Section 7.11 by the Company or any of its Subsidiaries.

(f)          Parent shall reimburse the Acquired Companies promptly upon demand for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred by the Acquired Companies and their Representatives in connection with the cooperation under Section 7.11, any action taken by them at the request of Parent pursuant to Section 7.11 (including the dissolution and termination of any subsidiaries formed and documentation entered into pursuant to Section 7.11), and shall indemnify, defend and hold harmless the Acquired Companies and their Representatives and each of the Acquired Companies’ and their Representatives’ respective present and former trustees, directors, officers, employees and agents (collectively, the “Financing Indemnified Parties”) from and against any and all costs, expenses, losses, damages, claims, judgments, fines, penalties, interest, settlements, awards and liabilities suffered or incurred by any of them in connection with the arrangement and consummation of the Financing or any Assumption and any information used in connection therewith, except in the event such matters arose out of or resulted from the intentional misrepresentation of or willful misconduct by the Company, the Company Subsidiaries or any of its or their respective Affiliates or Representatives.  The provisions of this Section 7.11(f) are intended to be for the benefit of, and shall be enforceable by, each of the foregoing Financing Indemnified Parties.  This Section 7.11(f) shall survive the termination of this Agreement, and is intended to benefit, and may be enforced following consummation of the Mergers and the Closing or any termination of this Agreement, by Affiliates and Representatives of the Acquired Companies, in each case, who are each third-party beneficiaries of this Section 7.11(f).  In the event the Mergers and the other transactions contemplated hereby are not consummated, Parent shall promptly reimburse the Company for any reasonable out-of-pocket costs incurred by the Company and its Subsidiaries in connection with the cooperation under Section 7.11 and not previously reimbursed.

(g)          After the No-Shop Period Start Date, at the reasonable request of Parent with and subject to the consent of the Company (in its sole discretion, but subject to reasonable consultation with Parent), the Company shall use commercially reasonable efforts to file a Form 8-K with the SEC disclosing information identified by Parent relating to the Company for purposes of permitting such information to be included in the debt marketing materials to be provided to potential investors who do not wish to receive material nonpublic information with respect the Company or its securities.

Section 7.12        Financing; Assumption.

(a)         Each of Parent, REIT Merger Sub and Operating Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing in an amount required to satisfy the Required Amount not later than the Closing Date on the terms and conditions described in or contemplated by the Financing Commitment Letters (including complying with any valid request requiring the exercise of “market flex” provisions in the Debt Commitment Letters) (or on other terms with respect to conditionality, availability, timing and amount that are not less favorable to Parent, REIT Merger Sub and Operating Merger Sub than those set forth in the Financing Commitment Letters on the date hereof and otherwise on terms and conditions as would not have any result, event or consequence described in any of clauses (A) through (D) of Section 7.12(c)), including using reasonable best efforts to (i) maintain in full force and effect the Financing Commitment Letters and the Guarantee, (ii) negotiate and execute definitive agreements with respect to the Debt Financing required to pay the Required Amount (after taking into account any available Equity Financing) on the terms and conditions contained in the Debt Commitment Letters (which may reflect “market flex” provisions in the Debt Commitment Letters) (or on other terms with respect to conditionality, availability, timing and amount that are not less favorable to Parent, REIT Merger Sub and Operating Merger Sub, than those set forth in the Financing Commitment Letters on the date hereof and otherwise on terms and conditions as would not have any result, event or consequence described in any of clauses (A) through (D) of Section 7.12(c)) (such definitive agreements, the “Definitive Financing Agreements”), (iii) satisfy and comply with on a timely basis (except to the extent that Parent, REIT Merger Sub and Operating Merger Sub have obtained the waiver of) all conditions and covenants to the funding or investing of the Financing required to pay the Required Amount applicable to Parent, REIT Merger Sub or Operating Merger Sub in the Financing Commitment Letters and the Definitive Financing Agreements that are to be satisfied by Parent, REIT Merger Sub or Operating Merger Sub, (iv) consummate the Financing in an amount required to pay the Required Amount or enforce the Guarantee at or prior to the Closing and (v) enforce its rights under the Financing Commitment Letters and the Guarantee.  None of Parent, REIT Merger Sub nor Operating Merger Sub shall release or consent to the termination of the obligations of any investor to provide the Equity Financing in an amount (together with proceeds of the Debt Financing) less than the Required Amount or to the termination of obligations under the Guarantee.

(b)        In the event that, notwithstanding the use of reasonable best efforts by Parent to satisfy its obligations under Section 7.12(c), any portion of the Debt Financing in an amount required to pay the Required Amount (after taking into account any available Equity Financing) becomes unavailable on the terms and conditions (including any “market flex” provisions) contemplated in the Debt Commitment Letters, Parent shall use its reasonable best efforts to, as promptly as practicable following the occurrence of such event, notify the Company of such unavailability and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain alternative financing on terms and conditions not less favorable to Parent (as determined in the reasonable judgment of Parent) than the terms and conditions (including any “market flex” provisions) contained in the Debt Commitment Letters (provided that, for the avoidance of doubt, any financing that has higher pricing, interest rates, fees or other yield than as set forth in the Debt Commitment Letters after giving effect to the “market flex” provisions therein shall be deemed less favorable to Parent) in an amount sufficient, when added to the portion of the Financing that is and remains available and taking into account any available Equity Financing, to pay the Required Amount (“Alternative Financing”) and to obtain and promptly provide the Company with a copy of the new executed commitment letter that provides for such Alternative Financing (and any related executed fee letters and fee credit letter, as applicable, in connection therewith, copies of which shall be provided to the Company (it being understood that any such fee letter and fee credit letter may be redacted as to fee amounts, “flex” terms and other economic terms, so long as such redactions do not relate to any terms that may adversely affect the conditionality, enforceability, availability or termination of the Alternative Financing Commitment Letter or reduce the aggregate principal amount of the Debt Financing)) (the “Alternative Financing Commitment Letter”).  For purposes of this Agreement (other than with respect to representations in this Agreement made by Parent, REIT Merger Sub or Operating Merger Sub that speak to the date of this Agreement) references to (i) the “Financing” and “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letters and any such Alternative Financing, (ii) the “Financing Commitment Letters” and the “Debt Commitment Letters” shall include the Debt Commitment Letters to the extent not superseded by the Alternative Financing Commitment Letter and any such Alternative Financing Commitment Letter, (iii) the “Definitive Financing Agreements” shall include the definitive documentation relating to the debt financing completed by the Debt Commitment Letters and any such Alternative Financing and (iv) the “Debt Financing Sources” shall include the financial institutions and other entities party to any Alternative Financing Commitment Letter.

(c)        None of Parent, REIT Merger Sub nor Operating Merger Sub shall permit or consent to or agree to any amendment, restatement, replacement, supplement, termination or other modification or waiver of any provision or remedy under, (i) the Equity Commitment Letter (other than to increase the amount of Equity Financing available thereunder), (ii) the Guarantee or (iii) the Debt Commitment Letters, in each case, without the prior written consent of the Company, if such amendment, restatement, supplement, termination, modification or waiver would (A) impose new or additional conditions precedent to the funding of the Financing or would otherwise adversely change, amend, modify or expand any of the conditions precedent to the funding of the Financing, (B) be reasonably expected to prevent or delay the availability of all or a portion of the Financing necessary to pay the Required Amount or the consummation of the transactions contemplated by this Agreement, (C) reduce the aggregate amount of the Financing below the amount necessary to pay the Required Amount, or (D) otherwise adversely affect the ability of Parent, REIT Merger Sub or Operating Merger Sub to enforce their rights under the Financing Commitment Letters; provided, that, Parent may amend the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or other entities who had not executed the Debt Commitment Letters as of the date of this Agreement, subject to the restrictions set forth in the Confidentiality Agreement.  For purposes of this Agreement (other than with respect to representations in this Agreement made by Parent, REIT Merger Sub or Operating Merger Sub that speak as of the date of this Agreement), references to (i) the “Equity Financing”, “Debt Financing” and “Financing” will include the financing contemplated by the Financing Commitment Letters as permitted by this Section 7.12 to be amended, restated, replaced, supplemented or otherwise modified or waived and (ii) the “Debt Commitment Letters”, “Equity Commitment Letter” or “Financing Commitment Letters” shall include such documents as permitted by this Section 7.12(c) to be amended, restated, replaced, supplemented or otherwise modified or waived, in each case from and after such amendment, restatement, replacement, supplement or other modification or waiver.  Notwithstanding anything to the contrary in this Agreement, in no event shall any Alternative Financing Commitment Letter, or any amendment, restatement, amendment and restatement, modification or supplement to, or replacement of, the Debt Commitment Letters, be deemed to adversely expand the obligations of the Company and its Subsidiaries to assist with respect to the Debt Financing under Section 7.11.

(d)         Parent shall give the Company prompt written notice after Parent, REIT Merger Sub or Operating Merger Sub obtains knowledge (i) of any default or breach (or any event that, with or without notice, lapse of time or both, could, or could reasonably be expected to, give rise to any default or breach) by any party under any of the Financing Commitment Letters or the Definitive Financing Agreements, (ii) of any termination of any of the Financing Commitment Letters, (iii) of the receipt by Parent, REIT Merger Sub or Operating Merger Sub of any written notice or other written communication from any investor or Debt Financing Source with respect to any (A) actual or potential default, breach, termination or repudiation of any Financing Commitment Letter or any Definitive Financing Agreement, or any material provision thereof, in each case by any party thereto, or (B) material dispute or disagreement between or among any parties to any Financing Commitment Letter or the Definitive Financing Agreements that would reasonably be expected to prevent or materially delay the Closing or make the timely funding of the Financing required to pay the Required Amount on the Closing Date materially less likely to occur or give rise to a right of termination under any such arrangement and (iv) of the occurrence of any event or development that would reasonably be expected to adversely impact the ability of Parent, REIT Merger Sub or Operating Merger Sub to obtain all or any portion of the Financing necessary to pay the Required Amount.  Without limitation of the foregoing, upon the request of the Company from time to time, Parent will promptly update the Company on the activity and developments of its efforts to arrange and obtain the Financing, including by providing copies of all definitive agreements (and drafts of all offering documents and marketing materials) related to the Financing, and any amendments, modifications or replacements to any Financing Commitment Letters (or any Alternative Financing Commitment Letter).

(e)         Each of the Parent Parties shall, and shall cause their respective Subsidiaries and Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to obtain or complete the Assumptions.

Section 7.13      Takeover Statutes.  The Parties shall use their respective commercially reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the restrictions in the Company Governing Documents, the Operating Partnership Governing Documents, or the governing documents of the Parent Parties (“Governing Document Restrictions”) on the Mergers and the other transactions contemplated by this Agreement.  The Company and the Company Board shall not take any action on or after the date hereof to exempt any Person (other than any Parent Party or their respective Affiliates) from or render inapplicable (i) the “Aggregate Share Ownership Limit” or “Common Share Ownership Limit” (each as defined in the Company Declaration) (including by establishing or increasing an “Excepted Holder Limit” under the Company Declaration) or other Governing Document Restrictions or (ii) any Takeover Statute of any jurisdiction.

Section 7.14       Obligations of the Parties.  The Company shall take all actions necessary to cause the Company Parties to perform their obligations under this Agreement.  Parent shall take all actions necessary to (a) cause the Parent Parties to perform their obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the Closing, REIT Merger Sub and Operating Merger Sub shall not conduct any business or make any investments or incur or guarantee any Indebtedness other than as specifically contemplated by this Agreement.

Section 7.15        Tax Matters.

(a)        The Company and Parent shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes.

(b)       The Company shall deliver to Hogan Lovells US LLP (or such other nationally recognized REIT counsel as may be reasonably acceptable to both Parent and the Company) (“REIT Counsel”) an officer’s certificate (“REIT Officers Certificate”), dated as of the Closing Date, and signed by an Officer of the Company and in form and substance substantially in the form of Exhibit B or otherwise reasonably satisfactory to REIT Counsel and Parent, containing representations of the Company reasonably necessary or appropriate to enable REIT Counsel to render the Tax opinion set forth in Exhibit A hereto pursuant to Section 8.3(d).

Section 7.16       Dividends.  Notwithstanding anything to the contrary in this Agreement, prior to the Closing Date, the Company may declare and pay dividends to its shareholders, distributing cash in such amounts determined by the Company, in the reasonable discretion of the Company Board exercised in good faith, on advice of counsel to the Company and after consultation with Parent, to be reasonably required to be distributed in order for the Company to maintain its qualification as a REIT for such year and to avoid or reduce the incurrence of income or excise Tax.  In the event the Company Parties make any dividends or other distributions pursuant to this Section 7.16, the Company Merger Consideration or Partnership Merger Consideration, as applicable, shall be decreased by an amount equal to the per share or per unit amount of any such dividend or other distribution on Company Common Shares or Operating Partnership Units, as applicable, so declared or paid by the Company Parties pursuant to this Section 7.16 (provided that the per share or per unit decrease shall be adjusted, if applicable, in accordance with Section 3.1(c)).

Section 7.17      Deregistration and Delisting.  Prior to the Company Merger Effective Time, the Company and, following the Company Merger Effective Time, Parent and the Surviving Entity, shall use reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things necessary, proper or advisable on its part under applicable Law and rules and policies of the New York Stock Exchange to cause the delisting of the Company and of the Company Common Shares from the New York Stock Exchange as promptly as practicable after the Company Merger Effective Time and the deregistration of the Company Common Shares under the Exchange Act as promptly as practicable after such delisting.

Section 7.18        Trustee and Officer Resignations.  If requested in writing by Parent, the Company shall use reasonable best efforts to obtain and deliver to Parent at the Closing, in form reasonably satisfactory to Parent, resignations effective as of the Company Merger Effective Time executed by each trustee, director and officer of any Acquired Company in office immediately prior to the Company Merger Effective Time.

Section 7.19       Requested Transactions.  During the period between the No-Shop Period Start Date and the earlier to occur of the Company Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article IX, the Company shall use commercially reasonable efforts to provide such cooperation and assistance as Parent may reasonably request in writing to (a) sell or cause to be sold any amount (including all or substantially all) of the capital stock, shares of beneficial interests, partnership interests or limited liability interests owned, directly or indirectly, by the Company in one or more Subsidiaries to any person at a price (provided that the Company shall not be required to sell any such assets for less than reasonably equivalent value) and on terms as reasonably designated by Parent, (b) sell or cause to be sold any of the assets of the Company or one or more Subsidiaries to any person at a price (provided that the Company shall not be required to sell any such assets for less than reasonably equivalent value) and on terms as reasonably designated by Parent, (c) contribute any of the assets of the Company or one or more Subsidiaries designated by Parent to the capital of any Subsidiary, (d) convert or cause the conversion of one or more wholly owned Subsidiaries of the Company that are organized as corporations into limited partnerships or limited liability companies and one or more wholly owned Subsidiaries of the Company that are organized as limited partnerships or limited liability companies into limited liability companies, limited partnerships or corporations, on the basis of organizational documents as reasonably requested by Parent; or (e) such other cooperation and assistance to reasonably requested by Parent prior to the Closing in order to facilitate the sale or disposition of any properties or other assets of the Acquired Companies, or any other transaction described in the foregoing clauses (a) through (d), including (1) permitting potential purchasers of properties or other assets (and their Representatives) to (A) receive available information about such properties or other assets, and (B) have reasonable access during normal business hours, upon reasonable notice, to the Company Properties to be sold or disposed, so long as they are or become subject to customary non-disclosure agreements or customary access agreements, (2) participating in a reasonable and limited number of meetings, management presentations and due diligence sessions with prospective purchasers and their Representatives, (3) assisting Parent to the extent reasonably necessary in connection with the preparation of management presentations, confidential information memoranda, transaction agreements, disclosure schedules, financial statements and similar documents customary for such transactions, (4) providing access to such due diligence materials and other information reasonably requested by such prospective purchasers and their Representatives in connection with such transactions, including access to a virtual data room, the contents of which have been approved by the Company (such approval not to be unreasonably withheld), and (5) assisting Parent in obtaining third-party consents, including preparation of any required notices or similar documents, including consents that may be required under existing financing documents, leases, ground leases, property management agreements, and other agreements of the Acquired Companies (any action or transaction described in clauses (a) through (d) being “Requested Transactions”); provided, however, that (i) the consummation of the Requested Transactions shall be conditioned upon the consummation of the Closing (it being understood that Parent may specify that some or all of the Requested Transactions will be deemed to have occurred prior to the Closing), (ii) none of the Requested Transactions shall delay or prevent the completion of the Mergers or constitute a condition to the consummation of the Mergers (or subject the completion of the Mergers to any uncertainty), (iii) neither the Company nor any Subsidiary of the Company shall be required to take any action in contravention of any Laws or the declaration of trust or bylaws or similar organizational documents of the Company or such Subsidiary, (iv) the Requested Transactions (or the inability to complete any or all Requested Transactions) shall not affect or modify in any respect the obligations of the Parent Parties under this Agreement, including payment of the Company Merger Consideration or Partnership Merger Consideration, (v) neither the Company nor any Subsidiary of the Company shall be required to take any action that (x) would adversely affect the classification of the Company as a REIT, (y) would reasonably be expected to cause the Company to be subject to “prohibited transactions” Taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981 (or other material entity-level Taxes) or (z) would be reasonably likely to prevent counsel from delivering the opinion described in Section 8.3(e) in the form set forth in Exhibit A, (vi) no Requested Transactions shall require any of the Acquired Companies to give any legal opinions or fairness or solvency opinions, (vii) no Requested Transaction shall require any Acquired Company to take any action that unreasonably interferes with the ongoing business of the Acquired Companies, (viii) no Requested Transactions shall require any Acquired Company, prior to the Closing, to incur any liability (including any commitment fees and expense reimbursement) in connection therewith, and (ix) no Requested Transaction shall require any Acquired Company to pay any commitment or other fee or give an indemnity or incur any liability (including due to any act or omission by the Company, its Subsidiaries or any of their respective Affiliates or Representatives) or expense (including legal and accounting expenses) in connection with assisting Parent, REIT Merger Sub and Operating Merger Sub in arranging such Requested Transaction or as a result of any information provided by the Company, its Subsidiaries or any of their respective Affiliates or Representatives in connection with such Requested Transaction.  Such actions or transactions shall be undertaken in the manner (including in the order) specified by Parent and, subject to the limits set forth above and except as agreed by Parent and the Company, such actions or transactions shall be implemented immediately prior to or concurrent with the Closing, it being agreed that the Requested Transactions shall be implemented as close as possible to the Company Merger Effective Time (without jeopardizing the purpose of the Requested Transactions, but after Parent, REIT Merger Sub and Operating Merger Sub shall have waived or confirmed that all conditions to the consummation of the Mergers have been satisfied). Notwithstanding anything to contrary in this Agreement, any breach by the Company or its Subsidiaries or its Representatives of any of the covenants required to be performed by it under this Section 7.19 shall not be considered in determining the satisfaction of any condition to Closing set forth in this Agreement, including the condition to Closing set forth in Section 8.3(b), or in determining the entitlement of any party to terminate this Agreement, including any entitlement to termination arising from Section 9.1. Without limiting the foregoing, none of the representations, warranties or covenants of the Acquired Companies shall be deemed to apply to, or be deemed to be breached or violated by, and no condition set forth in Article VIII shall be deemed to have failed to be satisfied as a result of, the transactions or cooperation contemplated by this Section 7.19. If this Agreement is validly terminated in accordance with Article IX without the Closing having occurred, the Parties shall take all actions necessary to reverse or otherwise not consummate any such transactions, without any liability to any Acquired Company. Parent shall promptly reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with any actions taken by the Company in accordance with this Section 7.19 (including reasonable fees and expenses of its Subsidiaries) and Parent hereby agrees to indemnify and hold harmless the Company Board, the Company, its Subsidiaries and their Affiliates and Representatives (the “Requested Transactions Indemnified Persons”) from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of taking such actions (it being understood that the indemnification obligations of Parent, REIT Merger Sub and Operating Merger Sub in this Section 7.19 are for the express benefit of and may be enforced by each Requested Transactions Indemnified Person, whether or not such Person is a party to this Agreement).

ARTICLE VIII

CONDITIONS

Section 8.1        Conditions to Each Party’s Obligation to Effect the Mergers.  The respective obligations of the Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, valid waiver by each of the Parties at or prior to the Closing of the following conditions:

(a)          [Reserved.]

(b)       Approvals.  The Shareholder Approval shall have been obtained in accordance with applicable Law and the Company Governing Documents.

(c)          No Injunctions or Restraints.  No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Mergers shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Mergers.

Section 8.2          Conditions to Obligations of the Company Parties.  The obligations of the Company Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by the Company, at or prior to the Closing, of the following additional conditions:

(a)         Representations and Warranties.  The representations and warranties of the Parent Parties set forth in Article V of this Agreement shall be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein) in all material respects as of the Closing Date, as though made as of the Closing Date, except, in each case, representations and warranties that are made as of a specific date shall be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein) in all material respects only on and as of such date.

(b)        Performance of Covenants and Obligations of the Parent Parties.  The Parent Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Closing Date.

(c)         Delivery of Certificate.  Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed on behalf of Parent by an executive officer of Parent, certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

Section 8.3         Conditions to Obligations of the Parent Parties.  The obligations of the Parent Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by Parent at or prior to the Closing, of the following additional conditions:

(a)          Representations and Warranties.  (i) The representations and warranties of the Company Parties set forth in Section 4.1(a) and Section 4.1(b) (Organization and Qualification; Subsidiaries), Section 4.2 (Authority; Approval Required), Section 4.20 (Brokers), Section 4.21 (Opinion of Financial Advisor), Section 4.22 (Takeover Statutes) shall be true and correct in all material respects as of the Closing Date, as though made as of the Closing Date, (ii) the representations and warranties set forth in Section 4.4(a), Section 4.4(b) and Section 4.4(c) (Capital Structure) shall be true and correct in all respects, except for failures of such representations and warranties to be true and correct that, in the aggregate, would not result in more than a de minimis increase in the aggregate consideration payable by the Parent Parties pursuant to Article III of this Agreement, as of the Closing Date, as though made as of the Closing Date, and (iii) each of the other representations and warranties of the Company Parties set forth in Article IV of this Agreement shall be true and correct as of the Closing Date, as though made as of the Closing Date, except (A) in each case of clauses (i), (ii) and (iii), representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a Company Material Adverse Effect.

(b)         Performance of Covenants and Obligations of the Company Parties.  The Company Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement (excluding Section 7.11 (other than as a result of Willful Breach) and Section 7.19) on or prior to the Closing Date.

(c)         No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

(d)         Delivery of Certificate.  The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed on behalf of the Company by an Officer certifying that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e)       REIT Opinion.  Parent shall have received a written tax opinion of REIT Counsel, substantially in the form of Exhibit A to this Agreement and dated as of the Closing Date (which such opinion shall be subject to customary assumptions, qualifications and representations, as set forth in such form opinion, including representations made by the Acquired Companies in the REIT Officers Certificate, and which may contain such changes or modifications from the language set forth in such form as may be deemed reasonably necessary or appropriate by REIT Counsel, provided that such opinion and REIT Officers Certificate remain substantially in the forms of Exhibit A and Exhibit B, and agreed to by Parent (with such agreement not to be unreasonably withheld, conditioned or delayed)), to the effect that (i) beginning with its taxable year ended December 31, 2020 and through its taxable year ended December 31, 2025, the Company has been organized and operated in conformity with the requirements to qualify as a REIT under the Code and (ii) for its taxable year beginning on January 1, 2026, the Company has been organized and operated in conformity with the requirements to qualify as a REIT under the Code for the short taxable year of the Company that ends on the Company Merger Effective Time (or if such taxable year does not end, assuming for this purpose that its taxable year ended at the Company Merger Effective Time), and without regard to the distribution requirements described in Section 857(a) of the Code.

Section 8.4         Failure of Closing Conditions.  None of the Parent Parties, on the one hand, nor any of the Company Parties, on the other hand, may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied (or to be able to be satisfied) to excuse it from its obligation to effect the Mergers if such failure (or inability to be satisfied) was caused by such Party’s failure to comply with or perform its obligations under this Agreement (excluding, with respect to the Company, Section 7.11 (to the extent such failure to perform does not constitute a Willful Breach) and Section 7.19).

ARTICLE IX

TERMINATION; FEES AND EXPENSES; AMENDMENT

Section 9.1         Termination.  This Agreement may be terminated and the Mergers and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Partnership Merger Effective Time, notwithstanding receipt of the Shareholder Approval (except as otherwise specified in this Section 9.1):

(a)          by mutual written consent of each of the Company and Parent;

(b)          by either the Company or Parent, upon prior written notice to the other Party:

(i)         if the Mergers shall not have occurred on or before 11:59 p.m. (New York City time) on August 2, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the proximate cause of such failure of the Mergers to be consummated by the Outside Date was the failure of such Party (and, in the case of Parent, including the failure of the other Parent Parties, and in the case of the Company, including the failure of the other Company Parties) to perform in all material respects any of its obligations, covenants or agreements under this Agreement;

(ii)        if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable (provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and, in the case of Parent, including the failure of the other Parent Parties, and in the case of the Company, including the failure of the other Company Parties) to perform in all material respects any of its obligations, covenants or agreements under this Agreement); or

(iii)      if the Shareholder Approval shall not have been obtained at the Shareholders Meeting, duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Company Merger was taken;

(c)          by the Company, upon prior written notice to Parent:

(i)         if a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of any of the Parent Parties set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied (a “Parent Terminating Breach”), which breach or failure to perform cannot be cured, or, if capable of cure, has not been cured by the earlier of (A) thirty (30) days following written notice thereof from the Company to Parent and (B) the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a Company Terminating Breach shall have occurred and be continuing at the time the Company delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i);

(ii)        if, at any time prior to receipt of the Shareholder Approval, the Company Board (or a committee thereof) shall have determined to terminate this Agreement in accordance with Section 7.3(g) in order to enter into an alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.3(g); provided, however, that this Agreement may not be so terminated (and such termination shall not be effective) unless (A) prior to or concurrently with such termination the Company pays the Company Termination Payment in accordance with and as required by Section 9.3(b), and (B) concurrently with the occurrence of such termination the alternative Acquisition Agreement relating to such Superior Proposal is entered into by the Company; or

(iii)        if (A) all of the conditions set forth in Section 8.1 and Section 8.2 have been and continue to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing; provided, that each such condition is, at the time of delivery of the notice referred to in the following clause (B), capable of being satisfied as if such time were the Closing), (B) on or after the date the Closing should have occurred pursuant to Section 2.3, the Company has delivered an irrevocable written notice to Parent to the effect that all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing; provided, that each such condition is then capable of being satisfied as if such time were the Closing) and the Company is ready, willing and able to consummate, and will consummate, the Closing at such time, and (C) the Parent Parties fail to consummate the Closing within four (4) Business Days after delivery of the notice referenced in the preceding clause (B) and the Company was ready, willing and able to consummate the Closing during such four (4) Business Day period (it being understood that during such four (4) Business Day period, neither Parent nor the Company shall be entitled to terminate this Agreement); or

(d)          by Parent, upon prior written notice to the Company:

(i)         if a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of any of the Company Parties set forth in this Agreement (other than the covenants contained in Section 7.3) has occurred that would cause any of the conditions set forth in Section 8.1 and Section 8.3 not to be satisfied (a “Company Terminating Breach”), which breach or failure to perform cannot be cured, or if capable of cure, has not been cured by the earlier of (A) thirty (30) days following written notice thereof from Parent to the Company and (B) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a Parent Terminating Breach shall have occurred and be continuing at the time Parent delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or

(ii)      if, at any time prior to receipt of the Shareholder Approval, the Company Board (or any committee thereof), for any reason, shall have effected an Adverse Recommendation Change.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party setting forth the basis on which, and the subsection of this Section 9.1 pursuant to which, such Party is terminating this Agreement.

Section 9.2         Effect of Termination.  In the event of the valid termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company Parties or the Parent Parties, except that the Confidentiality Agreement, the Guarantee and the provisions of Section 7.2 (Access to Information; Confidentiality), Section 7.5 (Public Announcements), Section 7.11(f) (Financing Cooperation), the last two sentences of Section 7.19 (Requested Transactions), this Section 9.2, Section 9.3 (Fees and Expenses), Section 9.4 (Payment of Amount or Expenses), Section 9.5 (Amendment), and Article X (General Provisions) of this Agreement shall survive the termination hereof and shall remain in full force and effect, in each case, in accordance with the terms thereof; provided, that no such termination shall relieve any Party from any liability or damages resulting from any Fraud, or for any Willful Breach of any of such Party’s covenants, obligations or agreements set forth in this Agreement that occurs prior to such termination, subject only, with respect to any such liabilities of the Company, to Section 9.3(b), and with respect to any such liabilities of the Parent Parties, to Section 9.3(c) and Section 10.10(c).

Section 9.3          Fees and Expenses.

(a)         Except as otherwise provided in this Section 9.3, all Expenses shall be paid by the Party incurring such fees or Expenses, except that Parent shall pay, whether or not the Mergers or any other transaction contemplated by this Agreement is consummated, all costs and Expenses incurred in connection with the Paying Agent.  Notwithstanding anything to the contrary contained herein, Parent shall pay the amount of any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated by this Agreement.

(b)          In the event that:

(i)        this Agreement is validly terminated by the Company pursuant to Section 9.1(c)(ii) (Superior Proposal);

(ii)     this Agreement is validly terminated by (A) Parent pursuant to Section 9.1(d)(ii) (Adverse Recommendation Change) or (B) by the Company pursuant to Section 9.1(b)(iii) (Failure to Obtain Shareholder Approval) (at a time when Parent could have terminated this Agreement pursuant to Section 9.1(d)(ii) (Adverse Recommendation Change)); or

(iii)      (A) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(i) (Outside Date) (and at the time of such termination the Company would not have been entitled to terminate this Agreement pursuant to Section 9.1(c)(iii) (Parent Failure to Close)) or Section 9.1(b)(iii) (Failure to Obtain Shareholder Approval), or by Parent pursuant to Section 9.1(d)(i) (Company Terminating Breach), (B) a Competing Proposal shall have been publicly announced or shall have become publicly disclosed or publicly known after the date of this Agreement and prior to the Shareholders Meeting and, in either case, shall not have been publicly withdrawn or otherwise publicly abandoned, and (C) within twelve (12) months following such termination, the Company (x) enters into a definitive written agreement providing for such Competing Proposal that is later consummated or (y) consummates any Competing Proposal (provided, that for purposes of this Section 9.3(b)(iii), the term “Competing Proposal” will have the meaning assigned to such term herein, except that percentages included in the definition of “Competing Proposal” increased to 50%);

then the Company shall pay to Operating Merger Sub, or as otherwise directed by Parent, the Company Termination Payment.  Payment of the Company Termination Payment shall be made by wire transfer of same day funds to the account or accounts designated by Parent as follows: (1) in the case of Section 9.3(b)(i), prior to or substantially concurrently with and as a condition to the effectiveness of termination of this Agreement pursuant to Section 9.1(c)(ii); (2) in the case of Section 9.3(b)(ii), within three (3) Business Days after termination of this Agreement pursuant to Section 9.1(d)(ii); and (3) in the case of Section 9.3(b)(iii), within three (3) Business Days of the consummation of such Competing Proposal.  For the avoidance of doubt, any payment made by the Company under this Section 9.3(b) shall be payable only once with respect to Section 9.3(b), and not in duplication, even though such payment may be payable under one or more provisions hereof.  The payment of the Company Termination Payment in accordance with this Section 9.3(b) shall be deemed to be liquidated damages (and not a penalty) for any and all losses or damages suffered or incurred by the Parent Parties, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination and, upon payment in full of the Company Termination Payment, the Company Parties shall have no further liability, whether pursuant to a claim at Law or in equity, to the Parent Parties or any of their respective Affiliates under this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Parent Parties, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Action against the Acquired Companies or their Affiliates for damages or any equitable relief arising out of or in connection with this Agreement (other than equitable relief to require payment of the Company Termination Payment), any of the contemplated by this Agreement or any matters forming the basis for such termination; provided, that if the Company fails to pay the Company Termination Payment and any Parent Party commences a suit which results in a final, non-appealable judgment against the Company for the Company Termination Payment or any portion thereof, then the Company shall pay the Parent Parties their costs and expenses (including reasonable documented fees of outside counsel and disbursements) in connection with such suit, together with interest on the Company Termination Payment at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

(c)          In the event that:

(i)       this Agreement is validly terminated by the Company pursuant to Section 9.1(c)(i) (Parent Terminating Breach); or

(ii)         this Agreement is validly terminated by the Company pursuant to Section 9.1(c)(iii) (Failure to Close);

in the case of Section 9.3(c)(ii), under circumstances in which the Company Termination Payment is not payable pursuant to Section 9.3(b), then, subject to Section 10.10(c), Parent shall pay or cause to be paid, as directed by the Company, the Parent Termination Payment by wire transfer of same-day funds to an account designated by the Company within four (4) Business Days following such termination in accordance with this Section 9.3(c).  For the avoidance of doubt, any payment made by Parent of the Parent Termination Payment pursuant to the terms of this Agreement shall be payable only once, and not in duplication, even though such payment may be payable under one or more provisions hereof.  The payment of the Parent Termination Payment in accordance with this Section 9.3(c) shall be deemed to be liquidated damages (and not a penalty) for any and all losses or damages, suffered or incurred by the Company Parties or any of their respective Affiliates under this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and, upon payment in full of the Parent Termination Payment and, if applicable, the Recovery Costs, none of the Parent Parties or any of their Affiliates or Representatives shall have any further liability, whether pursuant to a claim at Law or in equity, to the Company, any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company Parties, any of their respective Affiliates or any other Person shall not be entitled to bring or maintain any Action against the Parent Parties or any of their Affiliates or Representatives for damages or any equitable relief arising out of or in connection with this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination (other than equitable relief to require payment of the Parent Termination Payment); provided, that if Parent fails to pay the Parent Termination Payment and the Company commences a suit which results in a final, non-appealable judgment against Parent for the Parent Termination Payment, or any portions thereof, then Parent shall pay the Company in accordance with Section 9.4, its costs and expenses (including reasonable documented fees of outside counsel and disbursements) in connection with such suit, together with interest on the Parent Termination Payment at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) plus any amounts payable or reimbursable by Parent pursuant to Section 7.11(f) or Section 7.19 which remain unpaid at the time of such termination (the “Recovery Costs”).

Section 9.4          Payment of Amount or Expenses.

(a)         In the event that this Agreement is validly terminated and Parent is obligated to pay the Company the Parent Termination Payment, plus the Recovery Costs, pursuant to and as set forth in Section 9.3(c), but subject to Section 10.10(c), Parent shall pay to the Company from the Parent Termination Payment, plus the Recovery Costs, deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Parent Termination Payment, plus the Recovery Costs, and (ii) the sum of (A) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) through (I) or 856(c)(3)(A) through (I) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants (taking into account any known or anticipated income of the Company that is not Qualifying Income and any appropriate “cushion” as reasonably determined by such accountants), plus (B) in the event the Company receives either (x) a letter from the Company’s counsel or accountants indicating that the Company has received a ruling from the IRS described in Section 9.4(b)(ii), or (y) an opinion from the Company’s outside counsel as described in Section 9.4(b)(ii), an amount equal to the Parent Termination Payment, plus the Recovery Costs, less the amount payable under clause (i) above.  To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to the Parent Termination Payment, plus the Recovery Costs, with an escrow agent selected by Parent (that is reasonably satisfactory to the Company) and on such terms (subject to Section 9.4(b)) as shall be mutually agreed upon by the Company, Parent and the escrow agent.  All fees, costs and expenses of the escrow agent shall be paid by the Company.  The payment or deposit into escrow of the Parent Termination Payment, plus the Recovery Costs, pursuant to this Section 9.4(a) shall be made at the time Parent is obligated to pay the Company such amount pursuant to Section 9.3(c) by wire transfer of immediately available funds.

(b)         The escrow agreement shall provide that the Parent Termination Payment, plus the Recovery Costs, in escrow or any portion thereof shall not be released to the Company (or its designee) unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Company (or its designee) without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company (or its designee); or (ii) a letter from the Company’s counsel or accountants indicating that the Company received a ruling from the IRS holding that the receipt by the Company (or its designee) of the Parent Termination Payment, plus the Recovery Costs, should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, indicating that the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Parent Termination Payment, plus the Recovery Costs, should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Parent Termination Payment, plus the Recovery Costs, to the Company.  Parent shall be deemed to have satisfied its obligations to pay the Parent Termination Payment, plus the Recovery Costs, to the Company so long as it deposits into escrow the Parent Termination Payment, plus the Recovery Costs, notwithstanding any delay or reduction in payment to the Company arising from this Section 9.4(b), and shall have no further liability with respect to payment of the Parent Termination Payment, the Recovery Costs, or otherwise.  Parent agrees to amend this Section 9.4(b), at the request of the Company and provided that such amendment would not increase Parent’s or its Affiliates obligations hereunder or result in Parent or its Affiliates incurring any unreimbursed costs or expenses, in order to (x) maximize the portion of the Parent Termination Payment, plus the Recovery Costs, that may be distributed to the Company (or its designee) hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 9.4(b) or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.4(b).  The escrow agreement shall also provide that any portion of the Parent Termination Payment, plus the Recovery Costs, that remains unpaid as of the end of a tax year shall be paid as soon as possible during the following tax year, subject to the foregoing limitations of this Section 9.4; provided, however, that any portion of the Parent Termination Payment, plus the Recovery Costs, that remains unpaid as of December 31 following the date which is five (5) years from the date of this Agreement shall be released by the escrow agent to Parent, and Parent shall have no further obligations to the Company with respect thereto.  Parent shall not be a party to such escrow agreement.

Section 9.5         Amendment.  Subject to compliance with applicable Law, at any time before or after receipt of the Shareholder Approval and prior to the Partnership Merger Effective Time, any provision of this Agreement may be amended or modified by a written agreement of the Parties executed in the same manner as this Agreement; provided, that after the Shareholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Shares, or which, pursuant to applicable Law, requires the further approval of the shareholders of the Company without such further approval of such shareholders (in which case, such further approval shall be deemed the Shareholder Approval for purposes of this Agreement), or (b) any amendment or change not permitted under applicable Law. Notwithstanding anything else to the contrary herein, no amendment, modification or alteration to this sentence of Section 9.5 or the provisions of Section 10.8 (Assignment), Section 10.5 (Third Party Beneficiaries), Section 10.7(b) (Venue), and Section 10.11(b) (Non-Recourse) (in each case, solely to the extent that it relates to the Debt Financing Sources) (and any related definitions to the extent an amendment, modification or alteration of such definitions would modify the substance of any of the foregoing provisions) in any manner materially adverse to the Debt Financing Sources shall be effective as to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letters.

ARTICLE X

GENERAL PROVISIONS

Section 10.1        Non-Survival of Representations and Warranties and Certain Covenants.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Company Merger Effective Time.  The covenants to be performed prior to or at the Closing shall terminate at the Closing.  This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Company Merger Effective Time, which shall remain in force and effect following the Closing.

Section 10.2        Notices.  All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (c) immediately upon delivery by hand or email, in each case, to the intended recipient as set forth below (or at such other address or facsimile number for a Party as shall be specified by like notice):

(a)                           if to the Parent Parties, the Surviving Partnership or the Surviving Entity, to:

c/o Brookfield Asset Management
250 Vesey Street, 15th Floor
Attention: Murray Goldfarb
E-mail: [***]

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention: Brian Scrivani
Drew Flowers
David Perechocky
E-mail: bscrivani@gibsondunn.com
dflowers@gibsondunn.com
dperechocky@gibsondunn.com

(b)	if to the Company Parties to:

Peakstone Realty Trust 1520 E. Grand Avenue El Segundo, CA 90245
Attention: Nina Momtazee Sitzer
E-mail: [***]

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071-1560
Attention: Julian Kleindorfer
Bradley Helms
Darren Guttenberg
Email: julian.kleindorfer@lw.com
bradley.helms@lw.com
darren.guttenberg@lw.com

Section 10.3       Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in portable document form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5      Entire Agreement; Third-Party Beneficiaries.  (a) This Agreement (including the Exhibits, Schedules and the Company Disclosure Letter), the Access Agreement and the Confidentiality Agreement, the Financing Commitment Letters and the Guarantee constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, and (b) this Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (i) Article III (which, from and after the Company Merger Effective Time, shall be for the benefit of holders of Company Common Shares and Company RSU Awards immediately prior to the Company Merger Effective Time), (ii) Article III (which, from and after the Partnership Merger Effective Time, shall be for the benefit of holders of Operating Partnership Units immediately prior to the Partnership Merger Effective Time), (iii) Section 7.9 (which, from and after the Partnership Merger Effective Time shall be for the benefit of the Indemnified Parties), (iv) Section 10.10(c) and Section 10.11(a) (which, in each case, shall be for the benefit of and enforceable by the Non-Recourse Parties), and (v) any claims that the Company may assert against Parent, if, as and when required pursuant to the terms and conditions of the Guarantee.  In addition to the foregoing, the Debt Financing Sources shall be third party beneficiaries of, and shall be entitled to enforce the provisions of the second sentence of Section 9.5 (Amendment), Section 10.8 (Assignment), this Section 10.5, Section 10.7(b) (Venue), and Section 10.11(b) (Non-Recourse) (in each case, solely to the extent that it relates to the Debt Financing Sources).  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.  Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.6 without notice or liability to any other Person.  The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties.  Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.6       Extension; Waiver.  At any time prior to the Partnership Merger Effective Time, the Parties may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.7         Governing Law; Venue.

(a)        This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement (other than with respect to issues relating to the Partnership Merger that are required to be governed by the DRULPA), shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b)        All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court.  Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any such Maryland state or federal court, for the purpose of any dispute arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such dispute except in such courts, (iii) agrees that any claim in respect of any such dispute may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute, (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute, and (vi) agrees, with respect to any Action filed in a Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case Management Program.  Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2.  Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that it will not bring or support any legal proceedings against the Debt Financing Sources arising out of or relating to this Agreement, including any dispute arising out of relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, whether a state or Federal court.

Section 10.8        Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties; provided, that each of Parent, REIT Merger Sub and Operating Merger Sub shall have the right, without the prior written consent of the Company, to assign all or any portion of their respective rights, interests and obligations hereunder to a wholly owned direct or indirect Subsidiary of Parent or to any of their respective Affiliates, or to any debt financing sources (including the Debt Financing Sources) for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing (including the Debt Financing), but no such assignment shall relieve Parent, REIT Merger Sub or Operating Merger Sub of any of its obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 10.9      Obligation of Parent.  Parent shall cause REIT Merger Sub and Operating Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by REIT Merger Sub or Operating Merger Sub, as applicable, in accordance with the terms of this Agreement, the Mergers and the other transactions contemplated by this Agreement.  Parent represents, acknowledges and agrees that any breach or default in the performance of any covenant, obligation, agreement or undertaking of REIT Merger Sub and Operating Merger Sub set forth in this Agreement shall also be deemed to be a breach of any such representation and warranty or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have under this Agreement arising out of any such breach or nonperformance directly against Parent, REIT Merger Sub and Operating Merger Sub in the first instance.  As applicable, references in this Section 10.9 to “REIT Merger Sub” shall also include the Surviving Entity following the Company Merger Effective Time, and references in this Section 10.9 to “Operating Merger Sub” shall also include the Surviving Partnership following the Partnership Merger Effective Time.

Section 10.10       Specific Performance.

(a)         The Parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such harm.  The Parties hereto agree that unless and until this Agreement is terminated in accordance with Section 9.1 and any dispute over the right to termination has been finally resolved, (i) the Parties hereto shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 10.7 to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (subject to the limitations set forth in this Section 10.10), without bond or other security being required, this being in addition to any remedy to which they are entitled pursuant to Section 9.2 and Section 9.3(b), and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement, including the Mergers, and without that right, none of the Company Parties or the Parent Parties would have entered into this Agreement.  Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other of such Parties has an adequate remedy at Law or that any such injunction or award of specific performance or other equitable relief is not an appropriate remedy for any reason.  The Parties hereto agree that (A) notwithstanding anything to the contrary set forth herein, no Company Party shall be entitled to an injunction, specific performance or other equitable relief to prevent and/or remedy a breach of this Agreement by any of the Parent Parties or to enforce specifically the terms and provisions hereof and (B) that each Company Party’s sole and exclusive remedy relating to a breach of this Agreement by any Parent Party or otherwise shall be the remedy set forth in Section 9.3(c); provided, however, that the Company shall be entitled to seek specific performance to prevent any breach by Parent of Section 7.2 or Section 7.5. (provided, however, that in no event shall the Company or any of its Affiliates be entitled to both a grant of specific performance and monetary damages with respect to any such breach).

(b)         The Parties hereto further agree that (i) by seeking the remedies provided for in this Section 10.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.10 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.10 shall require any party to institute any Action for (or limit any party’s right to institute any Action for) specific performance under this Section 10.10 prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 10.10 or anything set forth in this Section 10.10 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available at any time.  In any legal proceeding seeking monetary damages against a party or to compel a party to specifically perform its obligations hereunder, the non-prevailing party in such Action (after a final, non-appealable judgment of a court of competent jurisdiction) shall promptly reimburse the prevailing party its costs and expenses (including reasonable attorneys’ fees and disbursements) in connection with such Action.

(c)        Notwithstanding anything to the contrary in this Agreement, other than in the case of Fraud, the maximum aggregate liability of the Parent Parties, together, for monetary damages, losses, costs or expenses of the Company Parties, their respective Affiliates or any other Person in connection with the failure of the Mergers to be consummated, a breach (including a Willful Breach) of this Agreement by any Parent Party, Fraud, or otherwise relating to this Agreement or the transactions contemplated by this Agreement (including the Mergers) shall be limited to an amount equal to the Parent Termination Payment, plus the Recovery Costs (collectively, the “Parent Liability Cap”).  Other than in the case of Fraud, in no event shall any of the Company Parties or any of their respective Affiliates or any other Person seek or permit to be sought on their behalf any amount in excess of the Parent Liability Cap from the Parent Parties or their Affiliates or Representatives in connection with this Agreement or the transactions contemplated by this Agreement (including the Mergers), or in respect of the Guarantee, or any theory of law or equity (including by or through attempted piercing of the corporate, limited partnership or limited liability company veil) or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, in tort or otherwise.  Each of the Company Parties agrees that it has no right of recovery against, and no liability shall attach to, any of the Parent Parties or any of their Affiliates or Representatives (other than against the Parent Parties as provided by Section 9.3(c) and this Section 10.10(c)), through any Parent Party or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of any Parent Party against the Parent Parties or any of their Affiliates or Representatives, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, whether in contract, tort or otherwise, except for its rights to recover from the Guarantors under the Guarantee (but not any other Parent Parties or any of their Affiliates) under and to the extent provided in the Guarantee subject to the Parent Liability Cap and the other limitations described herein.  In no event shall any of the Company Parties or any of their respective Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover damages from, any of the Affiliates or Representatives of the Parent Parties (other than Guarantor to the extent provided in the Guarantee, and in each case subject to the Parent Liability Cap and the other limitations described therein).

Section 10.11       Non-Recourse.

(a)          Except for claims for Fraud, each party agrees that all claims, liabilities, or causes of action (whether in contract or in tort, in law or in equity, including clauses for piercing the corporate veil or similar causes of action, or granted by statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Ancillary Documents or transactions contemplated hereby or thereby, or the negotiation, execution, or performance of this Agreement or the Ancillary Documents (including any representation or warranty made in, in connection with, or as an inducement to enter into, this Agreement or such Ancillary Documents), or any claims or actions alleging breach of this Agreement or the Ancillary Documents, may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as the parties to this Agreement and, in the case of the Ancillary Documents, Persons expressly identified as parties thereto (each, a “Contracting Party”).  Except for the liabilities and obligations of the parties to the Guarantee, the Debt Commitment Letter and any other Ancillary Documents to which they are parties, no Person who is not a Contracting Party, including (so long as the same is not a Contracting Party) any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, equityholder, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, equityholder, Affiliate, agent, attorney, Representative or assignee of any of the foregoing (collectively (and so long as any such Person is not a Contracting Party), the “Non-Recourse Party”), shall have any liability (whether in contract or in tort, in law or in equity, including clauses for piercing the corporate veil or similar causes of action, or granted by statute) for any claims, losses, liabilities, damages, costs or expenses arising under, out of, in connection with, or related in any manner to this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby or based on, in respect of, or by reason of this Agreement or any of the Ancillary Documents or the transactions contemplated hereby or thereby or the negotiation, execution, performance, or breach of this Agreement or any of the Ancillary Documents, and, to the maximum extent permitted by applicable Law, except as provided in the Ancillary Documents, each Contracting Party, on behalf of itself and its Affiliates, hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Non-Recourse Party.  Notwithstanding the foregoing provisions of this Section 10.11(a) and any other provision of this Agreement to the contrary, but subject to the terms and conditions of the Ancillary Documents (and without limiting the Company’s respective remedies thereunder), the Company may seek to enforce the terms of the Guarantee to cause the other parties thereto to provide funds to Parent to permit Parent to satisfy (x) any valid Order or award of damages in favor of the Company obtained by the Company pursuant to and in accordance with Section 9.3, (y) payment by Parent of Parent’s indemnification, payment and reimbursement obligations pursuant to Section 7.11(f) and Section 7.19 and/or (z) payment by Parent of the Parent Termination Payment and any Recovery Costs pursuant to and in accordance with Section 9.3, in each case, solely to the extent provided therein and in accordance with their respective terms.  Notwithstanding anything herein to the contrary and for the avoidance of doubt, (A) nothing in this Section 10.11 shall limit the Company’s right to seek specific performance against Parent to prevent any breach by Parent of Section 7.2 and Section 7.5 in accordance with, and to the extent set forth in, Section 10.10(a), and (B) nothing in this Section 10.11 nor Section 10.10 shall limit in any way any Fraud remedies or the remedies of the parties under the Confidentiality Agreement or the Access Agreement.  In no event shall the Company seek to, and the Company shall cause its Affiliates not to seek to, and neither the Company nor any of its Affiliates shall be entitled to, recover any consequential damages from any of the Parent Parties.

(b)         The Company, on behalf of itself, and its Subsidiaries and each of their respective controlled Affiliates, hereby agrees that none of the Debt Financing Sources shall have any liability to the Company or any of its Subsidiaries or any of their respective controlled Affiliates based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (i) this Agreement and any the Ancillary Documents and any of the transactions contemplated hereunder or thereunder (including the Financing); (ii) the negotiation, execution or performance of this Agreement or any of the Ancillary Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the Ancillary Documents); (iii) any breach or violation of this Agreement or any of the Ancillary Documents; and (iv) any failure of any of the transactions contemplated hereunder or thereunder (including the Financing) to be consummated; provided, that nothing in this Section 10.11(b) shall limit the rights of Parent, REIT Merger Sub and Operating Merger Sub under the Debt Commitment Letters.

Section 10.12     Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.12.

Section 10.13     Authorship.  The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

BSREP V Neon Pooling REIT L.P.

By: Brookfield Strategic Real Estate Partners V GP
L.P, its general partner

By: BSREP V GP of GP LLC, its general partner

By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Authorized Signatory

BSREP V Neon Pooling Non-REIT L.P.

By: Brookfield Strategic Real Estate Partners V GP II
L.P, its general partner

By: BSREP V GP of GP LLC, its general partner

By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Authorized Signatory

BSREP V Brookfield Neon Sub L.P.

By: Brookfield Strategic Real Estate Partners V GP II
L.P., its general partner

By: BSREP V GP of GP LLC, its general partner

By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Authorized Signatory

[Signature Page to Merger Agreement]

Neon REIT Merger Sub LLC

By: Brookfield Strategic Real Estate Partners V GP L.P.,
its manager

By: BSREP V GP of GP LLC, its general partner

By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Authorized Signatory

Neon OP Merger Sub LLC

By: Brookfield Strategic Real Estate Partners V GP L.P.,
its manager

By: BSREP V GP of GP LLC, its general partner

By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Authorized Signatory

PEAKSTONE REALTY TRUST

By:	/s/ Michael J. Escalante
Name: Michael J. Escalante
Title: Chief Executive Officer and President

PKST OP, L.P.,
a Delaware limited partnership

By: Peakstone Realty Trust,
a Maryland real estate investment trust,
General Partner

By:	/s/ Michael J. Escalante
Name: Michael J. Escalante
Title: Chief Executive Officer and President

[Signature Page to Merger Agreement]

EXHIBIT A

REIT Opinion

EXHIBIT B

REIT Officers Certificate

Schedule I

[Section 16 Officers]

Exhibit 99.1

Brookfield to Acquire Peakstone Realty Trust
in a $1.2 Billion All-Cash Transaction

Peakstone shareholders to receive $21.00 per share in cash

Purchase price represents a 34% premium to closing price on January 30, 2026, a 46% premium to 30-day VWAP and a 51% premium to 90-day VWAP

NEW YORK and EL SEGUNDO, Calif.— February 2, 2026—Brookfield Asset Management (NYSE: BAM, TSX: BAM) (“Brookfield”) and Peakstone Realty Trust (NYSE: PKST) (“Peakstone” or the “Company”), an industrial real estate investment trust with a strategic focus on the industrial outdoor storage (“IOS”) sector, today announced that they have entered into a definitive agreement in which a Brookfield private real estate fund would acquire all of the outstanding shares of Peakstone for $21.00 per share in cash. The all-cash transaction represents an implied enterprise value of approximately $1.2 billion.

Michael Escalante, Chief Executive Officer of Peakstone, said, “We are pleased to enter into this agreement with Brookfield, which will deliver significant value to Peakstone shareholders. Following an offer from Brookfield, our Board of Trustees evaluated the proposed transaction with the assistance of external advisors and determined that it achieves the best value and other terms reasonably available for shareholders and is in the best interests of the Company. This transaction recognizes the value of our industrial portfolio and the progress we have made expanding our IOS platform.”

“This acquisition is an exciting opportunity to expand Brookfield’s industrial real estate platform with Peakstone’s high-quality and well-diversified portfolio, which will benefit from strong long-term fundamentals for the warehouse and IOS sectors,” said Lowell Baron, CEO of Brookfield’s Real Estate business.

The proposed purchase price represents a premium of 34% to Peakstone’s share price on January 30, 2026, the last full trading day prior to this announcement, as well as a 46% premium to the Company’s 30-day volume weighted average price (VWAP) and a 51% premium to the Company’s 90-day VWAP, for the period ended January 30, 2026.

In December 2025, Peakstone completed the disposition of all of its office properties, thereby concluding its strategic transformation into an industrial-only REIT. The Company’s portfolio comprises 76 industrial properties, consisting of 60 industrial outdoor storage (IOS) properties and 16 traditional industrial properties.

Transaction Details

The transaction has been unanimously approved by the Peakstone Board and is expected to close by the end of the second quarter of 2026, subject to customary closing conditions, including approval by the Company’s shareholders.

The definitive agreement includes a 30-day “go-shop” period expiring at 11:59 p.m. New York City time on March 4, 2026, during which time the Company, with the assistance of its advisors, may actively solicit and consider alternative acquisition proposals and engage in discussions with third parties. Subject to the terms and conditions of the definitive agreement, including notice and negotiation rights in favor of Brookfield, the Company may terminate to enter into a transaction that constitutes a superior proposal, subject to the payment of a termination fee.

There can be no assurance that the solicitation process will result in a superior proposal or that any other transaction will be approved or completed. Peakstone does not intend to disclose developments with respect to this solicitation process unless and until its Board determines such disclosure is appropriate or otherwise required.

As a condition to the transaction, Peakstone has agreed to suspend payment of its regular quarterly dividend, effective immediately, until the earlier of the closing or the termination of the definitive agreement. The outside date pursuant to the definitive agreement is August 2, 2026.

Subject to and upon completion of the transaction, Peakstone’s shares will no longer trade on the New York Stock Exchange, and Peakstone will become a privately-held company.

Peakstone Fourth Quarter and Full Year 2025 Results

Peakstone intends to release its fourth quarter and full year 2025 financial results in late February 2026. In light of the pending transaction, Peakstone will not hold a conference call or webcast to discuss these results.

Advisors

BofA Securities, Inc. is serving as exclusive financial advisor and Latham & Watkins LLP is serving as legal advisor to Peakstone.

Citigroup Global Markets Inc. is serving as Brookfield’s financial advisor and Gibson, Dunn & Crutcher LLP is serving as legal advisor.

About Brookfield Asset Management

Brookfield Asset Management Ltd. is a leading global alternative asset manager, headquartered in New York, with over $1 trillion of assets under management across infrastructure, renewable power and transition, private equity, real estate, and credit. BAM invests client capital for the long-term with a focus on real assets and essential service businesses that form the backbone of the global economy. BAM offers a range of alternative investment products to investors around the world—including public and private pension plans, endowments and foundations, sovereign wealth funds, financial institutions, insurance companies and private wealth investors. BAM draws on Brookfield’s heritage as an owner and operator to invest for value and generate strong returns for its clients, across economic cycles. Brookfield Asset Management is publicly traded in New York and Toronto (NYSE: BAM, TSX: BAM).

About Peakstone Realty Trust

Peakstone Realty Trust (NYSE: PKST) is an industrial real estate investment trust that owns and operates industrial outdoor storage (IOS) and traditional industrial properties, with a strategic focus on the IOS sector.

Additional information is available at www.pkst.com.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file with the Securities and Exchange Commission (“SEC”) a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement, the preliminary proxy statement and any other documents filed by the Company with the SEC (when available) may be obtained free of charge at the SEC’s website at www.sec.gov or by accessing the Investor Relations section of the Company’s website at https://pkst.com or by contacting the Company’s Investor Relations by email at ir@pkst.com.

Participants in the Solicitation

The Company and its trustees and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed transaction. Information about the Company’s trustees and executive officers and their ownership of the Company’s securities is set forth in the Company’s proxy statement on Schedule 14A for its 2025 annual meeting of shareholders, filed with the SEC on April 11, 2025, and subsequent documents filed with the SEC.

Additional information regarding the identity of participants in the solicitation of proxies, and a description of their direct or indirect interests in the proposed transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction when they become available.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication regarding the proposed transaction, including any statements regarding the expected timetable for completing the proposed transaction, benefits of the proposed transaction, future opportunities for the Company, and any other statements regarding the Company’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of, and subject to the safe harbor created by, the U.S. Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “seek,” “would,” “could”, “potential,” “continue,” “ongoing,” “upside,” and “increases,” and similar expressions.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements.  Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.  Some of the factors that may affect outcomes and results include, but are not limited to: (i) risks associated with the Company’s ability to obtain the shareholder approval required to consummate the proposed Mergers and the timing of the closing of the proposed Mergers, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed Mergers would not occur, (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the Merger Agreement, (iii) the risk that shareholder litigation in connection with the proposed Mergers may affect the timing or occurrence of the proposed Mergers or result in significant costs of defense, indemnification and liability, (iv) unanticipated difficulties or expenditures relating to the proposed Mergers, the response of business partners and competitors to the announcement of the proposed Mergers, potential difficulties with the Company’s ability to retain and hire key personnel and maintain relationships with tenants and other third parties as a result of the proposed Mergers, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed Mergers, (v) changes affecting the real estate industry and changes in market and economic conditions, including tariffs, geopolitical tensions and elevated inflation and interest rates that may adversely impact the Company or its tenants, (vi) increased or unanticipated competition in the real estate market, (vii) the uncertainties of real estate development, acquisition and disposition activity, (viii) maintenance of real estate investment trust (“REIT”) status, (ix) fluctuations in interest rates and the costs and availability of financing, (x) the ability to enter into new leases or renew leases on favorable terms, (xi) dependence on tenants’ financial condition, and (xii) those additional risks and factors discussed in reports filed with the SEC by the Company from time to time, including those discussed under the heading “Risk Factors” in its most recently filed report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 20, 2025 (as amended on March 27, 2025), as updated by the Company’s subsequent periodic reports filed with the SEC, including the Company’s report on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025, and September 30, 2025, filed with the SEC on May 8, 2025, August 7, 2025 and November 5, 2025, respectively.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Investors should not place undue reliance upon forward-looking statements.

Contacts

Brookfield Contacts

Brookfield Media:
Rachel Wood
rachel.wood@brookfield.com
980-428-3539

Brookfield Investor Relations:
Jason Fooks
jason.fooks@brookfield.com
212-417-2442

Peakstone Contacts

Media:
Aaron Palash / Kara Grimaldi / Maggie Carangelo
212-355-4449
Joele Frank, Wilkinson Brimmer Katcher

Investor Relations:
ir@pkst.com